Exhibit 2.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE AND CONFIDENTIAL. REDACTED INFORMATION IS INDICATED BY [***].

ASSET PURCHASE AGREEMENT

DATED AS OF OCTOBER 7, 2022

BY AND AMONG

RB BUYER CO, LLC,

RELIEFBAND TECHNOLOGIES, LLC,

SHAREHOLDER REPRESENTATIVE SERVICES LLC,

solely in its capacity as Beneficial Owner Representative

AND

THE BENEFICIAL OWNERS

NAMED HEREIN

i

Exhibits

Exhibit A: List of Beneficial Owners

Exhibit B: Form of Bill of Sale

Exhibit C: Form of Registration Rights Agreement

Exhibit D: Net Working Capital Calculation Example

Exhibit E: Form of Employee Restrictions and Proprietary Information Agreement

Exhibit F: Form of Assignment and Assumption Agreement

Exhibit G: Form of Trademark Assignment Agreement

Exhibit H: Form of Patent Assignment Agreement

Exhibit I: Form of Domain Assignment Agreement

Exhibit J: Form of Escrow Agreement

Exhibit K: Form of Transition Assistance Agreement

Schedules

1.1(b): Assumed Contracts

1.2(e): Excluded Contracts

1.2(k): Excluded Assets

1.10: Purchase Price Allocation

5.3(e): Third Party Consents

5.3(h): Certain Contracts to remain in effect

5.3(i): Certain Contracts to be Terminated

6.3(l): Certain Closing Conditions

8.2(d): Certain Indebtedness

Disclosure Schedule

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of October 7, 2022, by and among RB Buyer Co, LLC, a Delaware limited liability company (“Buyer”), Reliefband Technologies, LLC a Delaware limited liability company (“Seller”), Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative, agent and attorney-in-fact of Seller and the Beneficial Owners (the “Beneficial Owner Representative”), the parties listed on Exhibit A attached hereto (collectively, the “Beneficial Owners” and each individually, a “Beneficial Owner”) and, for the limited purposes of Section 1.5(c), ARTICLE 4, Section 5.4 and Section 5.6, Tivic Health Systems, Inc., a Delaware corporation (“Parent”). The Beneficial Owner Representative, the Beneficial Owners, Seller and Buyer are sometimes collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS

A. The Beneficial Owners own, directly or indirectly, all of the issued and outstanding equity of Seller and will derive substantial benefit from the consummation of the transactions contemplated by this Agreement.

B. Seller is engaged in the business of developing, manufacturing, distributing and selling electronic nerve stimulation devices (the “Business”).

C. Pursuant to this Agreement, Seller desires to sell to Buyer, and Buyer desires to acquire from Seller, the Assets (other than the Excluded Assets) on the terms and conditions set forth herein.

D. Certain equityholders of Seller have executed and delivered to Seller the Written Consent, which constitutes the Seller Equityholder Approval, pursuant to which, among other things, such equityholders have approved this Agreement and the transactions contemplated hereby.

AGREEMENT

In consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

PURCHASE AND SALE

Section 1.1 Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, except as expressly set forth in Section 1.2, Seller agrees to sell, transfer, assign and deliver to Buyer, free and clear of all security interests, claims, liabilities, mortgages, pledges, options, rights of first refusal, assessments, easements, conditional sale or other title retention agreement, defect in title, covenant or other third party rights or third-party restrictions of any kind and any other encumbrances and liens (“Liens”) other than the Permitted Liens, and Buyer agrees to purchase, acquire and assume from Seller, all of Seller’s right, title and interest in and to, all of their assets and property, tangible and intangible, of every kind and description, wherever located (other than the Excluded Assets), including, but not limited to:

(a) All equipment, tools, fixtures, furniture, office equipment, IT Assets, phone systems, computer hardware, supplies, materials and other items of tangible personal property of every kind owned or leased by Seller (wherever located and whether or not carried on Seller’s books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto (the “Tangible Personal Property”);

(b) All rights Seller has or may have under (i) all Contracts listed on Schedule 1.1(b), (ii) all statements of work, work orders or other ancillary agreements with customers and clients related to the Contracts listed on Schedule 1.1(b), not yet delivered or performed, as applicable, as of the Closing Date, (iii) any other Contract used or held for use in or necessary for the conduct of the Business as currently conducted and as currently contemplated to be conducted, and which Buyer agrees in writing, in its sole discretion to assume in connection with this Agreement, but in all cases excluding the Excluded Contracts (the foregoing (i)-(iii), the “Assumed Contracts”); and (iv) and all rights, whether now existing or hereafter arising thereunder and the benefit of all prepaid fees and expenses and deposits paid by Seller pursuant thereto, together with all rights of Seller to assert claims or take rightful actions in respect to breaches, defaults or other violations of any of the Assumed Contracts;

(c) (i) All rights Seller has or may have with respect to revenue, commission, claims for refunds, right to reimbursement, commissions receivable, accounts receivable from, and notes or other evidences of Indebtedness or payment of any Person (as well as any applicable sales Taxes thereon), including any receivables for bonus payments or expense reimbursements due from clients, suppliers, distributors or manufacturers related to goods or services provided, invoiced or billed by the Business on or prior to the Closing Date (the “Receivables”), (ii) the full benefit of all security for such accounts or rights to payment and (iii) any claim, remedy or other right related to any of the foregoing;

(d) All inventory, wherever located, including finished goods, packaging, supplies, raw materials, work in process, recycled materials, demo and evaluation inventory, finished products, inventoriable supplies, and non-capital spare parts owned by Seller and primarily related to or primarily used in the operation or conduct of the Business, and any rights of Seller to the warranties received from suppliers and any related claims, credits, rights of recovery and set-off with respect to such inventory and other inventories of Seller (collectively, “Inventory”);

(e) All deposits, including with respect to any Leased Real Property, personal property or free rental periods, pre-paid rent, and other prepaid assets and prepaid expenses of Seller, excluding any prepaid Taxes;

(f) All rights regarding ownership, design, development, manufacture, marketing and commercial exploitation of any Seller Products and all Owned Intellectual Property, including that Intellectual Property identified on Section 2.11(a)(ii) of the Disclosure Schedule and any and all rights to the names “Reliefband” and any other names used by Seller in the sales and marketing materials or on any Seller Product, however labeled;

(g) All insurance benefits, including rights and proceeds, arising from or relating to the Assets or the Assumed Liabilities prior to the Closing;

(h) All claims of Seller against third parties relating to the Assets or any Assumed Liability, whether choate or inchoate, known or unknown, contingent or non-contingent;

(i) Excluding the Personnel Records, all technical drawings, blueprints, assembly drawings, design master records, design history files, engineering and manufacturing source files, including all engineering testing and risk assessment records, device history files and records, product specifications including engineering drawings, product labeling and inspection documentation, summary technical documents and technical files for prior or existing registrations, documentation and correspondence, verifications and validations, medical device reports, complaint files, quality system documentation including lot records and associated non-conformance records, rework and deviation records, service history files, corrective and preventive actions, internal audit reports, supplier lists, supplier management files, customer lists, supplier lists, and records, referral sources, research and development reports and records, production reports and records, purchase records, accounting records, service and warranty records, equipment logs, operating guides and manuals, creative materials, advertising materials, promotional materials, studies, reports, and correspondence, operator information, vendor information, marketing/buyer group information, sales or leasing representative information and sales or leasing contact management information data and records, data and records related to the clinical trials listed on Section 2.32(m) of the Disclosure Schedule, pricing lists, books, ledgers, correspondence, repair and maintenance records, operation manuals, and other similar documents and records of Seller utilized in the Business or the conduct thereof (collectively, “Records”);

(j) All documents sent to or received from the FDA and any foreign regulatory body relating to the Seller Products, including, without limitation, submissions and amendments, clearances received, acknowledgment letters, audits and warning letters, file submissions to other countries, all correspondence related to any of the foregoing, and other similar documentation (“Regulatory Filings”);

(k) all rights of Seller in and to any Permits of Seller, as applicable, and any pending applications therefore, including those set forth on Section 2.16 of the Disclosure Schedule, to the extent assignable (the “Assigned Permits”);

(l) All funds held for the benefit or on behalf of any client or customer in whatever form;

(m) To the extent assignable without the need to receive the consent of the applicable Business Employees, third parties and suppliers, all rights, claims and benefits of Seller in, to or under, any (i) (A) employee confidentiality agreements entered into by Seller and (B) confidentiality or secrecy agreements entered into by Seller with third parties that relate to the use or disclosure of information concerning the Assets or the Business, and (ii) express or implied warranties from the suppliers of goods or services (including any coverage rights under product liability or other insurance maintained by any of such suppliers for the benefit of Seller);

(n) All of the intangible rights and property of Seller, including all Seller’s corporate names, goodwill, telephone numbers, and e-mail addresses of any employee, customer or supplier (but excluding any personal telephone numbers and e-mail addresses of any employee, customer or supplier that are individuals), and listings, right, title and interest in supplier lists, customer and distributor lists, proprietary and marketing information, marketing techniques and plans and all rights to and applications of any of the foregoing; and

(o) all other assets, properties and rights of Seller of every kind associated with the Business, whether tangible or intangible, and wherever situated, other than the Excluded Assets.

All of the assets, property and rights of Seller to be transferred hereunder are referred to herein as the “Assets.”    For purposes of this Agreement, purchased “Assets” means all the assets, properties and rights exclusively related to or exclusively used in the operation or conduct of the Business by Seller, whether tangible or intangible, real, personal or mixed, including as set forth or described in paragraphs (a) through (o) above, whether or not any of such assets, properties or rights have any value for accounting purposes or are carried or reflected on or specifically referred to in Seller’s books or financial statements (other than Excluded Assets). To the extent any assets or property owned by any Affiliate of Seller (other than Excluded Assets) are necessary to the continued conduct of the Business or have otherwise been assets of the Business historically, they shall be included within the defined term “Assets” if they would have been so included had they been owned by Seller, and Seller shall (and shall cause its Affiliates to) convey such assets and property to Buyer at the Closing free and clear of all Liens (other than Permitted Liens) for no additional consideration. In confirmation of the foregoing sale, assignment and transfer, Seller shall execute and deliver to Buyer, at the Closing, a Bill of Sale in the form of Exhibit B (the “Bill of Sale”) and such other instruments and assignments as may be reasonably requested by Buyer and necessary to convey to Buyer, or evidence in Buyer, good title to the Assets.

Section 1.2 Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement or any Transaction Document, and regardless of whether such Liability is disclosed in this Agreement, in any of the Transaction Documents, on any schedule hereto or thereto or otherwise, except as expressly set forth in Section 1.1, Buyer will not acquire any of the following (the “Excluded Assets”):

(a) All of Seller’s rights under this Agreement and the other Transaction Documents and to the consideration to be delivered to Seller pursuant to this Agreement and the other Transaction Documents;

(b) All minute books of Seller, including the organizational documents of Seller, Seller’s general ledger, accounting records and taxpayer identification numbers;

(c) Cash;

(d) All Employee Benefit Plans and any assets related thereto;

(e) All Contracts, other than the Assumed Contracts, including (i) all Contracts with any Affiliate of Seller, a Beneficial Owner or a Related Party, (ii) any Contract with financial, accounting, transaction, legal or tax advisors of Seller, or (iii) any Contracts set forth on Schedule 1.2(e) (the “Excluded Contracts”);

(f) Any Tax Return, Tax records, estimated Tax payments, deposits and prepayments of Taxes, all losses, loss carry-forwards, loss carry-backs, and rights to receive refunds, rebates, offsets, credits or credit carry-forwards with respect solely to Taxes of Seller or its Affiliates;

(g) Any of Seller’s (or its predecessors’) employee and personnel records, files, papers, data and related information, including any correspondence related thereto, in whatever form (the “Personnel Records”);

(h) All rights, properties and assets which shall have been transferred or disposed of by Seller on or after the date of this Agreement but prior to the Closing in transactions not in breach of this Agreement;

(i) All causes of action, judgments, claims and demands, reimbursements of whatever nature, in favor of Seller which relate to the Excluded Assets and all counterclaims, crossclaims, and defenses in regard to any such claims or causes of action currently or hereafter pending or threatened against Seller which relate to the Excluded Assets; and

(j) Such other assets listed on the attached as Schedule 1.2(j) if any.

Section 1.3 Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer will assume and discharge only the following Liabilities (the “Assumed Liabilities”):

(a) All payment obligations of Seller with respect to current trade accounts payable incurred in the Ordinary Course of Business solely to the extent included in the calculation of Final Net Working Capital pursuant to Section 1.8(c) (“Payables”);

(b) Except as set forth in Section 1.4(d), all obligations arising under the Assumed Contracts after the Closing Date;

(c) All Liabilities under the Assigned Permits, to the extent such Liabilities arise from the operation or conduct of the Assets after the Closing;

(d) Any obligation to deliver product to Seller’s customers incurred by Seller in the Ordinary Course of Business for nondelinquent orders outstanding as of the Closing (other than any Liability arising out of or relating to a breach by Seller of its obligations to such customer that occurred prior to the Closing) to the extent such obligation is included in the calculation of Final Net Working Capital;

(e) Any Liability to Seller’s customers under written warranty agreements given by Seller to its customers in the Ordinary Course of Business prior to the Closing (other than any Liability arising out of or relating to a breach by Seller that occurred prior to the Closing) to the extent included in the calculation of Final Net Working Capital;

(f) Any accrued sales and use taxes of the Seller to the extent included in the calculation of Final Net Working Capital; and

(g) Such other liabilities as specifically identified on Section 1.3(g), if any.

Section 1.4 Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement or any Transaction Document, and regardless of whether such Liability is disclosed in this Agreement, in any of the Transaction Documents, on any Schedule hereto or thereto or otherwise, except as expressly set forth in Section 1.3, Buyer will not assume or in any way be responsible for any Liabilities of Seller, any Beneficial Owner or any of their respective Affiliates, or the Business (the “Excluded Liabilities”), including; any:

(a) Indebtedness;

(b) Seller Transaction Expenses;

(c) Liabilities owed by Seller to each other, the Beneficial Owners or any other Related Parties;

(d) Liabilities of Seller (i) arising out of or resulting from any actual or alleged breach by Seller or its Affiliates of, or nonperformance by Seller or its Affiliates under, any Contract (including any Assumed Contract) prior to the Closing Date, (ii) accruing under or resulting from any Assumed Contract with respect to any period prior to the Closing Date or (iii) accruing under any Excluded Contract;

(e) Accounts payable of Seller, except to the extent assumed pursuant to Section 1.3(a);

(f) Liabilities related to or arising out of the Excluded Assets;

(g) Seller Taxes;

(h) Liabilities or obligations arising under this Agreement or any Transaction Document;

(i) Liabilities of Seller to indemnify, reimburse or advance amounts to any officer, director, partner, manager, employee or agent of Seller;

(j) Liabilities related to distribution of the Purchase Price in accordance with the organizational documents or other agreements of Seller;

(k) Liabilities relating to or arising from any Employee Benefit Plan;

(l) All wages, bonuses, commissions, independent contractor payments, payroll, vacation, sick leave, workers’ compensation, unemployment benefits, disability benefits, pension benefits, employee stock option or profit-sharing plans, stay, change of control, severance, bonus or similar payments due by Seller to any Person and other accelerations or increases in rights or benefits of Seller’s employees (or former employees) under any plan, agreement or arrangement of Seller which obligation, in each case, either (A) arises at or prior to the Closing or (B) is payable or becomes due in whole or in part as a result of the consummation of the transactions contemplated by this Agreement, including all Taxes that are payable by Seller in connection with or as a result of the payment of such Liability;

(m) Liabilities of Seller relating to or arising out of any Proceeding, whether or not such Proceeding (i) is required to be disclosed on Section 2.13 of the Disclosure Schedule or (ii) has been settled or otherwise resolved prior to the date hereof;

(n) except as set forth in Section 1.3(a), any obligations of Seller and the Business with respect to accounts payable; and

(o) any claim with respect to products or services provided by Seller or any predecessor of Seller (including any claim with respect to a product or service warranty or guaranty) except to the extent included in the calculation of Final Net Working Capital.

Section 1.5 Purchase Price.

(a) Subject to adjustment as set forth in this Agreement, Buyer agrees to pay, or cause to be paid, for the Assets, the purchase price in the aggregate amount of $33,500,000, plus (i) if the Final Net Working Capital exceeds the Net Working Capital Target, the amount of such excess, and minus (ii) if the Final Net Working Capital is less than the Net Working Capital Target, the amount of such deficit, minus (iii) the Seller Transaction Expenses, and minus (iv) any Indebtedness of Seller (collectively, the “Purchase Price”). The Purchase Price shall be subject to reduction for indemnification claims pursuant to ARTICLE 8 of this Agreement.

(b) The Estimated Purchase Price, calculated in accordance with Section 1.8(a) below, subject to Section 1.5(c), shall be paid by the Buyer at Closing, which shall be based on the Estimated Closing Statement provided by Seller to Buyer pursuant to Section 1.8(a) below, by (i) delivery of the Estimated Purchase Price, less the Escrow Amount, to the Payments Administrator, with the Payments Administrator receiving such amount, by wire transfer of immediately available funds to an account designated in writing by the Payments Administrator to Buyer not less than three (3) business days prior to the Closing Date.

(c) At Buyer’s and Parent’s election, at Closing, Buyer may reduce the Estimated Purchase Price by an amount not to exceed $1,500,000 (the “Stock Amount”), and, upon such election, at Closing, Parent shall issue to the Seller or to Beneficial Owners directed by the Seller such number of shares of its restricted common stock (the “Parent Common Stock ”) equal to the quotient obtained by dividing (x) the Stock Amount divided by (y) the Average Price, with any fraction of a share of Parent Common Stock being rounded up or down to the next whole share; provided, however, that in no event shall the number of shares of Parent Common Stock issuable pursuant to this Section exceed 19.99% (rounded down to the nearest whole share) of the number of shares of Parent’s common stock issued and outstanding immediately prior to Closing. Such Parent Common Stock shall be deemed restricted securities as defined in Rule 144(a)(3) of the Securities Act and shall be subject to certain resale restrictions, including a six-month holding period from the Closing at which time, provided the Parent meets the requirements of Rule 144(i)(2), the holders thereof may request the Rule 144 restrictions be removed, and Parent agrees to take such action reasonably requested by the holders thereof to authorize the removal of any restricted legends and/or other restrictions on the Parent Common Stock, including, if required, an opinion of the Parent’s outside legal counsel; provided, however, that in the event Parent’s outside legal counsel does not respond and fulfill a request for an opinion from any such holder within a reasonable period of time, such holder may select an alternative counsel reasonably acceptable to Parent to provide such opinion, and, in each case, the reasonable costs of such opinion will be borne by Parent. Any Parent Common Stock granted pursuant to this Section 1.5(c) shall have the rights set forth in the Registration Rights Agreement in substantially the form attached hereto as Exhibit C (the “Registration Rights Agreement”). Seller shall use commercially reasonable efforts to take such actions and cause any Beneficial Owners who will receive Parent Common Stock upon the Closing to provide all documentation, including investor questionnaires, reasonably requested by Parent to allow Parent to issue the Parent Common Stock to such holders in a manner that satisfies the private placement requirements of Section 4(a)(2) and/or Rule 506 of Regulation D under the Securities Act, including, but not limited to, certifications to Parent that (i) such holder is and will be, as of the Closing, an “accredited investor” (as such term is defined in Rule 501 of Regulation D under the Securities Act) and as to the basis on which such holder is an accredited investor; or (ii) such holder is not and will not be, as of the Closing, an “accredited investor”, in which case such holder either alone or with such holder’s purchaser representative has such knowledge and experience in financial and business matters that such holder is capable of evaluating the merits and risks of the Parent Common Stock; and (iii) that the Parent Common Stock is being acquired for such holder’s account for investment only and not with a view towards, or with any intention of, a distribution or resale thereof.

(d) At the Closing, the Buyer shall pay the Estimated Seller Transaction Expenses and Estimated Indebtedness to the Persons to whom such obligations are owed, as designated by the Seller within three (3) business days prior to the Closing Date, in each case as determined pursuant to and in accordance with Section 1.7 and Section 1.8(a) below.

Section 1.6 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) will occur at the offices of Procopio Cory Hargreaves & Savitch, LLP, Five Palo Alto Square, 3000 El Camino Real, Suite 400, Palo Alto, California 94306 at 10:00 a.m. Pacific Time, or, remotely upon the exchange of documents, on the third (3rd) business day following the date as of which the conditions to each Party’s obligations (as set forth in ARTICLE 6 hereof) have been satisfied or waived (if permissible) (other than the conditions with respect to actions the respective Parties will take at the Closing itself, but subject to the satisfaction or waiver (if permissible) of such conditions) or at such other time and on such other date as the Parties mutually agree (the date on which the Closing occurs, the “Closing Date”).

Section 1.7 Seller Transaction Expenses and Intendedness. On or prior to the Closing, Seller will cause all Liens to be released, all Indebtedness of Seller and all the Seller Transaction Expenses to be fully paid (it being understood that all Estimated Seller Transaction Expenses and Estimated Indebtedness of Seller will be paid as set forth in Section 1.5(d)), and any payments related thereto remaining will be funded and paid to the Persons to whom such amounts are payable with a portion of the Purchase Price. In order to facilitate such repayment, no less than five (5) business days prior to the Closing, Seller shall obtain the Payoff Letters. Subject to the satisfaction of the Seller’s conditions, covenants and obligations to be satisfied prior to the Closing, in connection with the Closing, Buyer shall make the payments referenced in such Payoff Letters and included in the determination of the Purchase Price with a portion of the Purchase Price, in cash, on the Closing Date, in order to discharge the amounts covered thereby.

Section 1.8 Adjustment to Purchase Price.

(a) Not later than five (5) business days prior to the Closing, Seller will cause to be prepared and delivered to the Buyer a certificate executed by Seller that sets forth a good faith estimate of (i) Indebtedness of Seller (the “Estimated Indebtedness”), (ii) the Seller Transaction Expenses (the “Estimated Seller Transaction Expenses”), (iii) the estimated Net Working Capital of Seller, which shall be prepared in accordance with the Net Working Capital Calculation Example (the “Estimated Net Working Capital”), each as of the close of business on the Closing Date, and (iv) the Estimated Purchase Price (as defined below) (collectively, the “Estimated Closing Statement”), and which must be reasonably satisfactory to the Buyer. For purposes of this Agreement, the “Estimated Purchase Price” shall be calculated as follows: (A) $33,500,000, plus (B) if the Estimated Net Working Capital exceeds Net Working Capital Target, the amount by which the Estimated Net Working Capital exceeds the Net Working Capital Target, and minus (C) if the Net Working Capital Target exceeds the Estimated Net Working Capital, the amount by which the Net Working Capital Target exceeds the Estimated Net Working Capital, minus (D) the Estimated Seller Transaction Expenses, minus (E) Estimated Indebtedness.

(b) Within ninety (90) days following the Closing, Buyer shall cause to be prepared and delivered to the Beneficial Owner Representative a statement (the “Closing Statement”) setting forth Buyer’s calculations of (i) the Indebtedness of the Seller (the “Final Indebtedness”), (ii) the Seller Transaction Expenses (the “Final Seller Transaction Expenses”), (iii) the Net Working Capital of the Seller (the “Final Net Working Capital”), which shall be prepared in accordance with the example of the Net Working Capital calculation set forth on Exhibit D (the “Net Working Capital Calculation Example”), each as of the close of business on the Closing Date, and (iv) the amount, if any, by which the Purchase Price calculated by replacing Estimated Net Working Capital, Estimated Indebtedness and Estimated Seller Transaction Expenses with, respectively, Final Net Working Capital, Final Indebtedness and Final Seller Transaction Expenses, is less than or greater than the calculation of Estimated Purchase Price at Closing (the “Final Purchase Price”). Seller, Beneficial Owner Representative and the Beneficial Owners shall cooperate fully in the preparation of the Closing Statement and provide the Buyer with such information and documents as may be requested by the Buyer or necessary to the determination of the Final Indebtedness, Final Seller Transaction Expenses, Final Net Working Capital and Final Purchase Price and preparation of the Closing Statement. Upon completion of such statement, Buyer shall deliver the Closing Statement to the Beneficial Owner Representative.

(c) If the Final Purchase Price, as conclusively determined as set forth in Section 1.8(e) (the “Certified Purchase Price”), is less than the Estimated Purchase Price, then Seller shall pay to the Buyer an amount equal to such deficit. If the Certified Purchase Price is greater than the Estimated Purchase Price, then Buyer shall pay to the Payments Administrator (for further distribution to the Beneficial Owners) the amount of such excess. Any payment required to be made by this Section 1.8(c) shall be made as provided in Section 1.8(d).

(d) The amount of any payment required to be made pursuant to Section 1.8(c) shall be paid to the Payments Administrator (for further distribution to the Beneficial Owners) by Buyer or to Buyer by Seller, as applicable, within ten (10) days after the determination of such amount becomes final in accordance with Section 1.8(e). Any amounts payable pursuant to this Section 1.8(d) shall bear interest at the Applicable Rate from the date payment is due pursuant to the immediately preceding sentence until the date payment is made to the applicable party.

(e) Unless the Beneficial Owner Representative notifies Buyer in writing (the “Dispute Notice”) within twenty (20) business days after Buyer’s delivery of the Closing Statement to the Beneficial Owner Representative (the “Dispute Notification Period”), of any objections thereto (specifying in reasonable detail the statement so disputed together with the basis for such dispute) such Closing Statement, including Buyer’s determination of the Final Indebtedness, Final Seller Transaction Expenses, Final Net Working Capital and Final Purchase Price shall be final and binding (it being understood that any Closing Statement not expressly disputed by the Beneficial Owner Representative in a writing and received by Buyer during the Dispute Notification Period shall become final, binding and conclusive upon the expiration of the Dispute Notification Period). If the Beneficial Owner Representative timely and properly notifies Buyer of any such objection, Buyer and the Beneficial Owner Representative shall attempt in good faith to reach an agreement as to the matter in dispute. If such parties shall have failed to resolve any such dispute within thirty (30) business days after receipt of timely notice of such objection, then any such disputed matter shall be submitted to and determined by an independent team of auditors of EisnerAmper LLP (the “Independent Accounting Firm”). The Independent Accounting Firm shall be given reasonable access to all of the records of Seller and Buyer to resolve any dispute regarding the Closing Statement, which determination with respect to any disputed matters in the Closing Statement shall be submitted to Buyer and the Beneficial Owner Representative within twenty (20) business days. The Independent Accounting Firm shall address only those items properly disputed in accordance with this Section 1.8(e), and the Independent Accounting Firm shall make its determination as to any disputed items within the dollar ranges set forth in the Closing Statement delivered by Buyer and the Dispute Notice delivered by the Beneficial Owner Representative, which determination shall be final, binding and conclusive on all parties hereto. The fees and expenses of such Independent Accounting Firm incurred in resolving the disputed matter shall be equitably apportioned by such Independent Accounting Firm based on the extent to which Buyer, on the one hand, or Seller, on the other hand, is determined by the Independent Accounting Firm to be the prevailing party in the resolution of such disputed matters. The Closing Statement, if any, properly disputed hereunder shall, after resolution of such dispute pursuant to this Section 1.8(e), be final, binding and conclusive on all parties hereto. Notwithstanding the foregoing, the determination of Final Seller Transaction Expenses and Final Indebtedness shall not relieve Seller or any of the Beneficial Owners from their obligation to indemnify Buyer for all Seller Transaction Expenses and Indebtedness of Seller in excess of the Final Seller Transaction Expenses and Final Indebtedness determined pursuant to this Section 1.8(e).

Section 1.9 Withholding. Buyer will be entitled to deduct and withhold from any amounts payable pursuant to this Agreement any withholding Taxes or other amounts required under the Code or any applicable Law to be deducted and withheld. To the extent that any such amounts are so deducted or withheld, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 1.10 Purchase Price Allocation. Within thirty (30) days after the date on which the Closing Statement has been finalized in accordance with Section 1.8(e), Buyer shall provide to the Beneficial Owner Representative a statement of the Buyer’s allocation of the “consideration received” (as defined in Section 1060(a) of the Code) in accordance with the provisions of Section 1060 of the Code (and corresponding provisions of state tax law) (the “Proposed Allocation Statement”) and in accordance with the methodology set forth on Schedule 1.10Section 1.10. The Beneficial Owner Representative shall have thirty (30) days to approve or disapprove of the Proposed Allocation Statement. The Proposed Allocation Statement shall become final and binding on the parties hereto thirty (30) days after Buyer provides such statement to the Beneficial Owner Representative, unless the Beneficial Owner Representative, within said thirty (30) period, provides written notice to the Buyer of its objection to the Proposed Allocation Statement that contains explanations for all disputed items and new proposed allocations with respect to such items (the “Allocation Notice”). Buyer and the Beneficial Owner Representative shall attempt to resolve the disputed items set forth in the Allocation Notice through good faith negotiations between them. Any unresolved disputes shall be promptly submitted to the Independent Accounting Firm. The Beneficial Owner Representative and Buyer shall cooperate with each other and the Independent Accounting Firm in connection with the matters contemplated by this Section 1.10, including, without limitation, by furnishing such information and access to books, records (including, without limitation, accountants’ work papers), personnel and properties as may be reasonably requested. The fees and expenses of the Independent Accounting Firm incurred in resolving the disputed matter shall be equitably apportioned by such Independent Accounting Firm based on the extent to which Buyer, on the one hand, or the Seller, on the other hand, is determined by the Independent Accounting Firm to be the prevailing party in the resolution of such disputed matters. Once the Proposed Allocation Statement is final and resolved either (a) by the Beneficial Owner Representative not objecting to the Proposed Allocation Statement within the prescribed time period, (b) through the negotiations of Buyer and the Beneficial Owner Representative or (c) by reason of the Independent Accounting Firm’s determination, the Proposed Allocation Statement shall become the “Final Allocation Statement” and be binding and conclusive upon the parties hereto and each party shall report, act and file federal and state Tax Returns (including, but not limited to IRS Form 8594 and applicable state forms) in all respects and for all federal and state income tax purposes consistent with the Final Allocation Statement, and neither Buyer nor the Seller shall take any position for federal income tax purposes (whether in audits, Tax Returns or otherwise) which is inconsistent with the Final Allocation Statement unless required to do so by applicable Tax Law.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES WITH RESPECT

TO SELLER AND THE BENEFICIAL OWNERS

Seller and each Beneficial Owner hereby, jointly and severally, represent and warrant to Buyer, that the statements contained in this ARTICLE 2 are true and correct, except as expressly set forth herein, or in the disclosure schedule delivered by Seller and the Beneficial Owners to Buyer on or before the date of this Agreement (the “Disclosure Schedule”), all provisions of which are incorporated herein by specific reference to the applicable section. The Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Agreement, and the disclosure in any section or paragraph shall qualify the corresponding section or paragraph in this Agreement.

Section 2.1 Organization; Standing and Power; Authorization.

(a) Seller is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware, and has all requisite power and authority to own, lease and operate its assets, properties and business and to carry on the Business as now being conducted. Seller is duly qualified or otherwise authorized as a foreign entity to transact business in each jurisdiction listed on Section 2.1(a) of the Disclosure Schedule, which are all of the jurisdictions in which the nature of the Business, the Assets or the Assumed Liabilities requires it to so qualify. Complete and correct copies of the certificate of formation, limited liability company agreement or similar organizational documents of Seller and all amendments thereto to date have been delivered to Buyer.

(b) Subject to receiving the Seller Equityholder Approval as provided herein, Seller has all requisite power and authority to execute and deliver this Agreement and each of the Transaction Documents to be executed and delivered hereunder, to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof. The execution, delivery and performance by Seller of this Agreement and each of the Transaction Documents to which Seller is a party have been duly and properly authorized by all requisite limited liability company action in accordance with applicable Law and with the organizational documents of Seller, as applicable.

(c) Each Beneficial Owner that is an individual is mentally competent with the individual authority to enter into this Agreement and the Transaction Documents to which it is a party. The execution, delivery and performance by each Beneficial Owner of this Agreement and each of the Transaction Documents to which a Beneficial Owner is a party do not require the consent, ratification or other approval of any other party.

(d) Subject to receiving the Seller Equityholder Approval as provided herein, this Agreement and each of the Transaction Documents to which Seller or a Beneficial Owner is a party have been duly executed and delivered by Seller and each Beneficial Owner, as applicable, and constitute the legal, valid and binding obligation of Seller and each Beneficial Owner and are enforceable against Seller and each Beneficial Owner, in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in Law or equity). The Seller Equityholder Approval is the only approval needed by Seller under applicable Law or Seller’s organizational documents.

Section 2.2 Capitalization; No Subsidiaries. Section 2.2 of the Disclosure Schedule sets forth the total number of issued and outstanding equity securities of Seller and the holders thereof. All of the outstanding equity securities of Seller have been validly issued and are fully paid and non-assessable and have been issued in compliance with applicable Law. No equity interests of Seller are subject to, nor have been issued in violation of, preemptive or similar rights. Except as set forth on Section 2.2 of the Disclosure Schedule, Seller does not have any outstanding equity securities or other securities directly or indirectly convertible into or exchangeable or exercisable for shares of its equity securities, agreements, options, warrants or rights to subscribe for or to purchase, or that require it to issue, transfer or sell, its equity securities or any securities directly or indirectly convertible into or exchangeable or exercisable for its equity securities, and there are no agreements containing profit participation or phantom equity features with respect to Seller. Seller is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its equity securities or any warrants, options or other rights to acquire its equity securities. Except as set forth on Section 2.2 of the Disclosure Schedule, there are no voting agreements, voting trusts or other agreements, commitments or understandings with respect to the voting or transfer of equity securities or other securities of Seller. Seller has no Subsidiaries. Seller does not, directly or indirectly, own any equity, debt, participation, membership, partnership or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity, membership, partnership or similar interest in, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated, nor does it have any commitment or agreement (whether written or oral) regarding any of the foregoing.

Section 2.3 Consents and Approvals. Except as set forth on Section 2.3 of the Disclosure Schedule, no consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority or other Person is required to be made or obtained in connection with the authorization, execution, delivery and performance by Seller or any Beneficial Owner of this Agreement or any Transaction Document to which such Person is a party, or the consummation of the transactions contemplated hereby and thereby.

Section 2.4 No Violation. Except as set forth on Section 2.4 of the Disclosure Schedule, the execution, delivery and performance of this Agreement and the Transaction Documents to which Seller or a Beneficial Owner is a party and the consummation of the transactions contemplated hereby and thereby does not and shall not (a) conflict with or result in any breach of any of the provisions of, (b) constitute a default under, (c) result in a violation of or (d) give any third party the right to terminate or to accelerate any obligation under, the provisions of Seller’s or any Beneficial Owner’s certificate or articles of incorporation, formation or organization, bylaws, operating agreement or similar organizational documents or any indenture, mortgage, lease, loan agreement, trust agreement, contract, understanding, commitment or other agreement or instrument to which Seller or any Beneficial Owner is bound or affected, or any Law to which Seller or any Beneficial Owner is subject. Except as set forth on Section 2.4 of the Disclosure Schedule, the execution, delivery and performance of this Agreement and the Transaction Documents to which Seller or Beneficial Owner is a party and the consummation of the transactions contemplated hereby and thereby does not and shall not result in the creation of any Lien upon any of the Assets. Without limiting the generality of the foregoing, except for Buyer pursuant hereto, there are no agreements, options, commitments or rights with, of or to any Person to purchase or otherwise acquire any of the Assets or equity of Seller or any interests therein.

Section 2.5 Brokers or Finders. Except as set forth on Section 2.5 of the Disclosure Schedule, neither Seller nor any Beneficial Owner nor their respective Affiliates has retained any broker or finder, or made any statement or representation to any Person that would entitle such Person to, or agreed to pay, any broker’s, finder’s or similar fees or commissions in connection with the transactions contemplated by this Agreement.

Section 2.6 Financial Statements and Financial Data.

(a) Attached as Section 2.6(a) of the Disclosure Schedule are copies of the following financial statements of Seller (collectively, the “Financial Statements”):

(i) the unaudited balance sheet of Seller as of August 31, 2022 (the “Balance Sheet”) and the related unaudited statement of profit and loss and statement of cash flow for the three months then ended;

(ii) the unaudited balance sheet of Seller as of December 31, 2019, and the related unaudited statement of profit and loss and statement of cash flow for the year then ended;

(iii) the audited balance sheet of Seller as of December 31, 2020, and the related audited statement of profit and loss and statement of cash flow for the year then ended; and

(iv) the audited balance sheet of Seller as of December 31, 2021, and the related audited statement of profit and loss and statement of cash flow for the year then ended.

(b) Each of the Financial Statements have been prepared in accordance with GAAP (except that the unaudited Financial Statements do not contain footnotes and are subject to normal recurring year-end audit adjustments) and are accurate and complete in all material respects. Each of the Financial Statements is true and correct in all material respects and fairly presents in all material respects the financial position, assets and liabilities and profit and/or loss of the Business as of the dates thereof and for the periods covered thereby. The Financial Statements relate solely to the condition and results of Seller. There have been no instances of fraud by Seller or, to the Knowledge of Seller, its officers, whether or not material, that occurred during any period covered by the Financial Statements.

(c) Each of the Receivables (i) arose from bona fide transactions in the Ordinary Course of Business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, (iii) are not subject to any set off, counterclaim or other defense, and (iv) do not represent obligations which are conditional on any performance, occurrence or event, or the absence of any performance, occurrence or event.

(d) The Assumed Liabilities have arisen in bona fide arm’s-length transactions in the Ordinary Course of Business, and Seller has been paying its accounts payable, including, any Excluded Liabilities, as and when due. There are no unpaid invoices or bills representing amounts alleged to be owed by Seller, or other alleged obligations of Seller, which Seller has disputed or determined to dispute or refused to pay.

(e) Section 2.6(e) of the Disclosure Schedule sets forth all Indebtedness of Seller.

Section 2.7 Absence of Undisclosed Liabilities. Seller does not has any Liabilities, except (a) as and to the extent reflected and accrued for or reserved against in the Balance Sheet; (b) Liabilities which have arisen after the date of the Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement or violation of Law); (c) executory obligations under a Contract (other than Liabilities relating to any breach, or any fact or circumstance that, with notice, lapse of time or both, would result in a breach, thereof by Seller); and (d) Liabilities specifically delineated on Section 2.7 of the Disclosure Schedule.

Section 2.8 Absence of Changes or Events. Except as set forth on Section 2.8 of the Disclosure Schedule, since December 31, 2021, Seller has (a) conducted its business in the ordinary course consistent with past practices and (b) not taken any action that would be prohibited by Section 5.1 if such action was taken after the date hereof, and (c) there has not been any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or could reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, since December 31, 2021:

(a) other than in the Ordinary Course of Business, Seller has not sold, assigned, licensed, leased, transferred, conveyed, or committed itself to sell, assign, license, lease, transfer, or convey any of the Assets; and Seller has not sold, assigned, licensed, leased, transferred, conveyed or committed itself to sell, assign, license, lease, transfer or convey any other asset or property, whether real, personal, or mixed, that would otherwise be included in the Assets if they were held by Seller as of the Closing Date;

(b) Seller has not merged with, entered into any consolidation with, or acquired an equity interest in any Person or acquired a substantial portion of the assets or business of any Person or any division, line or business thereof;

(c) Seller has not made any material changes in its customary methods of operations, including without limitation, practices and policies relating to marketing, selling, and pricing;

(d) Seller has not entered into any Contract with any employee (or with any relative, beneficiary, spouse, or Affiliate of such employee);

(e) Seller has not allowed any permit that would constitute an Assigned Permit if in place on the Closing Date to lapse or terminate;

(f) Seller has not failed to maintain any Asset in good repair and operating condition, ordinary wear and tear excepted;

(g) there has been no destruction of, material damage to, or loss of any of the Assets, and no event, circumstance, or condition has occurred that has materially impaired or reduced the value of any Asset, and Seller has not written down or written up the value of any Asset or revalued any Asset, nor has it failed to write down, write up, or revalue any Asset under circumstances where it would have been required to do so under GAAP;

(h) there has been no acceleration, termination, modification, cancellation, or amendment of any Assumed Contract;

(i) Seller has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) relating to any Asset;

(j) Seller has not repurchased or redeemed, or otherwise paid any dividend or made any distribution with respect to, any of its outstanding equity interests or any other outstanding securities;

(k) Seller has not failed to pay any creditor any amount owed to such creditor when due, delayed or postponed the payment of accounts payable or other Liabilities or requested that any vendor or service provider hold or delay any invoices or billing statements;

(l) Seller has not made any increase or decrease, or announced any increase or decrease, in the wages, salaries, compensation, bonuses, incentives, severance, pension or any other benefits payable by Seller to any employee, including, without limitation, any increase or change pursuant to any Employee Benefit Plan; and

(m) there has been no agreement, whether in writing or otherwise, by Seller to take any of the actions specified in this Section 2.8.

Section 2.9 Assets.

(a) Seller owns good and marketable title to all of the Assets, which shall be free and clear of any and all Liens (other than Permitted Liens) at Closing. The Assets are sufficient to enable Buyer to conduct the Business immediately after the Closing in the same manner as currently conducted by Seller and as currently contemplated to be conducted by Seller. The Assets, combined with the Excluded Assets, constitute all of the assets of the Business.

(b) All material items of tangible personal property owned or leased by Seller, as applicable, are in good operating condition and repair, ordinary wear and tear excepted, and are suitable for the purposes for which they are presently being used. With respect to leased assets, Seller, as applicable, is in compliance, in all material respects, with the terms of the applicable lease, and enjoys peaceful and undisturbed possession under such lease, in accordance with its terms. Except as set forth on Section 2.9(b) of the Disclosure Schedule, all of the personal or movable property included in the Assets is located at the Leased Real Property.

Section 2.10 Inventory. Except as set forth on Section 2.10 of the Disclosure Schedule, the Inventory consists of a quality and quantity usable and salable in the Ordinary Course of Business. All such Inventory is owned by Seller free and clear of all Liens (other than Permitted Liens), and no inventory is held on a consignment basis. The quantities of Inventory, taken as a whole, are not excessive, but are reasonable in the present circumstances of Seller and will include sufficient amount required to satisfy any orders from customers of Seller that are pending as of the Closing.

Section 2.11 Business Intellectual Property.

(a) Section 2.11(a)(i) of the Disclosure Schedule contains a true and complete list (specifying the owner and jurisdiction thereof and the patent, registration or application number and issuance, registration or filing date if applicable) of (i) all Owned Intellectual Property that is Registered (the “Registered Intellectual Property”), (ii) all material unregistered trademarks or copyrights owned by any Seller or Beneficial Owner and (iii) all Owned Software. Except as otherwise set forth on Section 2.11(a)(ii) of the Disclosure Schedule, no Person other than Seller has any right, title or interest in, to or under any Owned Intellectual Property.

(b) Seller exclusively own all right, title and interest to and in the Business Intellectual Property, free and clear of any Liens other than Permitted Liens. Without limiting the generality of the foregoing:

(i) all documents and instruments necessary to perfect the rights of the Seller in the Business Intellectual Property that is Registered Intellectual Property have been validly executed, delivered and filed in a timely manner with the applicable Governmental Authority;

(ii) each Business Employee (current or former) who is or was involved in the authorship, invention, creation, conception or development of any Intellectual Property for or on behalf of Seller has entered into a valid and enforceable written agreement (A) sufficient to irrevocably assign all such Intellectual Property and such Intellectual Property Rights to the Seller, and (B) containing confidentiality provisions protecting the Business Intellectual Property;

(iii) all Intellectual Property created by any Person for or on behalf of or in contemplation of the Seller (A) prior to the inception of the Seller or (B) prior to their commencement of employment with the Seller have been irrevocably assigned to the Seller;

(iv) no Business Employee or former employer of any Business Employee has any claim, right or interest (including the right to obtain any claim, right or interest) to or in any Business Intellectual Property;

(v) Seller is not utilizing (A) any Intellectual Property authored, invented, created, conceived or developed by any Business Employees or Persons the Seller currently intends to hire, or (B) to the Knowledge of the Seller, any confidential information of any other Persons to which such Business Employees were exposed prior to their employment by the Seller;

(vi) to the Knowledge of the Seller, no Business Employee is in breach of any Contract with any former or concurrent employer or other Person concerning Intellectual Property Rights, confidentiality or noncompetition;

(vii) no funding, facilities, resources or personnel of any Governmental Authority or any research or educational institution were used to develop or create any Business Intellectual Property;

(viii) the Seller has taken all commercially reasonable steps to maintain the confidentiality of all material proprietary information held by the Seller, or purported to be held by the Seller, as a trade secret, including any confidential information or trade secrets provided to the Seller or by any Person under an obligation of confidentiality, and no such proprietary information has been authorized to be disclosed or has actually been disclosed to any Person other than pursuant to a written confidentiality Contract restricting the disclosure and use of such proprietary information;

(ix) Seller has not made, directly or indirectly, any commitments, promises, submissions, suggestions, statements or declarations (including any membership commitments or other commitments, promises, submissions, suggestions, statements or declarations that could require or obligate the Seller to grant or offer to any other Person any license or right to any Business Intellectual Property or otherwise impair or limit the Seller’s control of any Business

Intellectual Property) to any standards-setting bodies, industry groups or other similar organizations (“Standards Organizations”) with respect to Business Intellectual Property, and no patent or copyright included in the Business Intellectual Property (A) is subject to any commitment that would require the grant of any license or other right to any Person or otherwise limit the Seller’s control of any Business Intellectual Property or (B) has been identified by the Seller or, to the Knowledge of the Seller, any other Person as essential to any Standards Organization or any standard promulgated by any Standards Organization;

(x) Seller owns or otherwise has the right to use, and after the Closing Buyer will own or have the right to use, all Business Intellectual Property;

(xi) all Business Intellectual Property will be fully transferable and alienable by the Seller at the Closing without restriction and without payment of any kind to any Person;

(xii) no Business Intellectual Property is subject to any Proceeding that restricts in any manner the use, offer for sale, sale, license, practice and other exploitation thereof or that would reasonably be expected to have an adverse effect on the use, validity or enforceability thereof in the business or operations of the Seller; and

(xiii) Seller has the exclusive right to bring a Proceeding against a third party for infringement or misappropriation of the Business Intellectual Property.

(c) No trademark (whether registered or unregistered), trade name, domain name or otherwise protected designation (e.g., worktitle) included in the Business Intellectual Property (whether registered or unregistered), is a trade name or domain name owned, used or applied for by any other Person. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) included in the Business Intellectual Property has been impaired. Each item of Business Intellectual Property that is Registered Intellectual Property is subsisting and, except with respect to applications for Registered Intellectual Property, is valid and enforceable, and at all times has been in material compliance with all Laws, and all filings, payments and other actions required to be made or taken to maintain such item of Business Intellectual Property in full force and effect have been made by the applicable deadline. To the Knowledge of the Seller, there is no basis for a claim that any Business Intellectual Property is invalid or, except for pending applications, unenforceable. No issuance or registration obtained and no application filed by the Seller in connection with the Business Intellectual Property has been cancelled, abandoned, allowed to lapse or not renewed, except where the Seller has in its reasonable business judgment decided to cancel, abandon, allow to lapse or not renew such issuance, registration, or application.

(d) Neither the execution, delivery or performance of this Agreement or any Transaction Documents or any of the transactions contemplated hereby or thereby will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare: (i) a loss of, or Lien on, any Business Intellectual Property; (ii) the release, disclosure or delivery of any Business Intellectual Property by or to any escrow agent or other Person; (iii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Business Intellectual Property; or (iv) payment of any royalties or other license fees with respect to Intellectual Property Rights of any other Person in excess of those payable by the Seller in the absence of this Agreement.

(e) No Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Business Intellectual Property. Seller has not brought any Proceedings alleging (i) infringement, misappropriation or other violation of any Business Intellectual Property or (ii) breach of any license, sublicense or other agreement authorizing another party to use any Business Intellectual Property, and, to the Knowledge of the Seller, there do not exist any facts which could currently form the basis of any such Proceedings. Seller has not entered into any agreement granting any Person the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, the Business Intellectual Property. Section 2.11(e) of the Disclosure Schedule accurately identifies each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Seller or any of its representatives regarding any actual, alleged or suspected infringement or misappropriation of any Business Intellectual Property by a Person.

(f) The Seller has valid written licenses for all Licensed Intellectual Property and such licenses are of sufficient scope to permit the Seller to conduct its business as currently conducted without infringing or violating the rights of any other Person. Neither the Seller nor, to the Knowledge of the Seller, any other Person, is in breach of any Licensed Intellectual Property pursuant to an Assumed Contract.

(g) The Business Intellectual Property constitutes all of the Intellectual Property necessary to operate the business of the Seller as currently conducted.

(h) Seller is not infringing, misappropriating or otherwise violating, and Seller has not infringed, misappropriated or otherwise violated, any Intellectual Property of any other Person, and the conduct of the Business of Seller, when conducted by Buyer after the Closing in substantially the same manner as heretofore conducted by Seller, will not infringe, misappropriate or otherwise violate any Intellectual Property right of any other Person, violate any right of any Person (including any right to privacy or publicity), or constitute unfair competition or trade practices under any Law.

(i) None of the Owned Software: (i) contains any bug, defect, vulnerability or error that adversely affects the use, functionality, security or performance of such Owned Software or any product or system containing or used in conjunction with such Owned Software; or (ii) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality, security or performance of such Owned Software or any product or system containing or used in conjunction with such Owned Software. The Seller has provided Buyer with a true, correct and complete list of all known material bugs, defects and errors in each version and component of the Owned Software. Without limiting the foregoing, there are no warranty, indemnification requests or other claims asserted against the Seller related to any Owned Software which remain unresolved as of the date hereof.

(j) None of the Owned Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the Software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent (collectively, “Harmful Code”).

(k) The Business IT Assets and Business Software are sufficient for the conduct of the Business, including as to capacity and ability to process current peak volumes in a timely manner, and operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with operation of the Business. All Business IT Assets are owned and operated by and are under the control of Seller and are not wholly or partly dependent on any facilities which are not under the ownership, operation or control of Seller. Neither the Business IT Assets nor Business Software have materially malfunctioned or failed within the past three years and do not contain any viruses, worms, trojan horses, bugs, faults or other devices, errors, contaminants or effects that (i) significantly disrupt or adversely affect the functionality of any Business IT Assets or other Software or systems, except as disclosed in their documentation, or (ii) enable or assist any Person to access without authorization any Business IT Assets.

(l) The Seller has taken all reasonable steps and implemented reasonable procedures to ensure that the Business IT Assets are free from any Harmful Code. The Seller has appropriate disaster recovery and security plans, procedures and facilities for the businesses of the Seller, and has taken all reasonable administrative, technical and physical measures consistent with (or exceeding) industry standards to safeguard the Owned Software and Business IT Assets from unauthorized access, disclosure or use by any Person. Without limiting the generality of the foregoing, the Seller has implemented comprehensive security plans that (i) identify internal and external risks to the security of the Seller’s confidential information and any Private Data held or used by the Seller and (ii) implement, monitor and improve adequate and effective safeguards to control those risks. Such comprehensive security plans described above have been designed using and comply with all applicable security standards, including any standards referenced in any Seller Product marketing materials. To the Knowledge of the Seller, there have been no unauthorized intrusions or breaches of the security of the Seller IT Assets or Owned Software.

(m) None of the Owned Software performs the following functions, without the knowledge and consent of the owner or authorized user of a computer system or device: (i) sends information of a user to any other Person without the user’s consent or collects Tracking Data stored on the computer system or device; (ii) interferes with the owner’s or an authorized user’s control of the computer system or device; (iii) changes or interferes with settings, preferences or commands already installed or stored on the computer system or device without the knowledge of the owner or an authorized user of the computer system or device; (iv) changes or interferes with data that is stored, accessed or accessible on any computer system or device in a manner that obstructs, interrupts or interferes with lawful access to or use of that data by the owner or an authorized user of the computer system or device; (v) causes the computer system or device to communicate with another computer system or device; (vi) installs a computer program that may be activated by a Person other than the owner or an authorized user of the computer system or device; (vii) records a user’s actions without the user’s knowledge; or (viii) employs a user’s Internet connection without the user’s knowledge to gather or transmit information regarding the user or the user’s behavior.

(n) Seller has not used, modified, or distributed any Public Software in a manner that: (A) could or does require (or could or does condition the use or distribution of such Software on) the disclosure, licensing or distribution of any source code for any Business Intellectual Property other than such Public Software; (B) could or does require the licensing or disclosure of any Business Intellectual Property, or any portion of any Seller Product other than such Public Software, for the purpose of making derivative works; (C) could or does otherwise impose any limitation, restriction or condition on the right or ability of the Seller to use or distribute any material Business Intellectual Property; (D) creates obligations for the Seller with respect to Business Intellectual Property or grants to any Person any rights or immunities under Business Intellectual Property; or (E) imposes any other limitation, restriction or condition on the right of the Seller to use or distribute any Seller Products.

(o) The Seller has complied with all of the terms and conditions of each applicable license for Public Software, including all requirements pertaining to attribution and copyright notices. The Seller regulates the use, modification, and distribution of Public Software in connection with the businesses of the Seller, in compliance with the applicable licenses for such Public Software. There has been no deviation from or violation of the Seller’s policies with respect to Public Software.

(p) No source code for any Business Intellectual Property has been delivered, licensed or made available to any escrow agent or other Person who is not, as of the date of this Agreement, a Business Employee, including under any license for Public Software. Seller has no duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Owned Software to any escrow agent or any other Person who is not, as of the date of this Agreement, a Business Employee. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code for any Owned Software to any other Person who is not, as of the date of this Agreement, a Business Employee.

(q) To the extent required by Privacy Laws, recipients of any communications initiated by Seller have consented to receive such communications, and, with respect to such communications, the Seller and all Persons performing for the Seller and each have at all times complied, in all material respects, with the federal Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, the Privacy and Electronic Communications Directive 2002/58/EC (ePrivacy) (as amended), and all other Laws relating to marketing, promotion, email harvesting, and the transmission of unsolicited communications.

(r) No breach or violation of any information security or privacy policy of the Seller has occurred in the past six (6) years, or is, to the Knowledge of Seller, pending or threatened, and there has been no loss, damage or unauthorized or illegal use, disclosure, modification, possession, interception, or other processing of or access to, or other misuse of, any of material Private Data.

(s) To the Knowledge of the Seller, no statement on any Seller Products, or any website or privacy policy of Seller, has been misleading, deceptive or in violation of any Privacy Laws. In the past six (6) years, the Seller has complied at all times with all: of its privacy policies in all material respects, all Privacy Laws and all filings, registrations and certifications made with respect to such Privacy Laws. The execution, delivery and performance of this Agreement and any

Transaction Documents and the consummation of the transactions contemplated hereby and thereby will comply with all Privacy Laws. Seller has not exceeded its rights to data provided or accessed under any Contract. Seller does not use and has not used (whether or not in anonymous form or for the purpose of improving any Seller Product) any data directly or indirectly provided by, or obtained from, any counter party to any Contract, except in compliance with the applicable Contract and Privacy Laws. Seller does not sell any Private Data. The systems of the Seller are adequate and sufficient to meet the requirements of all applicable Laws with respect to the protection of the privacy and confidentiality of all Private Data and Private Data present, stored, used or processed in connection with such systems. Seller has at all times taken all steps reasonably necessary to ensure that all Private Data is protected against loss, destruction or damage and against unauthorized access, use, modification, disclosure or other misuse and there has been no loss, destruction or damage of or unauthorized access to or other misuse of Private Data. In the past six (6) years, there is not and has not been any complaint to, or any audit, proceeding, or to the Knowledge of the Seller, any (i) investigation (formal or informal) or (ii) Proceeding of or against the Seller, or any of its customers (in the case of customers, to the extent relating to any Seller Product or website of Seller or the practices of the Seller or any Person performing for the Seller) by any private party, the Federal Trade Commission, any state attorney general or any other Governmental Authority, in each case, with respect to the collection, storage, hosting, use, disclosure, transmission, transfer, disposal, possession, interception, other processing or security of any Private Data by the Seller. To the Knowledge of the Seller, there are no facts or circumstances that could constitute a reasonable basis for such a Proceeding. There has been no order or government or third-party settlement affecting the collection, storage, hosting, use, disclosure, transmission, transfer, disposal, possession, interception, other processing or security of any Private Data by or for the Seller.

(t) The Seller has delivered to Buyer a true, correct and complete copy of its standard form of Seller Private Data Processing Contract currently used by the Seller.

(u) The conduct and operation of the Seller’s businesses, complies with the GDPR. Where the Seller uses a data processor or other sub-data processor to process Private Data, there is in existence a written Contract between the Seller and each such data processor that complies with the requirements of all Privacy Laws. To the Knowledge of the Seller, such data processors or any sub-data processors have not breached any such Contracts pertaining to Private Data processed by such Persons on behalf of Seller. Seller has not transferred or authorized the transfer of Private Data outside of the originating country, except where such transfers have complied with the requirements of Privacy Laws. The Seller is not currently involved in or the subject of any Proceedings related to any Privacy Laws. Seller has not made any agreement with any Governmental Authority regarding data protection, privacy or the collection, use, disclosure, sale or licensing of Tracking Data or Behavioral Data, or Privacy Laws. The Seller is not aware of nor currently party to any consent order, consent decree, settlement or other similar agreement regarding data protection, privacy or the collection, use, disclosure, sale or licensing of Tracking Data or Behavioral Data, or Privacy Legal Requirements. The Seller does not currently and have not in the past six (6) years, collected, stored or used any credit card information, credit scores, financial account information, social security numbers, health or medical information, any information regarding anyone under the age of thirteen (13) years, or any data designated as “sensitive” under any Privacy Laws. No circumstance has arisen in which Privacy Laws would require the Seller to notify a Governmental Authority or any other Person of a data security breach, security incident or violation of any data security or privacy policy. The Seller complies with the California Consumer Privacy Act of 2018, Title 1.81.5 (commencing with Section 1798.100) to Part 4 of Division 3 of the Civil Code, including any amendments and regulations.

Section 2.12 Contracts.

(a) Except as set forth on Section 2.12(a) of the Disclosure Schedule, Seller is not a party to, nor is any of its properties or assets bound by, any oral or written:

(i) Contract with any labor union or any bonus, pension, profit sharing, retirement or any other form of deferred compensation plan or any stock purchase, stock option or similar plan or practice, whether formal or informal, or any severance agreement or arrangement;

(ii) management agreement, Contract for the employment of any officer, partner, individual employee or other person on a full-time, part-time or consulting basis or providing for the payment of any cash or other compensation or benefits upon the sale of the Business or prohibiting competition or the disclosure of trade secrets or confidential information;

(iii) agreement not to solicit any customer of any Person or solicit or hire any employee, consultant or independent contractor of any Person;

(iv) agreements with respect to the lending or investing of funds;

(v) guaranty of any obligation for borrowed money or otherwise, other than endorsements made for collection;

(vi) stockholders’ or other agreements governing the voting or transfer of Seller’s equity interests or the approval of or restrictions on material transactions;

(vii) relating to the merger, consolidation, reorganization or any similar transaction involving or with respect to Seller;

(viii) under which Seller is subject to any obligation or requirement to make any investment (in the form of a loan or capital contribution) in any Person;

(ix) relating to any joint venture, strategic alliance, or partnership agreements or other agreements involving the sharing of profits;

(x) relating to the acquisition (by merger, purchase of stock, or assets, or otherwise) of substantially all the assets or any capital stock of any business enterprise pursuant to which Seller has any unmet obligations;

(xi) guaranties, suretyships or other contingent agreements, or contracts relating to, or evidences of, or providing security for, Liabilities (whether incurred, assumed, guaranteed or secured by any asset of Seller) of any Person;

(xii) lease or agreement under which Seller is lessee of or holds or operates any property, real or personal, owned by any other party for which the annual rental exceeds $35,000;

(xiii) lease or agreement under which Seller is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by Seller;

(xiv) Contract relating to the Assets or the Business concerning Intellectual Property or IT Assets, including any (i) licenses of Intellectual Property by Seller to any third party, (ii) licenses of Intellectual Property by any third party to Seller (collectively, “Business IP Agreements”) other than Business IP Agreements for Commercial Software;

(xv) Contract relating to any change of control, severance or similar agreements or arrangements with any Business Employee;

(xvi) A distributor, operator or customer Contract having an annual compensation or payment exceeding $35,000;

(xvii) Contract with a material vendor listed on Section 2.24 of the Disclosure Schedule;

(xviii) material client agreements, including any agreement described or required to be disclosed under Section 2.25 of the Disclosure Schedule;

(xix) Contract that restricts or prohibits Seller from freely engaging in any business activity, including any restriction or prohibition with respect to a geographic area, particular product or product category or a client or customer (or pursuant to which a benefit or right is required to be given or would be lost as a result of engaging in such business activity);

(xx) Contract that requires Seller or, following the Closing would require Buyer, to screen the Business Employees or the Transferred Employees from a criminal, drug/alcohol, behavioral, motor vehicle history or credit perspective or other employment screening;

(xxi) Contract that contains any capped pricing, “most favored nation” pricing or similar pricing terms or provisions regarding minimum volumes, volume discount, rebates or refunds or other similar items (to the extent such similar items affect the reported cash flows or revenue recognition under GAAP);

(xxii) warranty agreement with respect to products sold or services provided or indemnity agreement with any supplier to the Business under which Seller is obligated to indemnify such supplier against product liability claims;

(xxiii) relating to any clinical trial concerning the Seller Products.

(b) Except as set forth on Section 2.12(a) of the Disclosure Schedule, Seller is not in default, and to Seller’s Knowledge no event has occurred which with the giving of notice or the passage of time or both would constitute a default by Seller of, or which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination of or by another party under, or in any manner release any party thereto from any obligation under, any Contract and, to the Knowledge of Seller, no other party has terminated or indicated that it will terminate any Contract for any reason, no other party is in default, and no event has occurred which with the giving of notice or the passage of time or both would constitute a default by any other party, or which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination of or by Seller under, or in any manner release any party thereto from any obligation under, any Contract. Each of the Contracts is in full force and effect, is valid and enforceable in accordance with its terms in all material respects, and is not subject to any claims, charges, set-offs or defenses. Since January 1, 2020, the Seller has not experienced any material default under a Material Contract to which the Seller is a party arising out of, resulting from or related to COVID-I9 or COVID-19 Measures.

(c) Buyer has heretofore been supplied with a true and correct copy of all written Contracts (and a true and correct written description of all oral material Contracts), which are referred to on Section 2.12(a) of the Disclosure Schedule, together with all amendments, exhibits, attachments, waivers or other changes thereto.

Section 2.13 Litigation(a) . Except as set forth on Section 2.13 of the Disclosure Schedule, there is no investigation, arbitration, mediation, audit action, cause of action, claim, litigation, suit, investigation by a Governmental Authority, or other similar proceeding of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, in tort or otherwise (collectively, “Proceedings”) pending or, to the Knowledge of Seller, threatened against Seller or any Beneficial Owner (to the extent connected to the Beneficial Owner’s relationship with Seller) or any of the current or former officers, directors or employees of Seller in their capacity as such, before any Governmental Authority or any mediator or arbitrator, nor, to the Knowledge of Seller, is there any reasonable basis for any such Proceeding. Except as set forth on Section 2.13 of the Disclosure Schedule, there is no Proceeding pending or threatened by Seller or any Beneficial Owner (to the extent connected to the Beneficial Owner’s relationship with Seller) before any Governmental Authority or any mediator or arbitrator. Section 2.13 of the Disclosure Schedule sets forth a complete and correct list and description of all Proceedings made, filed or otherwise initiated in connection with Seller or any Beneficial Owner (to the extent connected to the Beneficial Owner’s relationship with Seller) whether by or against Seller, any Beneficial Owner or any current or former officer, director or employee of Seller and resolved in the past five years. Section 2.13 of the Disclosure Schedule sets forth any judgment, order or decree of any Governmental Authority to which Seller or any Beneficial Owner (to the extent connected to the Beneficial Owner’s relationship with Seller) is subject. Except as set forth on Section 2.13 of the Disclosure Schedule, there are not presently pending, nor, to the Knowledge of Seller, threatened, any material Proceedings alleging any hazard or defect in design, manufacture, assembly, installation, materials or workmanship with respect to any Seller Product, including, without limitation, failure to warn or breach of any express or implied warranty or representation.

Section 2.14 Compliance with Applicable Laws. Seller is and has been in compliance in all material respects with all Laws in connection with the conduct, ownership, use, occupancy or operation of the Business, the Assets, the Excluded Assets, the Assumed Liabilities and the Excluded Liabilities. Seller has not received any written notices of suspected, potential or actual violation with respect to any Laws, and to the Knowledge of Seller, Seller is not, and has not been, under investigation with respect to, and has not been threatened to be charged with, a violation of any Law. No event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice, lapse of time) constitute or result in a material violation by Seller of, or a failure on the part of Seller to comply in any material respect with, any Legal Requirement.

Section 2.15 Government Contracts. Seller does not (i) contract or subcontract, directly or indirectly, with any Governmental Authority, including through any subcontractor or consultant, or (ii) contract at any tier of subcontracting where the prime contractor provides goods or services to any Governmental Authority. Seller is not required to comply with, and has not otherwise been advised by any client, customer, advisor, Governmental Authority or any other third party that it is required to comply with, requirements imposed upon contractors with Governmental Authorities.

Section 2.16 Licenses and Permits. Seller has held, and at the Closing will hold, all material Permits necessary for the conduct, ownership, use, occupancy or operation of the Business or the Assets, all of which are identified on Section 2.16 of the Disclosure Schedule, complete and correct copies of which have previously been furnished to Buyer. Seller has fulfilled and performed its obligations under each of such Permits and (i) no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default or violation under any such Permit or which permits or, after notice or lapse of time or both, would permit revocation or termination of any such Permit, or which might adversely affect in any material respect the rights of Seller under any such Permit; (ii) no notice of cancellation, of default, of violation or of any material dispute concerning any Permit, or of any event, condition or state of facts described in the preceding clause, has been received by, or is known to, Seller; and (iii) each of the Transferred Permits is valid, subsisting and in full force and effect, and may, subject to applicable Law, be assigned and transferred to Buyer in accordance with this Agreement, and will continue in full force and effect thereafter, in each case without (A) the occurrence of any breach, default or forfeiture of rights thereunder, or (B) the consent, approval or act of, or the making of any filing with, any Governmental Authority.

Section 2.17 Health, Safety and Environment. Seller is and has been in compliance in with all Environmental and Safety Requirements. Seller has not been subject to, nor received any notice of, any private, administrative, or judicial action related to the presence or alleged presence of Hazardous Materials in, under, or upon or migrating to or from any real property currently or formerly owned, leased, or used by (i) Seller or any of their predecessors, or (ii) any Person that has, at any time, transported, treated, stored or disposed of Hazardous Material on behalf of Seller or any of its predecessors. There are no pending or, to the Knowledge of Seller, threatened Proceedings (or notices of potential Proceedings) against Seller, the Business, the Assets or the Excluded Assets from any Governmental Authority or any other Person regarding any matter relating to Environmental and Safety Requirements. There (A) are no present events, conditions, circumstances, activities, practices, incidents, or actions, and (B) with respect to any period of time during which Seller owned or occupied any real property used in the conduct of the Business, have been no past events, conditions, circumstances, activities, practices, incidents, or actions, and (C) to the Knowledge of Seller, with respect to any period of time during which Seller did not own or occupy any real property used in the conduct of the Business, have been no past events, conditions, circumstances, activities, practices, incidents, or actions, that might be expected to interfere with or prevent continued compliance with any Environmental and Safety Requirements, give rise to any legal obligation or any Liability, or otherwise form the basis of any Proceeding against or involving Seller or any real property presently or previously owned or used by Seller or any of its predecessors, or any off-site disposal or treatment site used by or on behalf of Seller or any of its predecessors under any Environmental and Safety Requirements or related common law theories.

Section 2.18 Taxes.

(a) Since its inception, Seller has timely filed (or has had timely filed on its behalf) with the appropriate Governmental Authorities all Tax Returns required to be filed by it (taking into account for this purpose any extensions) by or with respect the Seller, the Assets, or the Business, and such Tax Returns are true, correct and complete in all material respects. Seller has provided Buyer with true, complete and correct copies of each of its Tax Returns relating to any taxable period commencing after December 31, 2016.

(b) There are no Liens with respect to Taxes related to the Business or the Assets, nor to the Knowledge of the Seller is any taxing authority in the process of imposing any Liens for Taxes on the Business or on any of the Assets (in each case, except for Taxes not yet due and payable and which were incurred in the Ordinary Course of Business).

(c) Seller has timely withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, stockholder, member, or other third party, and all Tax Returns (including, without limitation, Forms W-2 and 1099) required with respect thereto have been properly completed and timely filed. Seller has properly classified its workers as independent contractors or employees for applicable Tax purposes.

(d) Seller does not have any liability for Taxes of another Person as a transferee or successor, by contract, or otherwise. Seller has not participated in any “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code or Treasury Regulations Section 1.6011-4(b).

(e) Seller has not requested or received a ruling from any Governmental Authority or signed any binding agreement with any Governmental Authority that might impact the amount of Tax due from Buyer or any of its Affiliates after the Closing Date.

(f) Seller has timely and properly collected all resale certificates required to avoid the imposition of any liability for the collection of any sales Taxes. Seller has at all times since its formation been properly and validly treated and classified for U.S. federal and any applicable state and local tax purposes as a “partnership” (within the meaning of Sections 761(a) and 7701(a)(2) of the Code).

(g) No claim has been made by any Governmental Authority in a jurisdiction where Seller does not file a Tax Return that such Seller is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(h) Since its inception, Seller has not granted, and there are not currently in effect, any waivers of applicable statutes of limitations with respect to any Taxes owed by Seller for any year.

(i) Since its inception, Seller has not received any written notice that it is a party to any Proceeding by any Governmental Authority in respect of any Tax, nor does Seller have Knowledge of any pending or threatened Proceeding by any Governmental Authority in respect of any Tax. There are no outstanding asserted deficiencies or assessments of Taxes from any Governmental Authority with respect to the Seller that have been received in writing by the Seller.

(j) All deficiencies asserted or assessments made against Seller as a result of any examinations by any taxing authority have been fully paid.

(k) There are no Tax liens on any of the Assets other than liens for Taxes not yet past due or payable.

(l) Seller is not a party to or bound by any Tax allocation, sharing, indemnity or similar agreement or has any liability for the Taxes of any Person as a transferee or successor, by contract or otherwise.

(m) Since its inception, Seller has not been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of a combined, consolidated or unitary group for state, local or foreign Tax purposes. Seller has no liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 or any corresponding provision of state, local or foreign income Tax Law.

(n) Since its inception, Seller has not entered into or participated in any “reportable transaction” for purposes of Treasury Regulations Section 1.6011-4(b) or Section 6111 of the Code or any analogous provisions of state or local Law. Seller has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement of income tax within the meaning of Section 6662 of the Code.

(o) Neither Seller nor any Beneficial Owner is a “foreign person” as defined in Section 1445(f)(3) of the Code.

(p) Section 2.18(p) of the Disclosure Schedules contains a list of all jurisdictions (whether domestic or foreign) in which Seller currently filed Tax Returns with respect to the Business.

(q) Seller has never used the cash receipts and disbursement method of accounting for federal income tax purposes.

(r) Seller has not received any prepaid amount that has been deferred pursuant to Section 451(c) of the Code or the Treasury Regulations promulgated thereunder.

Section 2.19 Insurance Policiesi. . A description of all insurance policies of Seller that are currently in effect, including the termination dates thereof, is set forth on Section 2.19 of the Disclosure Schedule. Except as set forth on Section 2.19 of the Disclosure Schedule, (a) during the past three years, Seller has not been refused any insurance by, nor has coverage been limited by, any insurance carrier with which Seller has carried insurance or any other insurance carrier to which Seller has applied for insurance; (b) during the past three years, no claim has been made by Seller or any other Person under any insurance policies of Seller; and (c) no further premiums or payments will be due under Seller’s insurance policies after Closing with respect to periods prior to Closing. Seller is not in default with respect to its obligations under any of its insurance policies which are currently in effect. All such insurance policies are in full force and effect and insure Seller in reasonably sufficient amounts against normal risks usually insured against by Persons operating similar businesses or properties of similar size in the localities where such businesses or properties are located.

Section 2.20 Employee Benefit Plans.

(a) Section 2.20 of the Disclosure Schedule sets forth a complete list of (i) each “employee benefit plan” (as defined in Section 3(3) of ERISA), and (ii) each other pension plan, deferred compensation plan, medical plan, life insurance plan, long-term disability plan, dental plan, “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), severance plan, excess benefit plan, personnel policy (including vacation time, holiday pay, bonus programs, moving expense reimbursement programs and sick leave), excess benefit plan, bonus or incentive plan (including equity options or incentives, restricted equity, equity bonus, phantom equity, equity appreciation and deferred bonus plans), profit sharing plan, severance agreement, salary reduction agreement, change-of-control agreement, employment agreement, consulting agreement or (iii) any other benefit, plan, Contract, program, fund arrangement or trust, whether or not written or pursuant to a collective bargaining agreement, providing for or funding the welfare of any of the current or former employees, individual independent contractors, consultants, directors or beneficiaries of Seller and with respect to which Seller has maintained, sponsored, adopted, made contributions to or obligated itself to make contributions to or to pay any benefits or grant rights under, or has any other Liability (each an “Employee Benefit Plan,” and collectively, the “Employee Benefit Plans”). No Employee Benefit Plan that provides severance benefits is subject to ERISA.

(b) Neither Seller nor any ERISA Affiliate has at any time participated in or made contributions to or has had any other Liability or potential Liability with respect to a plan which is or was (i) a “multiemployer plan” within the meaning of ERISA Section 3(37) or 4001(a)(3), (ii) a “multiple employer plan” within the meaning of Code Section 413(c), (iii) a “multiple employer welfare arrangement” within the meaning of ERISA Section 3(40), or (iv) subject to Section 302 or Title IV of ERISA or Code Section 412. No Employee Benefit Plan provides post-retirement medical or life or other welfare benefits to any current or future retired or terminated employee (or any dependent thereof) of Seller other than as required pursuant to COBRA. No post-retirement benefits are provided to any Person other than pursuant to an Employee Benefit Plan.

(c) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and nothing has occurred since the date of such determination that would cause such determination letter to become unreliable.

(d) Each of the Employee Benefit Plans and all related trusts, insurance contracts and funds have been established, maintained, operated, funded and administered in compliance in all material respects with their terms, and in compliance with the applicable provisions of ERISA, the Code, and any other applicable Law. With respect to each Employee Benefit Plan, all required payments, premiums, contributions, distributions or reimbursements have been timely made or properly accrued.

(e) With respect to each Employee Benefit Plan, Seller has provided Buyer with true, complete and correct copies of (to the extent applicable): (i) all documents pursuant to which the Employee Benefit Plan is maintained, operated, funded and administered (including the plan and trust documents, any amendments thereto, the summary plan descriptions, any summaries of material modifications and any insurance contracts or service provider agreements and any amendments thereto); (ii) the three most recent annual reports (IRS Form 5500 series) filed with the Internal Revenue Service (with applicable attachments, including whether attached or not, any external 401k audit findings for the last 3 years prior to the Closing Date); and (iii) the most recent determination letter, if any, received from the Internal Revenue Service.

(f) Except as set forth on Section 2.20(f) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, alone or in connection with any other event (including the termination of employment or service with Seller in connection with the transactions contemplated hereby), (i) result in any payment (including severance, deferred compensation, Tax gross-up, retention or other golden parachute) becoming due under any Employee Benefit Plan, (ii) increase any benefits (including severance, deferred compensation or equity award) otherwise payable under any Employee Benefit Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any payments or benefits under any Employee Benefit Plan or (iv) result in the forgiveness in whole or in part of, or accelerate the repayment date of, any outstanding loans that exist under or as part of any Employee Benefit Plan. No amount that has been or could be received as a result of the transaction contemplated by this Agreement is reasonably likely to be characterized as an “excess parachute payment” within the meaning of Section 280G of the Code. No such payments have been or will be made other than pursuant to an Employee Benefit Plan.

(g) Seller has, for purposes of each relevant Employee Benefit Plan, correctly classified those individuals performing services for Seller as common law employees, leased employees, independent contractors or agents of Seller.

(h) Each Employee Benefit Plan that is a “non-qualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case that is subject to Section 409A of the Code has been administered, operated and documented, in such a manner so that the additional tax described in Section 409A(a)(1)(B) of the Code will not be assessed against any individual participating in any such non-qualified deferred compensation plan with respect to benefits due or accruing thereunder.

Section 2.21 Employees; Labor Relations.

(a) Set forth on Section 2.21(a) of the Disclosure Schedule is a list (“Employee List”) of all of Seller’s officers and employees and all of Seller’s independent contractors who have been paid $5,000 or more by Seller within the 12-month period ended December 31, 2021, setting forth in each case the name, title, employment or service commencement date, any period of separation from Seller, current rate of compensation of each such Person, total compensation (including bonuses) for such Person for the year ended December 31, 2021, whether such employee is hourly or salaried or other applicable compensation rate, whether such employee is exempt or non-exempt, the number of such employee’s accrued sick days and vacation days, whether such employee is absent from active employment and, if so, the date such employee became inactive, the reason for such inactive status and, if applicable, the anticipated date of return to active employment.

(b) Except as set forth on Section 2.21(b) of the Disclosure Schedule, (i) no current employee of Seller has given notice of his or her intent to terminate such employment, (ii) no notice of termination has been given to any employee by Seller, (iii) Seller has not implemented, maintained or terminated any affirmative action plan, (iv) no current or former employee of Seller has failed to complete an I-9 Form or provide required documentation to establish his or her ability to legally work in the United States, and (v) no current employee is performing under a reasonable accommodation or made a request for a reasonable accommodation, including a reasonable accommodation request pertaining to disability, religion, pregnancy or other protected category.

(c) Seller has not had any employees or other service providers incur any “employment loss” (as such term is defined in the WARN Act) within the 12 months preceding the date of this Agreement. Seller is not a party to or obligated with respect to any collective bargaining agreements or contracts with any labor union or other representative of employees or any employee benefits provided for by any such agreement.

(d) Seller is not a party to any collective bargaining agreement or any other labor-related agreement with any labor union, labor organization or works council. As of the date of this Agreement, (i) no such agreement is presently being negotiated, (ii) no labor union, labor organization or works council has made a pending demand for recognition or certification, (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Seller, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority, (iv) to the Knowledge of Seller, there are no labor union organizing activities with respect to any employees of Seller and (v) there are no threatened, labor strikes, slowdowns, work stoppages, lockouts, or any similar activity, affecting Seller. Seller has not experienced any labor dispute, strike, slowdown, lockout or work stoppage or other material labor difficulty involving its employees during the past three years.

(e) Except as set forth on Section 2.21(e) of the Disclosure Schedule, all employees of Seller are employed on an at-will basis.

(f) Section 2.21(f) of the Disclosure Schedule lists all employee manuals and handbooks, policy statements and agreements relating to the employment or other relationship of individuals providing services as an employee or independent contractor to Seller as of the date of this Agreement and Seller has delivered to Buyer accurate and complete copies of the same.

(g) Seller is in compliance in all material respects with all Laws respecting employment and employment practices, harassment, discrimination, retaliation, terms and conditions of employment, immigration, workers’ compensation, long term disability, occupational safety, plant closings, compensation and benefits, wages and hours, proper classification of employees and independent contractors, COVID-19 and any COVID-19 Measures, and the payment of social security and other Taxes (“Employment Practices”).

(h) Except as otherwise set forth on Section 2.21(h) of the Disclosure Schedule, there are no claims, disputes, grievances, or controversies pending or, to the Knowledge of Seller, threatened involving any employee or independent contractor of Seller (“Worker”). Except as otherwise set forth on Section 2.21(h) of the Disclosure Schedule, there are no charges, investigations, administrative proceedings or formal complaints relating to any Employment Practices pending or, to the Knowledge of Seller threatened, before the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the U.S. Occupational Health and Safety Administration, the Workers Compensation Appeals Board, or any other Governmental Authority against Seller pertaining to any Worker, nor, to the Knowledge of the Seller, are there any facts or circumstances which may give rise to such a claim being made.

(i) To the Knowledge of Seller, no Worker is in violation in any material respect of any term of any employment agreement, non-disclosure, confidentiality agreement, or consulting agreement with Seller or non-competition agreement, non-solicitation agreement or any restrictive covenant with a former employer relating to the right of any such employee to be employed by or provide services to Seller because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others.

Section 2.22 Transactions with Related Parties. Section 2.22 of the Disclosure Schedule sets forth the parties to and the date, nature and amount of each Related Party Transaction since January 1, 2021. From and after the Closing Date, Buyer shall have no obligation to engage in any Related Party Transaction and shall not be bound by any contract, agreement, arrangement or commitment with respect to any Related Party Transaction. Except as set forth on Section 2.22 of the Disclosure Schedule, the Beneficial Owners and any manager or officer of the Seller do not have any direct or indirect ownership interest in any Assets or the Excluded Assets. None of the Beneficial Owners is subject to any contract, agreement, commitment or understanding that restricts such Beneficial Owner from competing with or engaging in any business activity anywhere in the world or soliciting for employment, hiring or employing any Person, including any restriction or prohibition with respect to a geographic area, a particular product or product category or a client or customer.

Section 2.23 Real Property. Except as set forth on Section 2.23 of the Disclosure Schedule, Seller does not own or have an option to purchase, and Seller does not have an obligation to purchase, any real property. Section 2.23 of the Disclosure Schedule lists all real property occupied by Seller (together with the improvements thereon, the “Leased Real Property”) and each Contract with respect to Seller’s lease thereof (each, a “Real Property Lease”) and the amount of the current monthly rent (including base rent, CAM charges and any additional rent) under each Real Property Lease. Seller does not have any past due obligation under any Real Property Lease. To the Knowledge of Seller, each Leased Real Property and Real Property Lease is in compliance with all Laws, including the ADA. The Leased Real Property is in condition adequate and suitable for the conduct of the Business as currently conducted. To the Knowledge of Seller, there are no defects or inadequacies that could adversely affect the insurability of any Leased Real Property. To the Knowledge of Seller, no fact or condition exists that could result in the termination or impairment of presently available access to any portion of any Leased Real Property from adjoining public or private streets or ways or in the discontinuation of presently available and otherwise necessary sewer, water, electric, gas, telephone or other utilities or services. To the Knowledge of Seller, there are no special, general or other assessments pending against Seller or affecting any Leased Real Property that would be payable by the lessee thereof. Seller has not entered into any brokerage arrangement with respect to any Leased Real Property. Seller is not a lessor, sublessor or grantor under any lease, sublease, consent, license or other instrument granting to another Person any right to the possession, use, occupancy or enjoyment of the Leased Real Property. Any Leased Real Property that is leased to Seller by a Beneficial Owner or other Affiliate of Seller, as lessor, sublessor, grantor or otherwise has been leased to Seller in an arms’ length transaction, requires the payment of no more than fair market value rent (including additional rent and any other amounts payable by Seller under the applicable Real Property Lease) and the Real Property Lease covering such Leased Real Property will expire by its terms no later than two years following the Closing Date, subject to any options to extend exercisable by Seller.

Section 2.24 Vendors. Section 2.24 of the Disclosure Schedule is a complete and correct list of the material vendors to Seller. No such vendor has canceled or otherwise terminated or materially and adversely modified its relationship with Seller. Seller has not received any notice, and Seller has no Knowledge, that any such vendor (a) intends to cancel or otherwise terminate or materially and adversely modify its relationship with Seller, or (b) is threatened with bankruptcy or insolvency.

Section 2.25 Customers. Section 2.25(a) of the Disclosure Schedule sets forth a complete and correct list of (a) the 30 largest customers of Seller for the period beginning January 1, 2022, and ending June 30, 2022, based upon revenues earned from such client during such period, (b) the 30 largest customers of Seller for the calendar year ending December 31, 2021, based upon revenues earned from such client during such period, and (c) the 30 largest customers of Seller for the year ended December 31, 2020, based upon revenues earned from such client during such period. Except as disclosed on Section 2.25(b) of the Disclosure Schedule, no such customer has canceled or otherwise terminated or modified its relationship (including any change in commissions, rates or payment terms) with Seller and Seller has not received any notice, and Seller has no Knowledge, that any such customer (i) intends to cancel or otherwise terminate or modify its relationship (including any change in commissions, rates or payment terms) with Seller, or (ii) is threatened with bankruptcy or insolvency.

Section 2.26 Products.

(a) A true and correct list of all Seller Products is set forth on Section 2.26 of the Disclosure Schedule.

(b) The Seller Products are, and at all relevant times have been, fit for the ordinary purposes for which they are intended to be used and conform in all material respects to any promises or affirmations of fact made in all regulatory filings pertaining thereto.

(c) (i) Seller has not agreed to be responsible for consequential damages or made any express warranties to third parties with respect to any Seller Products, or any services rendered by Seller related to the Business; (ii) there are no warranties (express or implied) outstanding with respect to any such products or services; (iii) such products are not subject to any guaranty, indemnity or right of return; and (iv) there are no design, manufacturing or other defects, latent or otherwise, with respect to any such products to the Knowledge of Seller.

(d) There are no other arrangements between the Seller and any of its retailer and distributor customers and end-users that permit such retailer and distributor customers and end-users to return any unsold Seller Products to the Seller. All rights of return granted to retailer and distributor customers and end-users of the Seller have, in all material respects, been granted in the Ordinary Course of Business.

(e) Section 2.26(e) of the Disclosure Schedule includes copies of the standard terms and conditions of sale for the Seller Products (containing applicable guaranty, warranty and indemnity provisions and support obligations). The Seller complies with each applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Seller Product or any product or system containing or used in conjunction with such Seller Product. Seller has provided Buyer a complete and accurate listing of all product warranty claims related to the Seller Products and all other material complaints received by Seller with respect to the Seller Products, including a listing of the resolution of such product warranty claims and such other complaints.

(f) Section 2.26(f) of the Disclosure Schedule includes a true and correct list of the revenues of Seller for the twelve month periods ending on December 31, 2020 and December 31, 2021 and the six month period ending on June 30, 2022, in each case, separately listed for each sales channel of Seller.

Section 2.27 Trade Names; Business Locations. Section 2.27 of the Disclosure Schedule sets forth all fictitious or trade names that Seller has been known as or used and all offices or places of business Seller has used, in each case, since January 1, 2019.

Section 2.28 Workers’ Compensation. Section 2.28 of the Disclosure Schedule sets forth all expenses, obligations, duties and liabilities relating to any claims by employees and former employees (including dependents and spouses) of Seller or any ERISA Affiliate currently pending, and the extent of any specific accrual on or reserve therefore set forth on the Financial Statements, for (a) costs, expenses and other Liabilities under any workers compensation Laws, requirements or programs and (b) any other medical costs and expenses. Except as set forth on Section 2.28 of the Disclosure Schedule, to the Knowledge of Seller, no claims, injuries, fact, event or condition exists which could give rise to a claim by employees or former employees (including dependents and spouses) of Seller or any ERISA Affiliate under any workers compensation Laws, requirements or programs or for any other applicable medical and non-medical costs and expenses.

Section 2.29 Import and Export Laws. Seller has in the past six (6) years conducted its export and re-export transactions in accordance in all material respects with (x) all applicable U.S. export and re-export control Laws, including the Export Administration Regulations maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by the Treasury Department’s Office of Foreign Assets Control, and the International Traffic in Arms Regulations maintained by the Department of State, and (y) all other applicable import/export controls in other countries in which Seller conducts business. Without limiting the foregoing, (i) the Seller has in the past three (3) years obtained all material Permits required for (A) any export, import and re-export of products, services, software and technologies and (B) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Permits”); (ii) the Seller is in compliance with the terms of all applicable Export Permits; (iii) there are no pending or, to the Seller’s Knowledge, threatened claims against the Seller with respect to such Export Approvals or export or re-export transactions; (iv) no Export Permits for the transfer of export licenses to Buyer are required, or if required, such Export Approvals can be obtained expeditiously without material cost; and (v) Section 2.29 of the Disclosure Schedule sets forth the true, correct and complete export control classifications applicable to the Seller’s products, services, software and technologies.

Section 2.30 Anticorruption Laws. Neither Seller, nor, any director, officer, employee, distributor, reseller or consultant, agent or, to the Knowledge of Seller, other third party acting on behalf of Seller, has in the past three (3) years provided, attempted to provide, or authorized the provision of anything of value (including but not limited to payments, meals, entertainment, travel expenses or accommodations, or gifts), directly or indirectly, to any person, including a “foreign official”, as defined by the Foreign Corrupt Practices Act (“FCPA”), which includes employees or officials working for state-owned or controlled entities, a foreign political party or candidate, any individual employed by or working on behalf of a public international organization, or any other person, for the purpose of (i) obtaining or retaining business; (ii) influencing any act or decision of a foreign government official in their official capacity; (iii) inducing a foreign government official to do or omit to do any act in violation of their lawful duties; (iv) directing business to another; or (v) securing any advantage in violation of the FCPA or any applicable local, domestic, or international anticorruption laws. Neither Seller nor any director, officer, employee or agent of Seller has in the past three (3) years used any corporate funds to maintain any off-the-books funds or engage in any off-the-books transactions nor has any of the before-stated parties falsified any documents of Seller. Seller has not in the past three (3) years made any unlawful provisions to any person (including foreign government officials) that would constitute an improper rebate, commercial bribe, influence payment, extortion, kickback, or other improper payment in violation of the FCPA or any other applicable anticorruption law. Seller has not in the past three (3) years conducted any internal or government-initiated investigation, or made a voluntary, directed, or involuntary disclosure to any governmental body or similar agency with respect to any alleged act or omission arising under or relating to any noncompliance with any anticorruption law, including the FCPA. Seller has delivered true and complete copies of any anticorruption law certifications issued to Seller.

Section 2.31 CFIUS. Seller does not engage in (a) the design, fabrication, development, testing, production or manufacture of one (1) or more “critical technologies” within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”); (b) the ownership, operation, maintenance, supply, manufacture, or servicing of “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800); or (c) the maintenance or collection, directly or indirectly, of “sensitive personal data” of U.S. citizens within the meaning of the DPA. Seller has no current intention of engaging in such activities in the future.

Section 2.32 Certain Regulatory Matters.

(a) Seller has, since June 30, 2015 (“Applicable Date”), complied, and is complying, in all material respects with, and has commercially reasonable internal controls to ensure compliance with, all applicable Laws with respect to all Seller Products including but not limited to all Healthcare Laws.

(b) Since the Applicable Date, Seller has not received any notification or communication from any Governmental Authority, including, without limitation, the U.S. Food and Drug Administration, the Department of Justice, the Centers for Medicare and Medicaid Services and the Office of Inspector General for HHS, of noncompliance by, or liability of Seller under, any Healthcare Laws.

(c) There are no enforcement actions (including any administrative proceeding, prosecution, injunction, seizure, civil penalty, or debarment action) pending or threatened in writing by or on behalf of the FDA or any other Governmental Authority that has jurisdiction over the operations of Seller, and there are no facts, circumstances or conditions that could reasonably form the basis of any such action. Since the Applicable Date, Seller has not received notice of, or been subject to, any material adverse inspectional finding, data integrity review, safety alert, mandatory or voluntary recall, investigation, penalty, fine, reprimand, sanction, injunction, assessment, request for corrective or remedial action, warning letter, regulatory letter, untitled letter, FDA Form 483 or other compliance or enforcement notice, communication or correspondence from FDA or any other Governmental Authority (including any notified body) related to its business or any Seller Product other than those communications received in the normal course. Seller has not entered into any consent decree or order pursuant to any Medical Device Law, and Seller is not a party to any judgment, decree or judicial or administrative order pursuant to any Medical Device Law.

(d) Seller has complete and up-to-date, and has delivered to Buyer, copies of all Regulatory Filings, related to the Seller Products, including but not limited to all investigational device exemptions, IRB Approvals, premarket approvals, 510(k) premarket notifications, de novo classifications and CE marks, any requests, notifications, applications, supplements or amendments for any of the preceding, and any and all correspondence to or from a regulatory body or Governmental Authority related to any of the preceding. Seller has delivered to Buyer reasonably detailed reports of all material findings provided to Seller by any third party auditor that conducted any reviews or audits related to the Seller Products. Seller is the sole owner and holder of the Regulatory Filings for Seller Products. Seller has never sold, transferred, licensed, or assigned any rights or interests in any of the of the Regulatory Filings for Seller Products.

(e) Neither Seller nor any officer, director, managing employee (as those terms are defined in 42 C.F.R. § 1001.1001) of Seller nor any agent (as such term is defined in 42 C.F.R. § 1001.1001(a)(2)) of Seller, is a party to, or bound by, any order, individual integrity agreement, corporate integrity agreement or other formal or informal agreement with any Governmental Authority concerning compliance with Healthcare Laws.

(f) Seller is and, since the Applicable Date, has been in material compliance with, and each Seller Product has been designed, manufactured, prepared, assembled, packaged, labeled, stored, installed, serviced, promoted, sold, and processed in material compliance with, applicable Medical Device Laws, including Quality System Regulation requirements.

(g) Seller has all Regulatory Filings, including material licenses, approvals, registrations, clearances, certifications, listings or other Permits (including investigational device exemptions for any products requiring such an exemption) that are required under the Medical Device Laws and Healthcare Laws for the operation of the business of Seller, and such permits (i) are valid and in full force and effect, (ii) have not been reversed, stayed, set aside, annulled, or suspended, and are not subject to any investigation by a Governmental Authority to revoke, stay, set aside, annul or suspend any such permits and (iii) are not subject to any adverse conditions or requirements that are not generally imposed on the holders thereof.

(h) None of the Seller Products is currently or, since the Applicable Date, has been subject to a recall, removal, market withdrawal or any other corrective action that would require a report to FDA under 21 C.F.R. Part 806 approval (collectively, a “Recall”), or similar Governmental Authority, nor is any Recall of any Seller Product currently under consideration by Seller, nor, to the Knowledge of Seller, threatened, directed or requested by a Governmental Authority. No manufacturer or supplier of a Seller Product has notified Seller that it is considering a Recall with respect to a Seller Product. Since the Applicable Date, Seller has not been materially restrained in its ability to manufacture, process, distribute, supply, import, market or sell any of the Seller Products. There are no facts or circumstances reasonably likely to cause any: (i) seizure, withdrawal, Recall, import detention, field removal or correction, safety alert or suspension of manufacturing or distribution relating to any Seller Product; or (ii) change in the labeling of any Seller Product.

(i) Seller has made all material notifications, submissions, responses and reports required by Medical Device Laws, including any such obligation arising under any FDA inspection, FDA warning letter or comparable action by other Governmental Authorities, and all such notifications, submissions, responses and reports were true, complete and correct in all material respects as of the date of submission to the FDA or any comparable Governmental Authority. Neither Seller nor any of its employees have (i) made an untrue statement of material fact or fraudulent statement to FDA or any other Governmental Authority, or in any records or documentation prepared or maintained to comply with the applicable Laws, with respect to the Business or any Seller Product; (ii) committed an act, made a statement of material fact, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to cause the FDA or any other Governmental Authority to invoke the FDA’s policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto; or (iii) failed to disclose a material fact required to be disclosed to any Governmental Authority. Since the Applicable Date, neither Seller nor any of its officers, directors, managers and employees (in each case, in their capacity as such) have made or offered any payment, gratuity or other thing of value that is prohibited by any Law to personnel of the FDA or any other Governmental Authority.

(j) Neither Seller nor any of its officers, directors, managing employees (as those terms are defined in 42 C.F.R. §1001.1001), nor employees or agents (as such term is defined in 42 C.F.R. § 1001.1001(a)(2)) of Seller, (i) has been charged with or convicted of any criminal offense relating to the delivery of an item or service under any Governmental Healthcare Program or any federal or state felony offense (as defined in 42 C.F.R. § 424.535(a)(3)(i)) within the last ten (10) years or has been the subject of any other Final Adverse Action (as defined in 42 C.F.R. §424.502) in the last five (5) years; (ii) has violated or caused a violation of any federal or state health care fraud and abuse or false claims statute or regulation, including the Federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)) (“Anti-Kickback Statute”) and related regulations, that is applicable to Seller; (iii) has been assessed or threatened with assessment of civil money penalties pursuant to 21 U.S.C. § 335b, 21 C.F.R. Part 17 or 42 U.S.C. Part 1003, or (iv) is the target or subject of any current or threatened investigation relating to any Governmental Healthcare Program-related offense or Final Adverse Action as defined in 42 C.F.R. §424.502). Neither Seller nor any of its officers, directors, managing employees (as those terms are defined in 42 C.F.R. § 1001.1001), employees or agents (as such term is defined in 42 C.F.R. § 1001.1001(a)(2)) of Seller, (a) has been debarred, excluded or suspended under any Law, including under 21 U.S.C. § 335a, 42 U.S.C. § 1320a-7, and relevant regulations in 42 C.F.R. Part 1001 or is the subject of a Proceeding or has been convicted of any crime that is likely to result in such debarment, exclusion, or suspension; or (b) is currently listed on the U.S. General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs.

(k) No person has commenced or, to the Knowledge of Seller, since the Applicable Date, threatened against Seller any Proceeding relating to any Healthcare Law under any federal or state whistleblower statute, including under the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.).

(l) Seller has adopted a code of conduct and has an operational healthcare compliance program covering the seven elements of an effective compliance program as described in Compliance Program Guidance published by the Office of Inspector General for HHS, which governs all employees and agents.

(m) Section 2.32(m) of the Disclosure Schedule sets forth each clinical trial previously or currently conducted by the Seller or its predecessors concerning the Seller Products. All studies, non-clinical laboratory studies, animal studies, tests, preclinical trials and clinical trials, if any, conducted by or on behalf of, or (if applicable) sponsored by, Seller were and, to the extent still pending, are being conducted in all material respects in accordance with experimental protocols, procedures and controls pursuant to, where applicable, standard medical and accepted professional scientific research procedures and standards, Healthcare Laws, and Medical Device Laws (including the applicable requirements of good laboratory practices or good clinical practices, International Conference on Harmonization E6-Good Clinical Practices Consolidated Guideline, FDA regulations, including 21 C.F.R. Parts 11, 50, 54, 56, 58 and 812, and equivalent regulations of other Governmental Authorities, as applicable). Seller has not received any material oral or written notices or correspondence or other communication from an institutional review board, an ethics committee, a data monitoring committee, similar organization overseeing the conduct of clinical or other studies, the FDA or any other Governmental Authority exercising comparable authority that has ordered or commenced any action to place a clinical hold order on, or otherwise terminate, materially delay, limit, modify or suspend any proposed or ongoing clinical trial conducted or proposed to be conducted by or on behalf of Seller, or alleged any violation of any Medical Device Laws in connection with any preclinical or clinical studies, trials or tests.

(n) Seller is, and since the Applicable Date, has been, (i) qualified for participation in, and has current and valid supplier and provider contracts or enrollments with, each of the Governmental Healthcare Programs with which it participates or from which it receives, or has received, reimbursement (each, a “Governmental Program Agreement”) and no limitation, suspension, or termination of those Governmental Program Agreements, or participation in any Governmental Healthcare Program is pending, or to the Knowledge of Seller, threatened, (ii) in compliance in all material respects with the conditions of participation or requirements applicable with respect to its participation, submission of claims to and receiving reimbursement from, such Governmental Healthcare Programs and (iii) eligible for, and is receiving, payment under such

Governmental Healthcare Programs for services rendered to qualified beneficiaries. Other than as arising in the Ordinary Course of Business and as is not material, Seller has not received any notices or demands from any Governmental Healthcare Program or Governmental Authority, or any agent thereof, of any audits, overpayments, fraudulent billing, requests for repayment or refund, offsets or recoupments against future reimbursement, nor, to the Knowledge of Seller, are there any outstanding overpayments or obligations to repay or refund reimbursement received by Seller to any Governmental Healthcare Program. Any identified overpayments have been appropriately repaid to the applicable Governmental Healthcare Program and individuals, in accordance with applicable Law and the terms and conditions of the applicable Governmental Healthcare Program(s). To the extent Seller has waived or discounted any patient or beneficiary copayments, deductibles or other cost-sharing obligations required by any Governmental Healthcare Program, such waivers or discounts have, to the Knowledge of Seller, been in compliance with applicable Laws.

(o) Seller has current and valid contracts in place with each Payor with which it participates (each, a “Payor Agreement”) and has materially complied with the material terms and conditions of each such Payor Agreement. Each Payor Agreement is in full force and effect, and no limitation, cancelation, suspension, termination of any Payor Agreement or any exclusion of Seller’s participation with any Payor is pending or, to the Knowledge of Seller, threatened. Other than as arising in the Ordinary Course of Business and not material, Seller has not received any notices or demands from any Payor, or any agent thereof, of any audits, overpayments, fraudulent billing, requests for repayment or refund, offsets or recoupments against future reimbursement, nor, to the Knowledge of Seller, are there any outstanding overpayments or obligations to repay or refund reimbursement received by any Subsidiary to any Payor. Any identified overpayments have been appropriately repaid to the applicable Payor(s) and individuals, in accordance with applicable Law and, if applicable, the terms and conditions of the applicable Payor Agreement. To the extent Seller has waived or discounted any patient or beneficiary copayments, deductibles or other cost-sharing obligations, such waivers or discounts have, to the Knowledge of Seller, been in compliance with applicable Laws and, to the extent applicable, Payor Agreements.

(p) The Seller Products have been marketed in all material respects in compliance with applicable Law and none of the marketing and promotional materials used, including sales brochures, product labels and labeling, advertising and promotional claims in any format (whether print or website content or otherwise) is, or has been, false or misleading.

(q) Seller has complied with and is in compliance with the U.S. Occupational Safety and Health Administration and consumer protection Laws applicable to the Seller Products. Seller has not received any written notice or, to the Seller’s Knowledge, other communication from the Consumer Product Safety Commission or any other Governmental Authority or other third party of any actual or possible violation of any applicable Law governing product recalls, product safety, product defects, or the content of product materials or packaging and labeling of products.

(r) Except as set forth on Section 2.32(r) of the Disclosure Schedule, the Records are true, complete and correct and have been maintained in accordance with sound business practices. The engineering and manufacturing source files used for the manufacture of or otherwise related to Seller Products that have been provided by, for or on behalf of Seller or its predecessors to its or their manufacturers are (i) included in the Records, (ii) have not been modified by such manufacturers, their subcontractors or any other third parties, and (iii) are the sole and exclusive source files currently used by such manufacturers to produce the Seller Products.

Section 2.33 Books and Records. The books, ledgers, minute books and equity record books (or their equivalents) of Seller not included in the Records, copies of which have been provided to Buyer, are complete and correct in all material respects and have been maintained in accordance with sound business practices.

Section 2.34 Representations Complete. To the Knowledge of Seller, neither this ARTICLE 2 nor any of the exhibits or schedules attached hereto nor any of the written statements, documents, certificates or other items prepared and supplied to Buyer or its Affiliates by or on behalf of Seller in connection with the transactions contemplated hereby, contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein, in light of the circumstances in which they were made, not misleading.

Section 2.35 No other Representations and Warranties. SELLER HAS NOT MADE, NOR SHALL SELLER BE DEEMED TO HAVE MADE ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES PERTAINING TO THE SELLER OR THE ASSETS, EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR ANY CERTIFICATE DELIVERED AT THE CLOSING BY SELLER, AND, EXCEPT FOR CLAIMS OF FRAUD, SELLER, ON ITS BEHALF AND ON BEHALF OF ITS DIRECTORS, MEMBERS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES HEREBY DISCLAIMS LIABILITY FOR ANY OTHER REPRESENTATION AND WARRANTY PERTAINING TO THE SELLER OR THE ASSETS.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that the statements contained in this ARTICLE 3 are true and correct, except as expressly set forth herein.

Section 3.1 Organization. Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being conducted.

Section 3.2 Authorization. Buyer has all requisite power and authority to execute and deliver this Agreement and each of the Transaction Documents to be executed and delivered thereby, to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof. The execution, delivery and performance by Buyer of this Agreement and each of the Transaction Documents to which Buyer is a party have been duly and properly authorized by all requisite limited liability company action in accordance with applicable Law and with the organizational documents of Buyer. This Agreement and each of the Transaction Documents to which Buyer is a party have been duly executed and delivered by Buyer, and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer, in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in Law or equity).

Section 3.3 Consents and Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority or other Person is required to be made or obtained in connection with the authorization, execution, delivery and performance by Buyer of this Agreement and the Transaction Documents, or the consummation of the transactions contemplated hereby and thereby.

Section 3.4 No Violation. The execution, delivery and performance by of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby will not violate or conflict with any Law; or violate any provision of the organizational documents of Buyer.

Section 3.5 No Brokers or Finders(a) . Neither Buyer nor any of its Affiliates has retained any broker or finder, made any statement or representation to any Person that would entitle such Person to, or agreed to pay, any broker’s, finder’s or similar fees or commissions in connection with the transactions contemplated by this Agreement.

Section 3.6 Disclosure. To the knowledge of Buyer, neither this ARTICLE 3 nor any of the exhibits or schedules attached hereto nor any of the written statements, documents, certificates or other items prepared and supplied to Seller by or on behalf of Buyer or Parent in connection with the transactions contemplated hereby, contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein, in light of the circumstances in which they were made, not misleading.

Section 3.7 No other Representations and Warranties. BUYER HAS NOT MADE, NOR SHALL BUYER BE DEEMED TO HAVE MADE ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES PERTAINING TO THE BUYER, EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR ANY CERTIFICATE DELIVERED AT THE CLOSING BY BUYER, AND, EXCEPT FOR CLAIMS OF FRAUD, BUYER, ON ITS BEHALF AND ON BEHALF OF ITS MANAGERS, MEMBERS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES HEREBY DISCLAIMS LIABILITY FOR ANY OTHER REPRESENTATION AND WARRANTY PERTAINING TO THE BUYER.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES BY PARENT

Parent hereby represents and warrants to Seller that the statements contained in this ARTICLE 4 are true and correct, except as expressly set forth herein.

Section 4.1 Organization. Parent is a corporation company duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being conducted.

Section 4.2 Authorization. Parent has all requisite power and authority to execute and deliver this Agreement and each of the Transaction Documents to be executed and delivered thereby, to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof. The execution, delivery and performance by Parent of this Agreement and each of the Transaction Documents to which Parent is a party have been duly and properly authorized by all requisite limited liability company action in accordance with applicable Law and with the organizational documents of Parent. This Agreement and each of the Transaction Documents to which Parent is a party have been duly executed and delivered by Parent, as applicable, and constitute the legal, valid and binding obligation of Parent, as applicable, enforceable against Parent, as applicable, in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in Law or equity).

Section 4.3 Consents and Approvals. Other than any requisite stockholder approval, no consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority or other Person is required to be made or obtained in connection with the authorization, execution, delivery and performance by Parent of this Agreement and the Transaction Documents, or the consummation of the transactions contemplated hereby and thereby.

Section 4.4 No Violation. The execution, delivery and performance by Parent of this Agreement and the Transaction Documents to which each is a party and the consummation of the transactions contemplated hereby and thereby will not violate or conflict with any Law; or violate any provision of the organizational documents of Parent.

Section 4.5 No Brokers or Finders(a) . Neither Parent nor any of its Affiliates has retained any broker or finder, made any statement or representation to any Person that would entitle such Person to, or agreed to pay, any broker’s, finder’s or similar fees or commissions in connection with the transactions contemplated by this Agreement.

Section 4.6 SEC Reports(a) .

(a) The Parent has timely filed or furnished all forms, documents and reports required to be filed or furnished by it with the SEC since November 10, 2021, under either the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the Securities Act (all such documents and reports filed or furnished by Parent or any of its subsidiaries, the “Parent SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), the Parent SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Parent SEC Documents when filed contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements and notes contained or incorporated by reference in the Parent SEC Documents, (i) were prepared in accordance with GAAP consistently applied, (ii) comply with all applicable accounting requirements under the Securities Act, the Exchange Act and the rules and regulations of the SEC thereunder, and (iii) fairly present in all material respects, in conformity with GAAP applied on a consistent basis, the financial position of the Parent as of the dates thereof and the results of operations, changes in stockholders equity and cash flows of the Parent for the periods reflected therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments that are not, individually or in the aggregate, material).

Section 4.7 Financing. Parent has engaged ThinkEquity LLC as its financial advisor and placement agent or underwriter in connection with the Financing pursuant to an engagement letter a copy of which was previously provided to the Seller (the “Engagement Letter”). As of the date of this Agreement, the Engagement Letter is in full force and effect and constitutes the legal, valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto, enforceable against each party thereto in accordance with its terms (in each case, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law)).

Section 4.8 Disclosure. To the knowledge of Parent, neither this ARTICLE 4 nor any of the exhibits or schedules attached hereto nor any of the written statements, documents, certificates or other items prepared and supplied to Seller by or on behalf of Parent in connection with the transactions contemplated hereby, contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein, in light of the circumstances in which they were made, not misleading.

Section 4.9 No other Representations and Warranties. PARENT HAS NOT MADE, NOR SHALL PARENT BE DEEMED TO HAVE MADE ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES PERTAINING TO THE PARENT, EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR ANY CERTIFICATE DELIVERED AT THE CLOSING BY PARENT, AND, EXCEPT FOR CLAIMS OF FRAUD, PARENT, ON ITS BEHALF AND ON BEHALF OF ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES HEREBY DISCLAIMS LIABILITY FOR ANY OTHER REPRESENTATION AND WARRANTY PERTAINING TO THE PARENT.

ARTICLE 5

COVENANTS

Section 5.1 Interim Operations

(a) From the date hereof until the earlier of the Closing or termination of this Agreement, Seller shall (i) operate the Business only in the Ordinary Course of Business, including maintaining appropriate service levels, and in compliance with applicable Law including any COVID-19 Measures; and (ii) use commercially reasonable efforts to (A) maintain and preserve intact the business organization and goodwill of the Business, the Assets and the Assumed Liabilities, (B) maintain satisfactory relationships with Seller’s clients, operators, distributors, customers, insurance underwriters and other third parties having business dealings with Seller, (C) pay its debts and Taxes when due (subject to good faith disputes regarding such debts and Taxes for which reserves have been established) and pay or perform, in all material respects, other obligations when due, (D) maintain in effect all Permits and (E) maintain good relations with, and keep available the services of, the Business Employees.

(b) Without limiting the generality of the foregoing, except as set forth in Section 5.1(b) of the Disclosure Schedule, as expressly permitted by this Agreement or as approved in writing by Buyer, from the date hereof until the earlier of the Closing or the termination of this Agreement, Seller shall not take any action which would require disclosure on Section 2.8 of the Disclosure Schedule or:

(i) take or omit to take any action that results or may reasonably be expected to result in any of the representations and warranties of Seller or the Beneficial Owners set forth herein being or becoming untrue in any material respect or in any of the conditions set forth herein not being satisfied;

(ii) amend or otherwise change the organizational documents of Seller;

(iii) (A) authorize, issue, sell or transfer any membership interests or other securities of Seller, (B) adjust, split, combine or reclassify or otherwise amend the terms of any membership interest or other security of Seller, (C) declare, authorize, set aside make or pay any dividend or other distribution (whether in cash, stock or other property) or (D) enter into any agreement with respect to the voting of any equity of Seller;

(iv) (A) merge or consolidate with any other Person, acquire any business or assets of any other Person (whether by merger, stock purchase, asset purchase or other business combination), other than the purchase of supplies in the Ordinary Course of Business or (B) form any new Subsidiary;

(v) (A) materially change the operation of the Business, Assets or the Assumed Liabilities or any method of purchase, sale, lease, management, marketing, promotion or operation, except such changes as may be required to comply with any Law or the terms of this Agreement or (B) enter into a new line of business or abandon or discontinue an existing line of business;

(vi) make any loans, advances or capital contributions to, or investments in, any Person (other than advances of expenses to Business Employees in the Ordinary Course of Business);

(vii) (A) institute or announce any increase in the compensation, bonuses or other benefits payable to any Business Employees, (B) enter into, amend or waive any rights under any employment, consulting, severance or change of control agreement with any Business Employee, (C) grant any severance or termination pay (cash, equity or otherwise) to any Business Employee, (D) enter into, adopt, amend or terminate any Employee Benefit Plan or (E) hire any Business Employee or terminate or transfer any Business Employee (other than for cause);

(viii) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or incur any Lien on or otherwise encumber any Assets, other than in the Ordinary Course of Business;

(ix) acquire any real property or undertake or commit to undertake capital expenditures for the purchase of equipment or tangible assets exceeding $35,000 in the aggregate;

(x) agree to, request or adopt (A) any moratorium or suspension of payment of any Indebtedness, (B) the appointment of a receiver, administrator, liquidator, assignee, trustee or other similar official with respect to Seller, (C) an assignment for the benefit of creditors or an admission in writing of the inability of Seller to pay its debts as they become due, or (D) any other thing under any applicable Law relating to bankruptcy or insolvency with similar effect as any of the foregoing (A) through (C);

(xi) incur any Indebtedness or issue any debt securities or warrants or other rights to acquire debt securities of Seller or assume, guarantee or endorse, as an accommodation or otherwise, the obligations of any Person for Indebtedness or capital obligations, in the case of any of the foregoing;

(xii) cancel any debts owed to or claims held by Seller in excess of $35,000;

(xiii) abandon, disclaim, dedicate to the public, sell, assign or grant any security interest in, to or under any Business Intellectual Property or Business IP Agreement;

(xiv) disclose any confidential or proprietary information or confidential Business Intellectual Property to any Person, other than employees of Seller that are subject to a confidentiality or non-disclosure covenant protecting against further disclosure thereof or to other contractors or representatives of Seller who are similarly subject to such an obligation of confidentiality and non-disclosure pursuant to a written agreement with the Seller;

(xv) revalue any of the assets of the Seller, except as required by GAAP, or enter into, or permit any of the assets of the Seller to become bound by any Contract that is or would constitute a Material Contract;

(xvi) (A) change any method of accounting or accounting practice, other than changes required under applicable Law or GAAP or (B) fail to maintain the Seller’s books, accounts and records in the Ordinary Course of Business;

(xvii) make, revoke or change any Tax election by Seller that could adversely impact the amount of Taxes due or payable (and/or any direct or indirect owner of equity interests in Buyer) after the Closing Date;

(xviii) modify, amend or terminate (other than pursuant to the expiration of its term other than as a result of any action taken by Seller, or other than as a result of a material breach by the counterparty thereto) any Contract currently in effect or termination release or assign any material rights or claims thereunder;

(xix) fail to pay any required maintenance or other similar fees or otherwise fail to make required filings or payments required to maintain and further prosecute any applications for registration of Owned Intellectual Property or otherwise abandon, let lapse or fail to protect any Owned Intellectual Property;

(xx) commence, settle or compromise any Proceeding;

(xxi) cancel, materially reduce or fail to maintain any insurance policy;

(xxii) change or modify the Seller’s credit, collection, or payment policies, procedures or practices, including acceleration of collections or receivables (whether or not past due) in any material respect or fail to pay or delay payment of payables or other Liabilities in any material respect;

(xxiii) engage in any transaction with any Related Parties; or

(xxiv) authorize or enter into any agreement, commitment or understanding (whether written or oral) with respect to the foregoing.

Section 5.2 Access to Information and Management; Meetings; Investigation. From the date hereof until the earlier of the Closing or the termination of this Agreement, Seller shall furnish to Buyer and its authorized representatives access to the key Business Employees and such additional records, books and information relating to the Business, the Assets, the Excluded Assets, the Assumed Liabilities or the Excluded Liabilities, as Buyer shall reasonably request, provided, however, that none of the foregoing shall unreasonably interfere with the Business or operations of the Seller. Prior to the Closing, Seller, in cooperation with Buyer, shall arrange for in person or phone call meetings among Seller, Buyer and Seller’s material client/customer relationships (as determined by Buyer). No investigation conducted by, or information furnished to, Buyer or its representatives shall operate as a waiver or otherwise affect any representation, warranty, covenant or agreement given or made by Seller hereunder or any condition contained in ARTICLE 6. Notwithstanding the foregoing, the Seller may restrict the foregoing access to the extent that (i) any Law requires the Seller to restrict or prohibit access to any such properties or information or, or (ii) the disclosure of such information would result in the Seller losing the benefit of attorney-client privilege with respect to such information.

Section 5.3 Notification. From the date hereof until the earlier of the Closing or the termination of this Agreement, Seller shall promptly notify Buyer in writing of (a) any Material Adverse Effect or any event or occurrence that is reasonably likely to result in a Material Adverse Effect, (b) any material breach of or default under this Agreement or event that, to the Knowledge of Seller, would become such a breach or default on or prior to the Closing, (c) any notice or other communication from any third Person (including any Governmental Authority) alleging that the consent of such third Person (including any Governmental Authority) is or may be required in connection with the transactions contemplated by this Agreement, (d) any Proceedings commenced or, to the Knowledge of Seller, threatened against Seller or any Beneficial Owner or that relate to the consummation of the transactions contemplated by this Agreement, or (e) any event that Seller reasonably believes would cause any condition to Closing set forth in this

Agreement to not be satisfied. Seller shall promptly deliver to Buyer updated Disclosure Schedules with respect to the foregoing; provided that no such update shall serve as a cure to any breach or be taken into account or otherwise affect the rights of Buyer or any other party under any of Section 6.3, ARTICLE 7 or ARTICLE 8 and after the Closing the Buyer Indemnified Parties shall be entitled to indemnification for any Losses relating to any such breach of the underlying representation, warranty, covenant or agreement pursuant to ARTICLE 8; and determination of any liability for breach of representations or warranties at signing and at Closing shall be made without reference to any supplements to the disclosure schedules and with reference only to the disclosure schedules as such schedules stand on the date of this Agreement.

Section 5.4 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts to cause the Closing to occur and to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, the transactions contemplated by this Agreement; provided, however, that such commercially reasonable efforts shall not include any requirement that any Party commence any litigation; provided, further, that no Party shall be required to give any guarantee or pay any material fees or other payments in order to obtain any consent, approval or waiver or to consent to any change in the terms of any Assumed Contract, except to the extent already contemplated under the applicable Assumed Contract, that such Party may reasonably deem adverse to the interests of such Party; provided, further that Parent shall be deemed to have used commercially reasonable efforts to consummate the Financing upon its execution of the Engagement Letter and public filing of the Form S-1 in connection with the Financing. Notwithstanding the foregoing, this Section 5.4 shall not alter, waive or otherwise affect the requirements of ARTICLE 6, including the delivery requirements incorporated therein.

Section 5.5 Exclusivity. From the date hereof until the earlier of the Closing or the termination of this Agreement, neither Seller nor any Beneficial Owner shall, and they shall not permit any of their Affiliates or representatives acting on their behalf to, take any action to solicit, initiate, encourage or accept any written or oral offer or proposal from, engage in any discussions or negotiations with, or provide any information to, any Person (other than Buyer and its Affiliates and representatives) or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement, in each case, concerning any merger, consolidation, sale or transfer of any assets of the Business (other than the sale of Seller Products in the Ordinary Course of Business), sale or transfer of any equity interests or other business combination or plan of reorganization, recapitalization or reclassification or similar plan involving Seller (an “Alternative Transaction”). Seller and the Beneficial Owners shall, and shall cause their respective Affiliates and representatives to, immediately cease and cause to be terminated all existing discussions, negotiations or other communications with any Persons conducted previously with respect to any of the foregoing. Seller and each Beneficial Owner shall immediately notify Buyer in writing upon receipt by Seller or any Beneficial Owner or any of their respective representatives of any written or oral proposal, offer or inquiry regarding an Alternative Transaction, which notice shall indicate in reasonable detail the identity of the Person making such proposal, offer or inquiry and the material terms and conditions thereof. Seller and each Beneficial Owner shall notify their respective Affiliates and their respective management teams and representatives of the restrictions set forth in this Section 5.5.

Section 5.6 Public Announcements. Neither the Seller nor the Beneficial Owners on the one hand, nor the Parent or the Buyer on the on the other hand, nor any of their respective Affiliates shall, without the prior written consent of the other Party, issue any press release or make any other public announcement concerning the existence or terms of this Agreement except as and to the extent that public disclosure of a matter without consent by such Party is required by Law, in which case the non-disclosing Party, shall be so advised and the Parties shall use commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued prior to such disclosure. For the avoidance of doubt, nothing contained in this Section 5.6 shall prevent (a) Buyer or Parent from publicly disclosing or describing this Agreement or the transactions contemplated herein or the Business if, when and to the extent required by applicable federal securities rules and regulations, or (b) any Party from disclosing or describing this Agreement or the transactions contemplated herein to their counsel, accountants and other advisors on an as-needed basis so long as such Persons agree to keep such items confidential

Section 5.7 Expenses. Subject to ARTICLE 8, Seller and the Beneficial Owners shall pay all of their respective fees, costs and expenses (including fees, costs and expenses of legal counsel, financial advisors, brokers and other representatives and consultants) incurred in connection with or contemplation of the transactions contemplated by this Agreement, including the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated hereby. Subject to ARTICLE 8, Buyer shall pay all of its fees, costs and expenses (including fees, costs and expenses of legal counsel, financial advisors, brokers and other representatives and consultants) incurred in connection with or contemplation of the transactions, including the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby.

Section 5.8 Regulatory Consents. From the date hereof until the earlier of the termination of this Agreement in accordance with ARTICLE 7 or the Closing, Seller and Buyer shall cooperate with each other: (a) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required in connection with the consummation of the transactions contemplated by this Agreement; and (b) in taking such actions or making any filings or furnishing information required in connection therewith. The Parties shall use their commercially reasonable efforts to respond as promptly as practicable to all inquiries received from any Governmental Authority for additional information or documentation. Each Party shall keep the other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Authority with respect to the transactions contemplated by this Agreement.

Section 5.9 Further Assurances.

(a) At any time and from time to time following the Closing, at the request of any Party and without further consideration, each Party shall execute and deliver, or cause to be executed and delivered, such other documents and instruments and shall take, or cause to be taken, such further or other actions as the other Party may reasonably request or as otherwise may be reasonably necessary to evidence and make effective the transactions contemplated by this Agreement.

(b) Without limiting the generality of the foregoing, (i) Seller shall take all action necessary or appropriate to designate Buyer as the broker or agent of record for the placement of all insurance policies relating to the Assets, (ii) Seller shall use commercially reasonable efforts to assist Buyer with a data transfer of all information relating to the Assets and the Assumed Liabilities, and (iii) to the extent requested by Buyer, Seller shall issue a joint letter with Buyer to all insurance carriers for the Assets, informing such parties of this Agreement.

(c) Effective as of the Closing Date, Seller hereby constitutes and appoints Buyer and its successors and assigns as the true and lawful attorney-in-fact of Seller with full power of substitution in the name of Buyer or Seller, but for the benefit of Buyer, (i) to collect for the account of Buyer any items of Assets and (ii) to institute and prosecute all Proceedings that Buyer may in its sole discretion deem proper in order to assert or enforce any right, title or interest in, to or under the Assets, and to defend or compromise any and all Proceedings in respect of the Assets. Buyer shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers.

Section 5.10 Insurance Matters. From and after the date hereof (including after the Closing Date), neither Seller nor any Beneficial Owner shall take or fail to take any action if such action or inaction would adversely affect the applicability of any insurance in effect on the date hereof that covers all or any part of the Assets, Assumed Liabilities or Business Employees with respect to events occurring prior to the Closing. Seller shall obtain no later than 15 days after the Closing Date “tail” directors and officer and product liability policies reasonably satisfactory to Buyer with a claims period of three years from the Closing Date with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement). The cost of such policies shall be borne by Seller and shall be an Excluded Liability.

Section 5.11 Post-Closing Remittances. All payments and reimbursements made by any third Person in the name of or to Seller in connection with or arising out of the Business after the Closing Date, shall be held by Seller, as applicable, in trust for the benefit of Buyer and, promptly, and in any event within three Business Days, after receipt by Seller of any such payment or reimbursement, Seller, as applicable, shall pay over to Buyer the amount of such payment or reimbursement without right of set off, together with all corresponding notes, documentation and information received in connection therewith.

Section 5.12 Change in Name. Promptly following the Closing (but in no event later than five Business Days after the Closing), Seller shall amend its respective articles of formation as well as all applications for registration of fictitious name or other similar organizational documents to change their respective legal names to a name that does not include the word “Reliefband” or any variation thereof. From and after the Closing, Seller shall not use the name “Reliefband” or any variation thereof in any commercial enterprise or endeavor similar to or competitive with the Business.

Section 5.13 Preservation of Records. Subject to the requirements of Law, each Party’s confidentiality obligations to its clients or other third parties, in order to facilitate the resolution of any claims made by or against Buyer or Seller relating to the Business, for a period of five years after the Closing Date (or such longer period as may be required by Law), each of Buyer and Seller shall (a) retain the books and records relating to the Assets (including but not limited to the Records), Assumed Liabilities, Excluded Assets or Excluded Liabilities over which it has control, to the extent such books and records relate to the ownership or operation of the Assets, Assumed

Liabilities, Excluded Assets or Excluded Liabilities prior to the Closing Date, and (b) upon reasonable advance notice and during normal business hours, afford Buyer, on the one hand, or Seller, on the other hand, and its officers, employees, agents and representatives reasonable access (including the right to make photocopies, at such other Party’s expense) to such books and records for any reasonable purpose; provided, however, that any such access shall not unreasonably disrupt the normal operations of Buyer, Seller, as applicable and shall not be available in connection with, or related to, any litigation, mediation, arbitration, dispute, claim or other Proceeding between or among the Parties (which instead shall be subject to the terms hereof and any applicable rules of discovery). Notwithstanding the foregoing, if any Party shall desire to dispose of any such books and records prior to the expiration of the five-year anniversary of the Closing Date, such Party shall, prior to such disposition, give Buyer (in the case of disposition by Seller or the Beneficial Owners) or Seller (in the case of disposition by Buyer) a reasonable opportunity, at such other Party’s expense, to copy such books and records in accordance with this Section 5.14.

Section 5.14 Written Consent; Seller Equityholder Approval.

(a) The Board of Directors or Managers of Seller have recommended the adoption of this Agreement and the transactions contemplated hereby by the equityholders of Seller (the “Board Recommendation”) and shall not withdraw, modify or qualify in any manner adverse to Buyer the Board Recommendation; provided, nothing herein shall require any manager or director of Seller to make a Board Recommendation in violation of its fiduciary duties under Law as reasonably determined by such manager of Seller upon the advice of counsel.

(b) Seller has, in accordance with the Delaware Limited Liability Company Act and the Seller LLC Agreement, obtained (and delivered to Buyer a copy of) the irrevocable written consent (the “Written Consent”) of the holders of equity of Seller that represent a majority of the votes represented by all of the outstanding equity of Seller and of each class of equity of Seller eligible to vote on this Agreement and the transactions contemplated hereby, pursuant to which such holders approved this Agreement and the transactions contemplated hereby and such consent has become effective in accordance with the Delaware Limited Liability Company Act and the Seller LLC Agreement (the “Seller Equityholder Approval”).

Section 5.15 R&W Insurance Policy. On or prior to the Closing Date, Buyer shall obtain a binder agreement incepting coverage under a Representation and Warranty Insurance Policy (“R&W Policy”), and pay or cause to be paid all costs and expenses related to the R&W Policy, including the total premium, underwriting costs, brokerage commissions and other fees and expenses of such policy.

Section 5.16 Financingi. . Parent and Buyer shall use commercially reasonable efforts to complete the Financing provided that Parent and Buyer shall be deemed to have used commercially reasonable efforts to consummate the Financing upon its execution of the Engagement Letter and public filing of the Form S-1 in connection with the Financing.

Section 5.17 Audits. Seller shall provide to Buyer the results of its currently pending BSI audit and shall use commercially reasonable efforts to correct any material findings provided by BSI in such report.

Section 5.18 Third Party Agreements. Seller shall use commercially reasonable efforts facilitate the negotiation and documentation of a services agreement between [***] and Buyer to be effective at Closing.

ARTICLE 6

CONDITIONS TO CLOSING

Section 6.1 Conditions to the Obligations of Both Parties. The respective obligations of each party to this Agreement to effect the transactions contemplated hereby is subject to the satisfaction or waiver (where permissible pursuant to applicable law) on or prior to the Closing Date of each of the following conditions:

(a) No Governmental Authority having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced, or entered any Laws or orders, whether temporary, preliminary, or permanent, that make illegal, enjoin, or otherwise prohibit consummation of the other transactions contemplated by this Agreement.

Section 6.2 Conditions to the Obligations of Seller. The obligations of Seller to consummate the Closing are subject to the satisfaction or (to the extent permitted by Law) waiver by Seller, on or prior to the Closing Date, of each of the following conditions:

(a) Each of the representations and warranties of Buyer set forth in this Agreement (i) that is qualified by materiality shall be true and correct in all respects and (ii) that is not so qualified shall be true and correct in all material respects, in each case at and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representations and warranties speak expressly as of an earlier date, in which case they shall be true and correct, or true and correct in all material respects, as the case may be, as of such earlier date).

(b) Buyer shall have performed or complied in all material respects with all covenants, agreements and obligations required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date.

(c) No Proceeding shall be threatened or pending before any Governmental Authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated herein.

(d) Buyer shall have executed and delivered (or caused to be executed and delivered) all of the agreements, certificates and other documents specified in Section 9.2, all in form and substance reasonably satisfactory to Seller.

(e) Buyer shall have delivered to Seller a certificate dated as of the Closing Date, signed by Buyer certifying as to the satisfaction of the conditions set forth in Section 5.2(a) and Section 5.2(b).

Section 6.3 Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the Closing are subject to the satisfaction or (to the extent permitted by Law) waiver by Buyer, with Buyer’s approval, on or prior to the Closing Date, of each of the following conditions:

(a) The representations and warranties of Seller and each Beneficial Owner set forth in this Agreement and in any certificate or other writing delivered by them pursuant hereto, both in the aggregate and individually, (i) that are qualified by materiality shall be true and correct in all respects and (ii) that are not so qualified shall be true and correct in all material respects, in each case at and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representations and warranties speak expressly as of an earlier date, in which case they shall be true and correct, or true and correct in all material respects, as the case may be, as of such earlier date).

(b) Seller and each Beneficial Owner shall have performed or complied in all material respects with all covenants, agreements and obligations required by this Agreement to be performed or complied with by Seller or such Beneficial Owner on or prior to the Closing Date.

(c) There shall have not been a Material Adverse Effect or events or circumstances that could reasonably be expected to result in a Material Adverse Effect.

(d) Seller shall have delivered to Buyer a certificate dated as of the Closing Date, signed by Seller, certifying as to the satisfaction of the conditions set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c).

(e) Seller shall have obtained all third party consents and approvals necessary for the consummation of the Closing, including, those listed on Schedule 5.3(e), in each case on terms reasonably satisfactory to Buyer.

(f) Seller and the Beneficial Owners shall have received or obtained all consents and approvals from Governmental Authorities that are identified on Section 2.3 of the Disclosure Schedule as being necessary for the consummation of the Closing or Buyer’s operation of the Assets and the Business following the Closing, in each case on terms reasonably satisfactory to Buyer.

(g) No Proceeding shall be threatened or pending before any Governmental Authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated herein.

(h) None of the Contracts set forth on the Schedule 5.3(h) shall have been amended or otherwise modified without the prior written consent of Buyer and each such Contract shall be in full force and effect as of the Closing.

(i) Seller shall have delivered evidence reasonably satisfactory to Buyer that each of the Contracts listed on Schedule 5.3(i) has been terminated, effective as of the Closing without any liability to Buyer.

(j) All of the Seller’s employees shall have executed and delivered to Seller the Employee Restrictions and Proprietary Information Agreement in the form attached hereto as Exhibit E.

(k) Seller or each Beneficial Owner, as applicable, shall have executed and delivered (or caused to be executed and delivered) all of the agreements, certificates and other documents specified in Section 9.1, all in form and substance reasonably satisfactory to Buyer.

(l) Seller shall have delivered evidence to Buyer that all of the conditions set forth on Schedule 6.3(l) attached hereto have been completed.

(m) Parent shall have completed the Financing.

ARTICLE 7

TERMINATION

Section 7.1 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing:

(a) by the mutual written agreement of Buyer and Seller;

(b) by Buyer in the event of any material breach of any representation, warranty, covenant or agreement of Seller or any Beneficial Owner contained herein and the failure of Seller or any Beneficial Owner to cure such breach to the reasonable satisfaction of Buyer within 10 Business Days after receipt of notice from Buyer requesting such breach to be cured; provided, however, that there shall be no right to terminate if such breach was caused, in whole or in part, by a material breach by Buyer;

(c) by Seller in the event of any material breach of any representation, warranty, covenant or agreement of Buyer contained herein and the failure of Buyer to cure such breach to the reasonable satisfaction of Seller within 10 Business Days after receipt of notice from Seller requesting such breach to be cured; provided, however, that there shall be no right to terminate if such breach was caused, in whole or in part, by a material breach by Seller or any Beneficial Owner;

(d) by either Buyer or Seller if any Governmental Authority shall have issued a final and non-appealable order permanently restraining, enjoining or otherwise prohibiting the consummation of the Closing and the Party seeking to terminate this Agreement pursuant to this Section 7.1(d) shall have used commercially reasonable efforts to remove such order and shall have otherwise complied with its obligations under Section 5.8;

(e) by Buyer if the Seller Equityholder Approval is not delivered by Seller to Buyer within two Business Days following the date of this Agreement; or

(f) by either Buyer or Seller if the Closing shall not have occurred on the earlier of February 6, 2023 (or such later date as may be agreed to in writing by Buyer and Seller); provided, however, that the right to terminate this Agreement under this Section 7.1(f) shall not be available to any Party whose failure to fulfill any obligation under, or breach of any provision of, this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or before the applicable date.

Section 7.2 Notice of Termination. Any Party desiring to terminate this Agreement pursuant to Section 7.1 shall give written notice of such termination to the other Parties to this Agreement in accordance with Section 11.1, specifying the provision(s) pursuant to which such termination is effective.

Section 7.3 Effect of Termination. If this Agreement is terminated pursuant to this ARTICLE 7, this Agreement shall forthwith become wholly void and of no further force and effect and all rights and obligations of the Parties hereunder shall be terminated without further liability of any Party to any other Party; provided, however, that (a) the provisions of Section 5.6, Section 5.7, Section 7.3, Section 10.1(c) and ARTICLE 11, and the rights and obligations of the Parties thereunder, shall survive any such termination; (b) the confidentiality obligations contained in the NDA shall survive any such termination; and (c) nothing herein shall relieve any Party from liability for any breach of this Agreement prior to the date of termination.

Section 7.4 Breakup Feeii. . If this Agreement is terminated by the Seller pursuant to Section 7.1(c) or by the Buyer or the Seller pursuant to Section 7.1(f) as the result of Parent’s failure to execute the Engagement Letter and/or publicly file a Form S-1 in connection with the Financing Buyer shall pay to the Seller a breakup fee of $200,000 within one business day following termination.

ARTICLE 8

INDEMNIFICATION

Section 8.1 Survival. The representations and warranties made in ARTICLE 2, ARTICLE 3 and ARTICLE 4 shall survive the Closing until the date that is the earlier of (a) 18 months from the Closing Date, or (b) three months after completion of an audit by Parent for the year that includes the Closing, but in no event less than 12 months from the Closing; provided, however, that (a) any Fundamental Representation shall survive indefinitely; (b) the representations and warranties set forth in Section 2.18 (Taxes) shall survive until 180 days following the expiration of all statutes of limitation applicable to the liabilities in question (giving effect to any waiver, mitigation or extension thereof); and (c) the representation and warranties set forth in Section 2.11 (Intellectual Property) and Section 2.32 (Certain Regulatory Matters) shall survive until the date that is 24 months from the Closing Date. Unless a specified period is set forth in this Agreement or in a Transaction Document (in which event such specified period will control), all agreements and covenants contained in this Agreement and in any Transaction Documents will survive the Closing and remain in effect indefinitely. Notwithstanding anything herein to the contrary, (i) if written notice of any claim for indemnification hereunder has been delivered in accordance herewith prior to the expiration of the representation or warranty upon which such claim is based, the relevant representation and warranty shall not expire with respect to such claim, and such claim may be pursued, until the final resolution of such claim in accordance with the provisions of this ARTICLE 8 and (ii) in no event shall the expiration of any or all of the representations, warranties, agreements or covenants affect a claim for indemnification hereunder or otherwise based on fraud, intentional misrepresentation or willful misconduct of a Party.

Section 8.2 Indemnification by Seller and Beneficial Owners. Subject to the limitations in Section 8.6 below, Seller and each Beneficial Owner, jointly and severally, agrees to indemnify, defend and hold harmless from and against, and pay or reimburse to Buyer, its Affiliates and their respective equityholders, directors, managers, officers, employees, agents and representatives (each, a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) any and all Liabilities, losses, damages, deficiencies, claims, assessments, fines, settlements, costs or expenses, including interest, fines, Taxes, attorney’s fees and related expenses (collectively, “Losses”) which any Buyer Indemnified Party may suffer, sustain, incur or become subject to, arising out of, relating to or otherwise by virtue of, directly or indirectly:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller or the Beneficial Owners contained in this Agreement, including in ARTICLE 2, any Transaction Document or any certificate delivered pursuant to this Agreement or any Transaction Document;

(b) the failure of Seller or a Beneficial Owner to perform any of its respective covenants or obligations contained in this Agreement, any Transaction Document or any certificate delivered pursuant to this Agreement or any Transaction Document;

(c) any claim or allegation made by or on behalf of any current or former holder of any membership interests or other securities or trust interests of Seller, its predecessors or any of their Affiliates, or alleged holder of any membership interests or other securities or trust interests of Seller or any of their Affiliates challenging, disputing or objecting to the amount of the portion of the Purchase Price received or to be received, directly or indirectly, by any such current, former, or alleged holder of shares of capital stock, membership interests or other securities or trust interests of Seller, its predecessors or any of their Affiliates pursuant to this Agreement or the Payments Administration Agreement;

(d) any amount owed by Seller pursuant to Section 1.8(c);

(e) any Indebtedness of Seller;

(f) any Seller Transaction Expenses;

(g) any Seller Taxes;

(h) the matters set forth on Section 8.2; and

(i) any Excluded Asset or Excluded Liability.

Section 8.3 Indemnification by Buyer. Buyer agrees to indemnify, defend and hold harmless from and against, and pay or reimburse to, Seller, Beneficial Owners and their Affiliates and their equityholders, directors, managers, officers, employees, agents and representatives and their respective successor and assigns (each, a “Seller Indemnified Party” and collectively the “Seller Indemnified Parties”) any and all Losses which any Seller Indemnified Party may suffer, sustain, incur or become subject to, arising out of, relating to or otherwise by virtue of, directly or indirectly:

(a) any inaccuracy in or breach of any of the representations and warranties of Buyer contained in this Agreement, including in ARTICLE 3, any Transaction Document or any certificate delivered pursuant to this Agreement or any Transaction Document;

(b) the failure of Buyer to perform any of its covenants or obligations contained in this Agreement, any Transaction Document or any certificate delivered pursuant to this Agreement or any Transaction Document; and

(c) any Assumed Liability.

Section 8.4 Indemnification Procedure for Third Party Claims.

(a) In the event that, subsequent to the Closing, any Person entitled to indemnification under this Agreement (an “Indemnified Party”) receives notice of the assertion of any claim or of the commencement of any action or Proceeding by any Person who is not a Party or an Affiliate of a Party (a “Third Party Claim”) against such Indemnified Party, with respect to which a Party is or may be required to provide indemnification under this Agreement (an “Indemnifying Party”), the Indemnified Party shall give written notice regarding such claim to the Indemnifying Party within 20 Business Days after learning of such claim. Subject to Section 8.4(d) below, the Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the “Defense Notice”) within 15 Business Days after receipt from the Indemnified Party of notice of such claim, which notice by the Indemnifying Party shall specify the counsel it will appoint to defend such claim (“Defense Counsel”), to conduct at its expense the defense against such claim in its own name, or if necessary in the name of the Indemnified Party; provided, however, that (i) if the Indemnifying Party assumes control of the defense of such claim in accordance with this Section 8.4(a) and the Indemnifying Party and the Indemnified Party have materially conflicting interests or different defenses available with respect to such claim that cause the Indemnified Party to hire its own separate counsel with respect to such Proceeding, the reasonable fees and expenses of no more than two firms of counsel to the Indemnified Party shall be considered “Losses” for purposes of this Agreement and (ii) the Indemnified Party shall have the right to approve the Defense Counsel, which approval shall not be unreasonably withheld or delayed. An Indemnifying Party’s delivery of a Defense Notice shall constitute an acceptance of its obligation hereunder to indemnify the Indemnified Party with respect to all Losses, if any, resulting from the subject Third Party Claim.

(b) In the event that the Indemnifying Party shall fail to give the Defense Notice within said 20 day period, (i) the Indemnifying Party shall be deemed to have elected not to conduct the defense of the subject claim, and in such event the Indemnified Party shall have the right, at the expense of the Indemnifying Party, to conduct the defense in good faith and appoint Defense Counsel and to consent to the entry of any judgment or compromise and settle the Third Party Claim in good faith without prior consent of the Indemnifying Party, unless as a result of such compromise or settlement, the Indemnifying Party would be subject to an injunction or other equitable remedy and (ii) the Indemnifying Party shall no longer be entitled to control the defense of such claim and the Indemnifying Party will be liable for the fees and expenses of counsel employed by the Indemnified Party in the defense of such claim, irrespective of whether or not the Indemnified Party ultimately prevails on the defense of such Third Party Claim. Notwithstanding the foregoing, the Indemnified Party shall not enter into any such compromise or settlement without the consent of the Indemnifying Party if such compromise or settlement does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a full release from all liability in respect to such Third Party Claim.

(c) In the event that the Indemnifying Party does deliver a Defense Notice and thereby elects to conduct the defense of the subject Third Party Claim, the Indemnifying Party shall conduct the defense in good faith at its expense and shall have the right to consent to the entry of any judgment or compromise and settle the Third Party Claim in good faith without prior consent of the Indemnified Party; provided, however, that no Indemnifying Party shall consent to the entry of any judgment or compromise or enter into any settlement without the prior written consent of the Indemnified Party if (i) such judgment or settlement does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a full release from all liability in respect to such Third Party Claim, (ii) such judgment or settlement would result in the finding or admission of any violation of Law, (iii) such judgment or settlement imposes liability on the part of the Indemnified Party for which the Indemnified Party is not entitled to complete and full indemnification hereunder or (iv) such settlement or judgment includes, or seeks, a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party. The Indemnified Party shall have the right at its expense to participate in such defense assisted by counsel of its own choosing.

(d) In the event that the Indemnifying Party does not agree in writing to accept the defense of a Third Party Claim, then the Indemnified Party shall have the right to defend against, negotiate, settle or otherwise deal with the Third Party Claim in such manner as the Indemnified Party deems appropriate (including appointing Defense Counsel), in its sole discretion, and the Indemnified Party shall be entitled to indemnification therefor, subject to the limitations set forth in Section 8.6. The Party controlling such Third Party Claim shall keep the non-controlling Party reasonably advised of the status of such Third Party Claim, on at least a monthly basis (and on a more frequent basis upon the occurrence of material developments, pleadings or events related to such defense), and shall consider in good faith recommendations made by the non-controlling Party with respect thereto.

(e) Notwithstanding anything to the contrary contained herein, the Indemnifying Party shall not be entitled to control the defense or settlement of, or appoint Defense Counsel with respect to the defense or settlement of, but may participate in, at its own expense, and the Indemnified Party shall have the right to conduct the defense in good faith and appoint Defense Counsel with respect to the defense or settlement of, and may consent to the entry of any judgment or compromise and settle in good faith, any Third Party Claim that (i) seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, (ii) involves criminal allegations, (iii) involves a client, distributor, operator or customer of the Indemnified Party or any other material commercial relationship, (iv) involves a current or former employee of the Seller or any of its Affiliates, (v) may result in any Buyer Indemnified Party incurring Liability for Taxes that are not indemnified pursuant to this Agreement, or (vi) is not being vigorously defended by the Indemnifying Party.

(f) Any final judgment entered or settlement agreed upon in the manner provided herein shall be binding upon the Indemnifying Party, and shall conclusively be deemed to be an obligation with respect to which the Indemnified Party is entitled to prompt indemnification hereunder.

(g) A failure by an Indemnified Party to give timely, complete or accurate notice as provided in this Section 8.4 will not affect the rights or obligations of any Party except and only to the extent that, as a result of such failure, any Indemnifying Party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise directly and materially damaged as a result of such failure to give timely, complete or accurate notice.

Section 8.5 Claims for Indemnification.

(a) An Indemnified Party shall make any claims for indemnification pursuant to Section 8.2 or Section 8.3 by delivering a written notice setting forth such claim in reasonable detail (a “Claim Notice”).

(b) The Indemnifying Party may make a written objection (“Objection”) to any claim for indemnification set forth in a Claim Notice, describing in reasonable detail the grounds for such objection. The Objection shall be delivered to the Indemnified Party within twenty days after delivery of a Claim Notice to the Indemnifying Party. If the Indemnifying Party fails to deliver an Objection within such twenty day period, the Indemnifying Party will be deemed to have irrevocable acknowledged that the Indemnified Party is entitled to indemnification under this ARTICLE 8 for the Losses arising from such Claims Notice.

(c) For a period of 15 Business Days, the Indemnifying Party and the Indemnified Party shall attempt in good faith to resolve any claim for indemnification to which an Objection is made. If such Parties are able to resolve any such claim for indemnification, they shall prepare and sign a memorandum setting forth such agreement. If no such resolution can be reached, either Buyer or Seller may demand arbitration of the matter in accordance with Section 11.11 and such arbitration shall be the sole dispute resolution mechanism available for such disputes.

Section 8.6 Certain Limitations.

(a) From and after the Closing Date, any indemnification that Buyer Indemnified Party may be entitled to under Section 8.2(a) (other than with respect to Fundamental Representations) shall be satisfied solely (i) from the Escrow Amount until the earlier of the date that (A) the Escrow Account expires or is terminated in accordance with the Escrow Agreement or (B) the amount of Losses paid from the Escrow Amount to the Buyer Indemnified Party equals or exceeds the Escrow Amount, and (ii) by recovery from the R&W Policy, in any order of priority selected by the Buyer Indemnified Party. For purposes of clarity, (1) the right of the Buyer Indemnified Persons to be indemnified from the Escrow Account or the R&W Policy shall be the sole and exclusive remedy with respect to the matters set forth in Section 8.2(a) (other than with respect to Fundamental Representations), (2) the maximum aggregate Liability pursuant to in connection with any matter set forth in Section 8.2(a) (other than with respect to Fundamental Representations), shall be limited to an amount equal to the Escrow Amount and (3) none of the Seller, any current or former Beneficial Owner, any Affiliate of any of the foregoing, or any Representative of any of the foregoing, shall have any Liability of any nature to Buyer or any Affiliate thereof with respect to any matter set forth in Section 8.2(a) (other than with respect to Fundamental Representations).

(b) From and after the Closing Date, any indemnification that an Buyer Indemnified Party may be entitled to under Section 8.2(a) with respect to the Fundamental Representations or subclauses (b) through (i) of Section 8.2 shall be satisfied first, from (i) the Escrow Amount until the earlier of the date that (A) the Escrow Account expires or is terminated in accordance with the Escrow Agreement or (B) the amount of Losses paid from the Escrow Amount to the Buyer Indemnified Party equals or exceeds the Escrow Amount, or (ii) by recovery from the R&W Policy, in any order of priority selected by the Buyer Indemnified Party, and second, from the Beneficial Owners.

(c) The aggregate amount required to be paid by Seller and the Beneficial Owners under Section 8.2 shall not exceed an amount equal to the Purchase Price (the “Cap”).

(d) The aggregate amount required to be paid by Buyer under Section 8.3 shall not exceed the Cap.

(e) Notwithstanding anything to the contrary contained herein, the limitations set forth in Section 8.6(a) through Section 8.6(d) shall not apply to Losses arising out of, relating to or otherwise by virtue of, directly or indirectly, any fraud, intentional misrepresentation or willful misconduct.

(f) For purposes of determining whether there has been a breach of representation or warranty and for the purposes of determining the amount of any Losses payable therefrom pursuant to Section 8.2(a) or Section 8.3(a), the representation and warranty shall be determined as if any such representation or warranty that is qualified by “material,” “in all material respects” or any similar term or limitation is so true and correct will be made as if “material,” “in all material respects” or any similar terms or limitations were not included therein (except that the materiality qualifiers as described in the preceding part of this clause shall not be disregarded in the lead-in to Section 2.8).

Section 8.7 Indemnification as Sole Remedy. The indemnification provided for in this ARTICLE 8 shall be the sole and exclusive remedy and recourse for any matters arising out of this Agreement and the Transaction Documents; provided, however, that in the case of fraud or intentional misrepresentation or willful misconduct, the Buyer Indemnified Parties or the Seller Indemnified Parties, as applicable, shall have all remedies available at Law or equity without giving effect to any of the limitations set forth in this Article 8; provided, further, that this Section 8.7 shall not limit any Party’s right to seek and obtain equitable remedies with respect to ARTICLE 10; provided, further, that this Section 8.7 shall not limit to a Party’s right to recover any amounts owed pursuant to Section 1.8(c), nor shall this Section 8.7 apply to Section 11.18 or the engagement agreement by and among the Beneficial Owner Representative, Seller and the Beneficial Owners, which shall be enforceable by the Beneficial Owner Representative in their entirety against Seller and the Beneficial Owners.

Section 8.8 Payment. Payments of all amounts owing by an Indemnifying Party under this ARTICLE 8 shall be made promptly by such Indemnifying Party upon a final settlement among the Indemnifying Parties and the Indemnified Parties or upon a final adjudication determined by a court of competent jurisdiction in accordance with this ARTICLE 8. Any payment that is not made within 10 Business Days of the determination that such obligation is owing shall bear interest at the Applicable Rate per annum, or, if less, the maximum rate permitted by applicable Law. In addition, the Indemnifying Party shall reimburse the Indemnified Party for any and all costs or expenses of any nature or kind whatsoever (including reasonable legal fees) incurred in seeking to collect payment under this ARTICLE 8, and no limitation in this ARTICLE 8 shall apply to such reimbursement or to any interest paid or to be paid pursuant to this Section 8.8.

Section 8.9 Purchase Price Adjustment. Any indemnification received under this ARTICLE 8 shall be treated for Income Tax purposes by Buyer, Seller and their respective Affiliates, to the extent permitted by Law, as an adjustment to the Purchase Price unless a Final Determination causes any such amount not to constitute an adjustment to the Purchase Price for federal income tax purposes. The term “Final Determination” shall mean (a) any final determination of liability in respect of a Tax that, under applicable Law, is not subject to further appeal, review or modification through Proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations) or (b) the payment of Tax by Buyer or Seller, whichever is responsible for payment of such Tax under applicable Law, with respect to any item disallowed or adjusted by a taxing authority, provided that such responsible party or parties determine(s) that no action should be taken to recoup such payment and the other party agrees in writing prior to such payment.

Section 8.10 Insurance Proceeds and Other Payments. The amount of any and all Losses for which indemnification is provided pursuant to this ARTICLE 8 will be net of any amounts of any insurance proceeds, indemnification payments, contribution payments or reimbursements actually received by the Buyer Indemnified Party with respect to such Losses or any of the circumstances giving rise thereto; provided, however that the amount of any and all Losses for which indemnification is provided pursuant to this ARTICLE 8 will only be net of insurance provided under the R&W Policy to the extent that it is in excess of the Escrow Amount. In connection therewith, if, within twenty-four (24) months following payment in full by the Seller and the Beneficial Owners of any amounts of Losses due under this Agreement, the Buyer Indemnified Party receives any insurance proceeds, indemnification payments, contribution payments or reimbursements relating to the circumstances giving rise to such Losses (provided, however that with respect to insurance proceeds under the R&W Policy, only in excess of the Escrow Amount), the Buyer Indemnified Party will promptly remit to the Seller such proceeds, payments or reimbursements in an amount not to exceed the amount of the corresponding indemnification payment made by the Seller and the Beneficial Owners. The Buyer and the Parent will use (and will cause their Affiliates to use) commercially reasonable efforts to collect the proceeds of any available insurance which would have the effect of reducing any Losses (in which case the net proceeds thereof will reduce the Losses; provided, however that notwithstanding the foregoing and notwithstanding the obligations set forth in Section 8.11, proceeds received pursuant to the R&W Policy shall only reduce Losses to the extent that such proceeds are in excess of the Escrow Amount).

Section 8.11 Mitigationa. . The Parent and the Buyer will use its commercially reasonable efforts to mitigate any Losses with respect to which it may be entitled to seek indemnification pursuant to this Agreement.

Section 8.12 Beneficial Owner Representativeb. . With respect to procedural matters only, such as notices, communications and other actions required under this Article VIII involving the Seller or the Beneficial Owners as the “Indemnifying Party” for claims under Section 8.2(a), the Beneficial Owner Representative shall administer, manage, control or conduct such procedural matters pursuant to the authority granted to the Beneficial Owner Representative under Section 11.18 and references to the “Indemnifying Party” shall be deemed to refer to the Beneficial Owner Representative for such purposes (and not with respect to any liability for Losses or any right to receive any payments) under this Article VIII. Any decision, act, consent or instruction of the Beneficial Owner Representative shall constitute a decision of the Seller and all of the Beneficial Owners and shall be final, binding and conclusive upon the Seller and each of such Beneficial Owner, and Buyer may rely upon any such decision, act, consent or instruction of the Beneficial Owner Representative as being the decision, act, consent or instruction of the Seller and each and every Beneficial Owner. Buyer is hereby relieved from any Liability to any Person for any acts done by Buyer in accordance with such decision, act, consent or instruction of the Beneficial Owner Representative.

ARTICLE 9

CLOSING DELIVERABLES

Section 9.1 Deliveries by Seller to Buyer. At the Closing, Seller shall deliver or cause to be delivered to Buyer:

(a) (i) an executed Bill of Sale, (ii) an executed Assignment and Assumption Agreement in the form attached hereto as Exhibit F, and (iii) such other assignments, endorsements and documents of title and other good and sufficient instruments of conveyance and transfer, as are effective to vest Buyer with full and complete right, title and interest in and to the Assets, free and clear of all Liens;

(b) a certificate executed and delivered by the Secretary of Seller, attesting and certifying as to (i) the organizational documents of Seller, including the certificate of organization of Seller, which shall also be certified as of a recent date by the Secretary of the State of Delaware and the operating agreement of Seller;

(c) a certificate of good standing for Seller issued not more than 10 days prior to the Closing Date by the Secretary of State of Delaware;

(d) payoff letters for each instrument of Indebtedness set forth on Schedule 8.2(d) from the obligees thereunder setting forth the amounts necessary to pay off all such Indebtedness under such instrument as of the Closing Date along with the per diem interest amount with respect thereto and otherwise in form and substance reasonably satisfactory to Buyer (the “Payoff Letters”), and evidence reasonably satisfactory in form and substance to Buyer of the release of all claims or Liens held by such parties on or against the Assets;

(e) a non-foreign affidavit dated as of the Closing Date from Seller, sworn under penalty of perjury and in the form prescribed by Treasury Regulations Section 1.1445-2, stating that Seller is not a “foreign person” as defined in Section 1445 of the Code;

(f) an executed Trademark Assignment Agreement in the form attached hereto as Exhibit G;

(g) an executed Patent Assignment Agreement in the form attached hereto as Exhibit H;

(h) an executed Domain Name Assignment Agreement in the form attached hereto as Exhibit I;

(i) an executed Escrow Agreement in the form attached hereto as Exhibit J;

(j) an executed Transition Assistance Agreement in the form attached hereto as Exhibit K;

(k) evidence reasonably satisfactory to Buyer that all employee obligations related to the period prior to the Closing, including payroll, accrued bonuses, vacation and paid time off, have been settled;

(l) an electronic copy in a format acceptable to Buyer of the source code, object code, and internal technical documentation for all Owned Software; and

(m) such other documents and instruments as Buyer may reasonably require in order to effectuate the transactions that are the subject of this Agreement and the Transaction Documents.

Section 9.2 Deliveries by Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Seller:

(a) an executed Assignment and Assumption Agreement in the form attached hereto as Exhibit F;

(b) an executed Trademark Assignment Agreement in the form attached hereto as Exhibit G;

(c) an executed Patent Assignment Agreement in the form attached hereto as Exhibit H;

(d) an executed Domain Name Assignment Agreement in the form attached hereto as Exhibit I;

(e) an executed Escrow Agreement in the form attached hereto as Exhibit J;

(f) an executed Transition Assistance Agreement in the form attached hereto as Exhibit K;

(g) copies of all Records, delivered in a hard drive or via a cloud storage website in the manner reasonably required by Buyer.

ARTICLE 10

COVENANTS AND OTHER AGREEMENTS

Section 10.1 Non-Competition; Confidentiality. The Parties agree that Buyer is relying on the covenants and agreements set forth in this Section 10.1, that without such covenants Buyer would not enter into this Agreement or the transactions contemplated hereby, and that the Purchase Price is sufficient consideration to make the covenants and agreements set forth herein enforceable.

(a) In furtherance of the acquisition of the Assets by virtue of the transactions contemplated hereby, to more effectively protect the value of the Assets, and to induce Buyer to consummate the transactions contemplated by this Agreement, Seller and each Beneficial Owner who is an officer, director or employee of the Seller covenants and agrees that, during the Term, (and agrees to cause their officers and employees, Affiliates and officers and employees of any of their Affiliates to agree) at all times, such Persons will not, without the prior written consent of

Buyer (which consent may be withheld by Buyer in its sole discretion), directly or indirectly, whether as principal, agent, partner, director, officer, stockholder, member, manager, employee, consultant or otherwise, conduct, operate, carry out or engage in any business competitive with the Business other than through Buyer, or own any interest in, perform any services for, advise or consult for, render financial assistance (including through lending money) to any Person other than Buyer that conducts, operates, carries out or engages in activity competitive with the Business in any geographic area in which Parent or any of its Subsidiaries then conducts or is engaged in business. The “Term” shall mean the period beginning on the Closing Date and ending upon the fifth year anniversary of the Closing Date; provided, however, that in the event of a breach or violation by Seller or any Beneficial Owner (including, in each case, a failure to cause their officers and employees, Affiliates and officers and employees of their Affiliates) of this Section 10.1, the Term with respect to such Seller or Beneficial Owner shall be extended by a period of time equal to the period of time during which he, she or it has violated the terms of this Section 10.1. For purposes of this Section 10.1, the term “Affiliates” shall be deemed with respect to any Seller or Beneficial Owner to not include Buyer or its Subsidiaries.

(b) Seller and each Beneficial Owner agrees that during the Term he, she or it will not, directly or indirectly, whether as principal, agent, partner, director, officer, stockholder, member, manager, employee, consultant or otherwise, either for Seller or any Beneficial Owner or for any other Person, (i) solicit or induce any client, operator, distributor, customer or supplier of Buyer or any of its Subsidiaries, in each case, as of the Closing Date, to reduce or refrain from doing any business with Buyer or such Subsidiary, (ii) damage any relationship between Buyer or any of its Subsidiaries and any of its clients, operators, distributors, customers or suppliers (or any Person in respect of which Seller or any Beneficial Owner is actually aware that Buyer or any of its Subsidiaries has approached or has made significant plans to approach as prospective clients, operators, distributors, customers or suppliers within 18 months prior thereto), in each case, as of the Closing Date, or (iii) aid Persons involved in any such acts.

(c) Seller and each Beneficial Owner recognizes and acknowledges that as of the date of this Agreement, he, she or it has knowledge of confidential and proprietary information concerning Buyer and its Affiliates and Seller and their Affiliates, including information relating to financial statements, clients, customers, potential clients or customers, employees, suppliers, equipment, designs, drawings, programs, strategies, analyses, profit margins, sales, methods of operation, plans, products, technologies, materials, trade secrets, strategies, prospects or other proprietary information (“Confidential Information”). In light of the foregoing, from and after the date hereof, Seller and each Beneficial Owner (except in connection with the good faith performance of his or her duties as an employee or consultant of Buyer after Closing, if applicable) shall maintain the confidentiality of, and refrain from using or disclosing to any Person, all Confidential Information, except to the extent disclosure of any such information is required by Law or is in the public domain through no wrongful act on the part of Seller or a Beneficial Owner or any of his, her or its agents. In the event that Seller or a Beneficial Owner reasonably believes based on the opinion of counsel that he, she or it is required by Law to disclose any Confidential Information, Seller or such Beneficial Owner will (i) provide Buyer with prompt notice before such disclosure so that Buyer may attempt to obtain a protective order or other assurance that confidential treatment will be accorded to such Confidential Information and (ii) cooperate with Buyer in attempting to obtain such order or assurance at Buyer’s sole cost and expense.

(d) Without limiting the generality of the provisions of Section 10.1(a) above, Seller and Beneficial Owner hereby covenants and agrees that during the Term he, she or it shall not (and shall not permit any of their Affiliates or any officer or employee of any of their Affiliates to) solicit or recruit any Transferred Employees in any way for the purpose of offering them employment (or hire or employ any such employee), either as an employee or as a consultant or adviser, directly or indirectly, for himself, herself or itself or with or for others. Seller and each Beneficial Owner agrees to refrain from (and agrees to cause their Affiliates and any officer or employee of any of their Affiliates to refrain from) authorizing, directing or advising any third Persons or entities to solicit or recruit any of such employees for the purpose of offering them employment, either as an employee or as a consultant or adviser, directly or indirectly, for himself or with or for others. This Section 10.1(d) shall not prohibit Seller or any Beneficial Owner or any of their Affiliates from making public announcements or other forms of widespread general solicitation for open job positions or from subsequent hiring of individuals responding to such public announcements or widespread general solicitations so long as such public announcements and widespread general solicitations are not targeted toward Transferred Employees.

(e) During the Term, Seller and each Beneficial Owner, agrees that it will not, directly or indirectly, whether in written or oral form, criticize, denigrate or disparage Buyer or any of its Affiliates, or any of their respective current or former managers, equityholders, directors, officers employees or representatives, with respect to any of its past or present activities.

(f) The restrictive covenants contained in this Section 10.1 shall be in addition to, and not in lieu of, and shall not in any way limit the enforceability of, any restrictive covenant covering similar subject matter contained in any other agreement to which Seller or any Beneficial Owner is a party, including any restrictions agreed to in his, her or its capacity as an employee, consultant, officer, director or equityholder of Buyer or any Affiliate of Buyer.

(g) The Parties intend that the covenants contained in this Section 10.1 shall be construed as a series of separate covenants, one for each state within the United States and one for each country outside the United States. Except for geographic coverage, each such separate covenant shall be deemed identical in terms. If any court of competent jurisdiction shall at any time deem the term of any particular restrictive covenant contained in this Section 10.1 too lengthy, the geographic area covered too extensive or the scope too broad, the other provisions of this Section 10.1 shall nevertheless stand, the term shall be deemed to be the longest period permissible by Law under the circumstances, the geographic area covered shall be deemed to comprise the largest territory permissible by Law under the circumstances and the scope shall be as broad as permissible by Law under the circumstances. The court in each case shall reduce the term, geographic area and or scope covered to permissible duration, size or breadth.

(h) Seller and each Beneficial Owner represents that he, she or it is familiar with the covenants not to compete, not to solicit and not to disparage contained in this Section 10.1 and is fully aware of his, her or its obligations hereunder. Seller and each Beneficial Owner further agrees that the length of time, scope and geographic coverage is reasonable given the benefits he, she or it has received hereunder. Seller and each Beneficial Owner further agrees that he, she or it will not challenge the reasonableness of the time, scope and geographic coverage in any legal proceeding, regardless of who initiates litigation.

(i) Seller and each Beneficial Owner acknowledges and agrees that the covenants set forth in this Section 10.1 are reasonable and necessary for the protection of Buyer’s business interests, that irreparable injury will result to Buyer if Seller or any Beneficial Owner (or any of their officers or employees, Affiliates or any officers or employees of their Affiliates) breaches any of the terms of this Section 10.1, and that in the event of an actual or threatened breach by Seller or any Beneficial Owner (or any of their officers or employees, Affiliates or any officers or employees of their Affiliates) of any of the provisions contained in this Section 10.1, Buyer will have no adequate remedy at Law. Each Beneficial Owner further acknowledges and agrees that the covenants set forth in this Section 10.1 will not interfere with it, his or her ability to earn a living. Seller and each Beneficial Owner accordingly agrees that in the event of any actual or threatened breach by him, her or it (or any of their officers or employees, Affiliates or any officers or employees of their Affiliates) of any of the provisions contained in this Section 10.1, Buyer shall be entitled to injunctive and other equitable relief without (i) the posting of any bond or other security, (ii) the necessity of showing actual damages and (iii) the necessity of showing that monetary damages are an inadequate remedy. Nothing contained herein shall be construed as prohibiting Buyer from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages that it is able to prove. Seller and each Beneficial Owner shall be liable for any breach by his, her or its officers and employees, Affiliates and any officers or employees of their Affiliates of this Section 10.1.

Section 10.2 Consents; Nonassignable Assets. At the request of Buyer, during the 180-day period immediately following the Closing Date, Seller and the Beneficial Owners shall use their commercially reasonable efforts to obtain any consents required to be disclosed under Section 2.3 of the Disclosure Schedule or Section 2.4 of the Disclosure Schedule, (whether or not such consents were identified under Section 6.3(e) or Section 6.3(f) as conditions to the obligations of Buyer to close the transaction) that were not obtained on or prior to the Closing Date. To the extent that the assignment hereunder by Seller to Buyer of any Asset is not permitted or is not permitted without the consent of any other Person, which consent has not been received, this Agreement shall not be deemed to constitute an assignment of any such Asset if such consent is not given or if such assignment otherwise would constitute a breach of, or cause a loss of contractual benefits under, any such Asset, and Buyer shall not assume any Liabilities thereunder. With respect to any such Asset, Seller shall continue to use commercially reasonable efforts to obtain such consents and shall cooperate with Buyer in any arrangement designed to provide Buyer with the rights and benefits (subject to the obligations) under any such Asset. Upon the receipt of any such consent, Seller, as applicable, shall assign such Asset to Buyer.

Section 10.3 Agreements Regarding Tax Matters.

(a) After the Closing, Seller, on the one hand, and Buyer, on the other hand, (i) will promptly inform the other Party in writing of any notice that it receives of any audit, investigation, request for documents or information related to Taxes that could affect the Tax liability of the other Party, (ii) will each provide the other Party, at the other Party’s expense, such assistance as may reasonably be requested in connection with the preparation of any Tax Return, audit or other examination by any Governmental Authority relating to Taxes or any Proceeding relating to liability for Taxes, (iii) will each retain and, at the other Party’s expense, provide to the other Party all records and other information that may be relevant to any such Tax Return, audit or examination, Proceeding or determination and (iv) will each provide the other Party with any final determination of any such audit or examination, Proceeding or determination that affects any amount required to be shown on any Tax Return of the other Party for any period. Without limiting the generality of the foregoing, Seller will retain, until the expiration of the applicable statutes of limitation (including any extensions thereof), copies of all Tax Returns, supporting work schedules and other records relating to Tax periods or portions thereof of Seller ending on or prior to the Closing Date.

(b) For all purposes under this Agreement (including the determination of Seller Taxes), in the case of Taxes that are payable with respect to any period that includes but does not end on the Closing Date (each, a “Straddle Period”), the portion of any such Tax that is allocable to the portion of the period ending on the close of the Closing Date shall be (i) in the case of Taxes that are (x) based upon or related to income or receipts, (y) imposed in connection with the sale or other transfer or assignment of property (real or personal, tangible or intangible), or (z) employment, payroll, social security or other similar Taxes, deemed equal to the amount which would be payable if the taxable year ended on the close of the Closing Date; and (ii) in the case of property, ad valorem, and other similar Taxes imposed on an annual or periodic basis with respect to any assets, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the close of the Closing Date and the denominator of which is the number of calendar days in the entire period.

(c) All transfer, documentary, sales, use, registration, licensing, stamp and other such Taxes and fees (including any penalties and interest thereon) incurred in connection with the transactions contemplated by this Agreement (together, “Transfer Taxes”) shall be timely paid by Seller, as applicable, when due. The party responsible under applicable Law shall file all necessary Tax Returns and other documentation with respect to all Transfer Taxes, and if required by applicable Law, Seller and Buyer shall, and shall cause their respective Affiliates to (if applicable), join in the execution of any such Tax Returns and other documentation. The third-party expenses of preparing and filing such returns and documentation shall be paid by Seller, which shall be an Excluded Liability.

(d) Seller and Buyer will reasonably cooperate to treat Buyer as a “successor employer” and Seller as a “predecessor,” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to employees of Seller who are employed by Buyer immediately following the Closing for purposes of Taxes imposed under the Federal Unemployment Tax Act or the Federal Insurance Contributions Act and corresponding state statutes. Seller shall prepare and deliver an IRS Form W-2 for each its employees for all periods prior to the Effective Date.

Section 10.4 Post-Closing Operations.

(a) Following the Closing and until the Final Net Working Capital is determined pursuant to Section 1.8(e), Seller shall retain in its bank account an amount in cash equal to at least (i) the amount required as of the Closing to discharge in full the Indebtedness of Seller, plus (ii) the amount required to discharge in full all Seller Transaction Expenses, plus (iii) an amount sufficient to pay any reasonably expected payment to the Buyer pursuant to Section 1.8(c).

(b) Within 60 days following the Buyer’s delivery any amount paid pursuant to Section 1.5 or Section 1.8(c), Seller shall promptly distribute such amount to its equityholders in accordance with the terms of the Seller LLC Agreement. Notwithstanding the foregoing, Seller shall be entitled to retain a portion of each of such amounts that Seller determines in good faith may be needed by Seller to pay or satisfy any Liabilities after the Closing, including any obligations under this Agreement, under Seller’s organizational documents, or related to the maintenance, operation and subsequent liquidation and wind-down of the Seller, and shall be entitled to deduct and withhold from such payments such amounts as it is required to deduct and withhold, if any, with respect to the making of Tax payments required to be made by Seller under the Code, or any provision of applicable Tax law. Seller shall not make any disbursement, dividend, distribution or other payment to its equityholders that is in violation of Seller’s organizational documents.

(c) Seller agrees that, on and after the Closing Date, all Receivables of Seller (whether accrued prior to, on or after the Closing Date) shall be the property of Buyer. In addition, Seller agrees that Buyer shall have the right and authority to collect for the account of Buyer all Receivables of Seller, whether accrued prior to, on or following the Closing Date. Following the Closing, in the event that Seller receives payments on account of any such Receivables by any account debtor, it shall hold such money in trust for the benefit of Buyer and shall promptly after receipt pay such amounts to Buyer by wire transfer of immediately available funds to a bank account designated by Buyer.

Section 10.5 Further Assurances. Each of the Parties agrees that subsequent to the Closing Date, upon the reasonable request of any other Party from time to time, it, she or he shall execute and deliver, or cause to be executed and delivered, such further instruments and take such other actions as may be reasonably necessary to carry out the transactions contemplated by this Agreement and the Transaction Documents or to vest, perfect or confirm ownership of the Assets.

Section 10.6 Payment of Excluded Liabilities. After the Closing, Seller agrees (and the Beneficial Owners agree to cause Seller to) pay in full and discharge all of the Excluded Liabilities in accordance with their stated terms, as applicable, and in a manner that is not detrimental to any relationships of Buyer, the Business, the Assets or the Assumed Liabilities with lessors, employees, clients, customers, suppliers or other Persons.

Section 10.7 State and Local Taxes. Seller shall at its expense within 45 days following the Closing enter into a voluntary disclosure agreement (or any analogous agreement) or program with a nationally recognized accounting firm for the remediation or payment of any state sales Taxes or gross receipts Taxes, including in respect of any Pre-Closing Tax Period in any state or local taxing authorities in all states of the United States other than Illinois and Pennsylvania (any such agreement, a “VDA”), and Seller shall comply at all times with the terms of each VDA, including but not limited to in making any necessary Tax filings, elections, payments and or amendments and providing information required by such program provider. Seller agrees to bear all reasonable third-party costs and expenses, including any Taxes, incurred in connection with seeking, pursuing, or obtaining any VDA pursuant to this Section 10.7. Seller shall provide to Buyer monthly reports of its progress and resolution with respect to each VDA until all Pre-Closing sales Tax payment obligations have been remediated.

Section 10.8 Certain Regulatory Filings.

(a) Promptly after the Closing Date (but in no event more than two (2) business days thereafter), Seller shall update its FDA Device Listings in the Food and Drug Administration’s Unified Registration and Listing System to identify that it is now the contract manufacturer of the Seller Products. Seller shall be available upon reasonable request by Buyer for any additional information and attestation required to enable Buyer to complete such regulatory transfers.

(b) Promptly after the Closing Date (but in no event more than two (2) business days thereafter), Seller shall electronically submit the form MDF4900 and other appropriate official forms to BSI, as the Seller’s Notified Body, through email with a carbon copy to the Buyer of initiation of the transfer of the Certificates from the Seller to the Buyer’s legal entity and include a letter notifying BSI of the transfer of each application, notification or submission made to or with any European regulatory authorities for Seller Products, and each registration, license, permit or governmental approval or clearance from each European regulatory authorities necessary for the development, manufacture, marketing, use or sale of the Seller Products in Europe (collectively, the “European Filings and Registrations”), in the form as mutually agreed by the parties prior to the Closing Date, and Seller shall continue to keep the Buyer in the distribution list and provide copies of such letter to Buyer as appropriate. Promptly after Seller has submitted such letter (but in no event more than five (5) business days thereafter), Buyer shall commence communication with BSI, the notified body, to initiate the change in ownership of the CE-certificate and the ISO 13485 certificate to the Buyer’s name and legal entity. Seller shall be available upon reasonable request by Buyer for any additional information and attestation required to enable Buyer to complete such regulatory transfers.

ARTICLE 11

MISCELLANEOUS

Section 11.1 Notices. All notices, reports, records or other communications that are required or permitted to be given to the Parties under this Agreement shall be sufficient in all respects if given in writing and delivered in person, by overnight courier or by registered or certified mail, postage prepaid, return receipt requested, to the receiving party at the following address:

If to Seller or Beneficial Owners:	300 Welsh Road
Building 1, Suite 100
Horsham, PA 19044
Attn: Richard Ransom
Email: [***]

with a copy (which shall not constitute notice) to:	Bevilacqua PLLC
1050 Connecticut Avenue, N.W.
Suite 500
Washington, D.C. 20036
Attn: Louis A. Bevilacqua, Esq.
Email: [***]

If to Buyer or Parent:	RB Buyer Co, LLC
Tivic Health Systems, Inc.
5821 Industrial Blvd., Suite 100
Hayward, CA 94545
Attn: Jennifer Ernst
Email: [***]
with a copy (which shall not constitute notice) to:
Procopio, Cory, Hargreaves & Savitch LLP
Five Palo Alto Square
3000 El Camino Real, Suite 400
Palo Alto, CA 94306
Attn: Roger C. Rappoport, Esq.
Email: [***]

If to Beneficial Owner Representative or, following the Closing, to Beneficial Owners:

Shareholder Representative Services LLC
950 17th Street, Suite 1400
Denver, CO 80202
Attn: Managing Director
Email: [***]

or such other address as such Party may have given to the other Parties by notice pursuant to this Section 11.1. Notice shall be deemed given on (a) the date such notice is personally delivered, (b) three days after the mailing if sent by certified or registered mail, (c) one Business Day after the date of delivery to the overnight courier if sent by overnight courier, or (d) with regard to any transmission by facsimile, on the date of transmission if transmitted on a Business Day prior to 5 p.m. California time and otherwise, on the next succeeding Business Day after transmission.

Section 11.2 Definitions.

(a) For the purposes of this Agreement, the following terms have the meaning set forth below:

(1) “ADA” means the Americans with Disabilities Act of 1990, as amended from time to time.

(2) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the exercise of voting control, by contract or otherwise.

(3) “Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or analogous combined, consolidated or unitary group defined under state, local or foreign income Tax Law).

(4) “Applicable Rate” means the prime rate of interest reported from time to time in the Wall Street Journal, plus 1%.

(5) “Average Price” as of any date is the volume weighted average price (VWAP) of Parent Common Stock on the NASDAQ Capital Market for the thirty (30) consecutive trading day period ending one (1) trading day prior to the Closing Date.

(6) “Behavioral Data” shall mean any behavioral, browsing, usage, purchase, interest-based, demographic or other information attributable to a Person.

(7) “Business Day” means any day, other than a Saturday or Sunday, that is not a day on which banks located in Heyward, California are required or authorized by Law to be closed.

(8) “Business Employees” means the employees and individual independent contractors of Seller.

(9) “Business Intellectual Property” means any and all Intellectual Property that is necessary for, or used or held for use in connection with, the Business.

(10) “Business IT Assets” means any and all IT Assets used or held for use in connection with the operation of the Business.

(11) “Business Software” means Owned Software and any and all other Software that is used or held for use in connection with the operation of the Business, including all (i) Software used in any Seller Products or in any of Seller’s services to customers and/or end users, including any Software incorporated in, or integrated or bundled with, any such products or services, (ii) Software intended for license to customers and/or end users, and (iii) Software, libraries, modules and other materials used by any Seller or Beneficial Owner in the development, design, construction and testing of any of the Software described in (i) or (ii) above.

(12) “CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act (P.L. 116-136), enacted March 27, 2020.

(13) “Cash” means cash and cash equivalents of Seller as determined with GAAP as applied on a consistent basis throughout the periods comprising the Financial Statements, excluding any cash and cash equivalents attributable to funds held for the benefit or on behalf of any client or customer.

(14) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(15) “Code” means the Internal Revenue Code of 1986, as amended.

(16) “Commercial Software” means any and all Software that (i) is commercially available Commercial, (ii) is not material to the Business or any Seller or Beneficial Owner, (iii) has not been modified or customized for the Business or any Seller or Beneficial Owner, and (iv) is licensed to any Seller or Beneficial Owner for a one-time or annual fee of $10,000 or less.

(17) “Contracts” means all contracts, agreements, licenses, sublicenses, covenants-not-to-sue, settlements, options, leases, purchase orders, commitments, obligations, understandings, notes, warrants or other instrument, in any case whether written or oral, to which Seller is party or by which any of its assets or properties are bound;

(18) “COVID-19” shall mean SARS-CoV-2 or COVID-19, and any natural evolutions thereof or related or associated epidemics, pandemics or disease outbreaks thereof.

(19) “COVID-19 Measures” shall mean any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Laws, order or directive by any Governmental Authority in connection with or in response to COVID-19, including the CARES Act.

(20) “Environmental and Safety Requirements” means any Law that is related to (i) pollution, contamination, cleanup, preservation, protection, reclamation or remediation of the environment, (ii) health or safety, (iii) the Release or threatened Release of any Hazardous Material, including investigation, study, assessment, testing, monitoring, containment, removal, remediation, response, cleanup, abatement, prevention, control or regulation of such Release or threatened Release or (iv) the management of any Hazardous Material, including the manufacture, generation, formulation, processing, labeling, use, treatment, handling, storage, disposal, transportation, distribution, re-use, recycling or reclamation of any Hazardous Material; and includes, but is not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6091 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Clean Water Act (33 U.S.C. § 7401 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Toxic Substance Control Act (15 U.S.C. § 2601 et seq.) and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.).

(21) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(22) “ERISA Affiliate” means Seller and any predecessor of Seller and any other Person who constitutes or has constituted all or part of a controlled group or had been or is under common control with, or whose employees were or are treated as employed by Seller and/or any predecessor of Seller, under Section 414 of the Code or under Section 4001(a)(14) of ERISA.

(23) “Escrow Agent” means Wilmington Trust, N.A.

(24) “Escrow Agreement” means the escrow agreement to be entered into by and among the Buyer, the Seller, the Beneficial Owner Representative and the Escrow Agent, in the form of Exhibit J to this Agreement.

(25) “Escrow Amount” means $1,675,000.

(26) “FDA” means the United States Food and Drug Administration under the Food, Drug & Cosmetics Act of 1976, as amended, and the regulations promulgated thereunder, or any corollary entity in any other jurisdiction.

(27) “Financing” means an equity and/or debt financing by Parent for the purpose of funding all or a portion of the Purchase Price and other working capital requirements of Parent.

(28) “Fundamental Representations” means, collectively, the representations and warranties contained in Section 2.1, Section 2.2, Section 2.3, Section 2.4 and Section 2.5.

(29) “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession that are applicable to the circumstances from time to time.

(30) “GDPR” means the European Union General Data Protection Regulation.

(31) “Good Manufacturing Practices” means with respect to Seller, the standards for the manufacture, processing, packaging, testing, transportation, handling and holding of Seller Products, as set forth in applicable Law.

(32) “Governmental Authority” means any U.S. or non-U.S. (including any supranational) governmental, quasi-governmental, regulatory or self-regulatory authority, agency, commission, body or other entity or any subdivision or instrumentality thereof, including any public international organization or other self-regulatory organization, court, tribunal or arbitrator or any subdivision or instrumentality thereof, in each case of competent jurisdiction.

(33) “Governmental Healthcare Programs” means any and all “federal healthcare programs” as defined by 42 U.S.C. § 1320a–7b(f), including Medicare, Medicaid, TRICARE, Maternal and Child Health Service Block Grant, Children’s Health Insurance Program, Social Services Block Grant and any other, similar or successor federal, state or local healthcare payment programs with or, sponsored in whole or in part by, any Governmental Authority.

(34) “Hazardous Material” means (i) hazardous substances, as defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; (ii) hazardous wastes, as defined by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; (iii) petroleum, including crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute); (iv) radioactive material, including any source, special nuclear, or by-product material as defined in 42 U.S.C. § 2011 et seq.; (v) asbestos that is friable or reasonably likely to become friable; (vi) polychlorinated biphenyls; (vii) microbial matter, biological toxins, mycotoxins, mold or mold spores; and (viii) other material, substance or waste to which liability or standards of conduct may be imposed, or which requires or may require investigation, under any applicable Environmental and Safety Requirements.

(35) “Healthcare Laws” means all Laws related to the provision, administration, management and/or payment for healthcare or healthcare-related products, services or professionals, to the extent applicable to Seller and the business of Seller, including all applicable Laws, as amended from time to time relating to: (a) Governmental Healthcare Programs and Payors; (b) the coding, coverage, reimbursement, billing, administration or submission of claims, benefits or refunds to patients and third party Payors, including employer-sponsored, private and commercial Payors and Governmental Healthcare Programs; (c) Laws related to patient cost-sharing (copays, deductibles, and coinsurance) and balance billing; (d) fraud and abuse, bribes, rebates, kickbacks, referrals, corporate practice of medicine, false claims, fee splitting and patient brokering, including the following Laws and all rules and regulations promulgated pursuant thereto, each as amended: the False Claims Act (31 U.S.C. §§3729 et seq), the Civil Monetary Penalties Law (42 U.S.C. §1320a-7a), the federal Anti-kickback Statute (42 U.S.C. §1320a-7(b)), the federal Stark Law (42 U.S.C. §1395nn), the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), statutes governing all Governmental Healthcare Programs and related state or local statutes, the Program Fraud Civil Penalties Act (31 U.S.C. §3801 et seq.), the Federal Healthcare Fraud law (18 U.S.C. §1347), the Federal Conspiracy to Defraud Statute (18 U.S.C. §286), the Federal False Statements Statute (18 U.S.C. §1001) and all applicable Laws analogous to the foregoing in states and all other jurisdictions in which Seller operates; (e) medical records and patient privacy and security Laws, including HIPAA; (f) professional licensing, conflicts of interest, professional responsibility and standards of care; (g) Medical Device Laws; and (h) any other Law of general applicability to healthcare or governing or regulating the management of healthcare providers, each as amended from time to time

(36) “Healthcare Reform Laws” means, collectively, the Patient Protection and Affordable Care Act, Pub. L. No. 111-148, the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152, and the regulations and guidance issued thereunder.

(37) “HHS” means the U.S. Department of Health and Human Services.

(38) “HIPAA” means, collectively, the Health Insurance Portability and Accountability Act of 1996, Public Law 104-191, as amended by the Health Information Technology for Economic and Clinical Health Act, enacted as Title XIII of the American Recovery and Reinvestment Act of 2009, Public Law 111-5, and their implementing regulations, including but not limited to, the Standards for Privacy of Individually Identifiable Health Information at 45 C.F.R. Parts 160 and 164, Subparts A and E, the Security Standards for the Protection of Electronic Protected Health Information at 45 C.F.R. Parts 160 and 164, Subparts A and C, and the Notification of Breach of Unsecured Protected Health Information requirements at 45 C.F.R. Part 164, Subpart D.

(39) “Income Tax” means any Tax (i) imposed on, or with reference to, net income or gross receipts, or (ii) imposed on, or with reference to, multiple bases, including net income or gross receipts.

(40) “Indebtedness” means, with respect to Seller without duplication, (i) all obligations for borrowed money, including intercompany indebtedness, (ii) all obligations evidenced by notes, bonds, debentures, outstanding checks, acceptances or instruments, or arising out of letters of credit or bankers’ acceptances issued for Seller’s account, (iii) all obligations arising from installment purchases of property or representing the deferred purchase price of property or services in respect of which such person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the Ordinary Course of Business), (iv) the net obligations for which Seller is obligated pursuant to any hedging agreement or arrangement, (v) all obligations, contingent or otherwise, of Seller that, in accordance with GAAP, should be classified upon the balance sheet of Seller (or notes thereto) as indebtedness, (vi) all obligations of Seller arising in connection with any acquisition of assets or businesses to the seller of such assets or businesses and the payment of which is dependent on the future earnings or performance of such assets or businesses and contained in the agreement relating to such acquisition or in an employment agreement delivered in connection therewith, (vii) all contingent obligations of Seller arising in connection with any pending or threatened actions, suits, claims or investigations by a Governmental Authority or third party, (viii) all obligations under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases, (ix) all obligations secured by Liens on property acquired by Seller, whether or not such obligations were assumed by Seller at the time of acquisition of such property, (x) all obligations of Seller with respect to unfunded Employee Benefit Plans, (xi) all obligations of a type referred to in clauses (i) through (x) above which are directly or indirectly guaranteed by Seller or which Seller has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a credit against loss, (xii) interest, principal, prepayment penalty, fees, or expenses, to the extent due or owing in respect of those items listed in clauses (i) through (xi) above, whether resulting from their payment or discharge or otherwise, (xiii) all current assets of Seller not included in Net Working Capital, including but not limited to accrued payroll and accrued PTO, and (xiv) any refinancings of any of the foregoing obligations. For the sake of clarity, “Indebtedness” does not include any liabilities of Seller included in the calculation of Net Working Capital.

(41) “Intellectual Property” means all intellectual property and industrial property rights, assets and priority rights in any jurisdiction throughout the world, including the following, whether protected, created or arising under the laws of the United States or any other jurisdiction or under any international convention: (a) trademarks and service marks, internet domain names, trade dress, logos, trade names, corporate names, d/b/as, social media identifiers and other indicia of origin, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing (“Trademarks”); (b) copyrights, including all applications and registrations, Software, and published and unpublished works of authorship, whether or not copyrightable; (c) confidential and proprietary information, including trade secrets and know-how; (d) patents and patent applications, inventions and discoveries, whether patentable or not, registrations, invention disclosures and applications therefor, all provisionals, divisions, continuations, continuations-in-part, reexaminations, reissues, extensions, substitutions, renewals, patents issue of any of the foregoing and all equivalents or counterparts of the foregoing worldwide; (e) clinical samples, clinical trial data, lab notebooks, proprietary antibody sequences and cell lines; (f) websites and domain names; (g) all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing; (i) all rights to sue and recover damages for past, present and future infringement, misappropriation, dilution or other violation of any of the foregoing; and (j) all rights in any of the foregoing provided by international treaties or conventions and all other rights associated therewith.

(42) “Inventory” has the meaning set forth in Section 1.1(d).

(43) “IT Assets” means systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation.

(44) “Law” means the common law of any state or other jurisdiction, or any provision of any foreign, federal, state or local law, statute, code, rule, regulation, order, certification standard, accreditation standard, Permit, judgment, injunction, decree or other decision of any court or other tribunal or Governmental Authority legally binding on the relevant Person or its properties.

(45) “Liabilities” means any indebtedness (including any Indebtedness), liabilities, Taxes or obligations of any nature whatsoever, whether accrued or unaccrued, absolute or contingent, direct or indirect, asserted or unasserted, fixed or unfixed, known or unknown, choate or inchoate, perfected or unperfected, liquidated or unliquidated, secured or unsecured, or otherwise, and whether due or to become due, and including all costs and expenses related thereto, including all fees, disbursements and expenses of legal counsel.

(46) “Licensed Intellectual Property” means Business Intellectual Property that is owned by another Person and licensed to Seller or any Beneficial Owner pursuant an Assumed Contract.

(47) “Material Adverse Effect” shall mean any change, event, circumstance, condition or effect (regardless of whether or not such change, event, circumstance, condition or effect is inconsistent with the representations or warranties made by Seller or the Beneficial Owners in this Agreement) that, individually or in the aggregate, taking into account all other changes, events, circumstances, conditions or effects, has or would reasonably be likely to be materially adverse to the condition (financial or otherwise), properties, products, assets (including intangible assets), liabilities, business, operations or results of operations of Seller, taken as a whole, except to the extent that any such change, event, circumstance, condition or effect results from (i) the outbreak or escalation of war, hostilities or terrorist activities in any jurisdiction in which the Seller primarily operates; (ii) changes in any applicable laws or regulations or GAAP or other accounting standards (or the interpretation thereof) applicable to the Seller; (iii) changes or conditions affecting the industry or markets in which the Seller primarily operates; (iv) any earthquake, hurricane, tornado or other natural disaster or pandemic (including COVID-19) in any jurisdiction in which the Seller primarily operates; (v) conditions generally affecting the United States economy or credit, securities, currency, financial, banking or capital markets (including any disruption thereof and any decline in the price of any security or any market index) in the United States or elsewhere in the world; (vi) the taking of any action contemplated by this Agreement and the Transaction Documents contemplated hereby, including the completion of the Transactions; provided, however, that such changes in (i) — (v) do not have a disproportionate effect on the Seller (and, in which case, only the incremental disproportionate impact may be taken into account in determining whether there has been a Material Adverse Effect).

(48) “Medical Device Laws” means all applicable requirements of the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §§ 301 et seq., all applicable regulations promulgated by the FDA related to medical devices including those relating to nonclinical research, clinical research, good clinical practices, good laboratory practices, investigational use, premarket notification, premarket approval, establishment registration, device listing, clinical trial registration and reporting, Quality System Regulation, record keeping, labeling, advertising, device importation and exportation, medical device reporting, recalls and reporting of corrections and removals, as applicable, and all similar applicable Laws promulgated by other Governmental Authorities outside the United States.

(49) “NDA” means that certain Mutual Confidentiality Agreement, dated as of October 18, 2021, by and between Parent and Seller.

(50) “Net Working Capital” means, as of the close of business on the Closing Date, the Seller’s current assets (excluding Cash and deferred tax assets), less the Seller’s current liabilities (excluding the current portion of Indebtedness and deferred tax liabilities), in each case, determined in accordance with GAAP. Attached hereto as Exhibit D is a sample calculation of Net Working Capital.

(51) “Net Working Capital Target” means $1,300,000.

(52) “Order” means any order, award, judgment, injunction, writ, decree (including any consent decree or similar agreed order or judgment), directive, settlement, stipulation, ruling, determination, decision or verdict, whether civil, criminal or administrative, in each case, that is entered, issued, made or rendered by any Governmental Authority.

(53) “Ordinary Course of Business” means, with respect to any Person, the conduct that is consistent in nature and scope with the past practices of such Person prior to the date of this Agreement and taken in the ordinary course of normal, day-to-day operations of such Person.

(54) “Owned Intellectual Property” means Business Intellectual Property that is owned or purported to be owned by any Seller or any Beneficial Owner.

(55) “Owned Software” means all Software owned or purported to be owned by Seller or any Beneficial Owner in connection with operation of the Business.

(56) “Payments Administrator” means Acquiom Financial LLC, a Colorado limited liability company, pursuant to that certain Payments Administration Agreement to be entered into as of Closing by and among Buyer, the Beneficial Owner Representative and the Payments Administrator (the “Payments Administrator Agreement”).

(57) “Payor” means any commercial or private payor or program, including any private insurance payor or program, health care service plan, health insurance company, health maintenance organization, self-insured employer, or other third-party payor programs in which Seller is enrolled or participates or from which it receives reimbursement for healthcare items or services. For the avoidance of doubt, “Payor” as used herein does not include Governmental Healthcare Programs.

(58) “Permits” means any permits, licenses, approvals, clearances, registration approval certificates, variances, waivers or consents, registrations, listings, qualifications, approvals and authorizations by or of Governmental Authorities and all additions, applications, renewals or modifications related thereto that are sed in or necessary to the operation of the Business, as conducted to date and as presently proposed to be conducted.

(59) “Permitted Liens” means (i) Liens for Taxes, assessments or governmental charges not yet due and payable, or which are being contested in good faith and by appropriate Proceedings (and for which adequate accruals or reserves have been established in the Financial Statements); (ii) Liens imposed by Law, such as carriers’, warehousemen’s and mechanics’ liens with respect to which the underlying Liabilities are not delinquent or are being contested in good faith and by appropriate Proceedings; or (iii) zoning, entitlement or other land use regulations that do not, individually or in the aggregate, interfere with the current use or utility or diminish the value of the encumbered property.

(60) “Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated association, corporation or other entity or any Governmental Authority.

(61) “Personnel Records” has the meaning set forth in Section 1.2(g).

(62) “Pre-Closing Tax Period” means any Taxable period (or portion thereof) ending on or before the end of the Closing Date.

(63) “Privacy Laws” means all applicable Laws related to the Processing of Private Data or otherwise relating to privacy, cyber security, breach notification, or data localization, including but not limited to HIPAA, GDPR and the California Consumer Privacy Act of 2018.

(64) “Private Data” means Behavioral Data and Tracking Data.

(65) “Process” or “Processing” means the collection, access, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal, disclosure or other activity regarding data (whether electronically or in any other form or medium).

(66) “Protected Health Information” means protected health information as that term is defined at 45 C.F.R. § 160.103 for purposes of HIPAA.

(67) “Public Software” means any Software that is licensed pursuant to: (a) any license that is a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); (b) any license to Software that is considered “free” or “open source software” by the Open Source Foundation or the Free Software Foundation; or (c) any reciprocal or “copyleft” license, in each case whether or not source code is available or included in such license.

(68) “Quality System Regulation” means design control, Good Manufacturing Practices, and quality system management requirements governing the standards and methods to be used in, and the facilities or controls to be used for, the design, manufacture, processing, packaging, labeling, storage, installation, servicing, testing or holding of medical devices to assure their quality, safety, performance, and effectiveness, including the FDA Quality System Regulation at 21 C.F.R. Part 820, international standards for quality management systems as adopted by the International Organization for Standardization such as ISO 13485:2016, and similar requirements of any Governmental Authority, as applicable.

(69) “Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

(70) “Related Party” means Seller, each Beneficial Owner, each officer, director, manager or employee of Seller, each family member or relative, whether by blood, marriage or adoption, of any such Person, each trust for the benefit of any of the foregoing, and each Affiliate of any of the foregoing.

(71) “Related Party Transaction” means any Contract or other transaction between Seller, on the one hand, and any Related Party, on the other hand.

(72) “Release” shall mean any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping into the indoor or outdoor environment.

(73) “Securities Act” means the Securities Act of 1933, as amended.

(74) “Seller LLC Agreement” means that certain Third Amended and Restated Operating Agreement of Seller dated March 16, 2020, as amended by the First Amendment to Third Amended and Restated Operating Agreement dated May 12, 2020, by the Second Amendment to Third Amended and Restated Operating Agreement dated June 3, 2020, by the Third Amendment to Third Amended and Restated Operating Agreement dated September 27, 2021, and by the Fourth Amendment to the Third Amended and Restated Operating Agreement dated September 27, 2022, as such agreement may be amended from time to time.

(75) “Seller Products” means the products designed, manufactured, distributed, marketed, exclusively licensed, or branded by or for Seller that are related to the Business, including but not limited to “ReliefBand® Sport,” “ReliefBand® Classic,” and “ReliefBand® Premier”.

(76) “Seller Taxes” means any Taxes imposed (i) on Seller or any Beneficial Owner for any period, (ii) in connection with the acquisition, ownership, operation or disposition of the Assets or the Business for any period (or portion of any period) ending on or before the Closing Date, (iii) in connection with the transactions contemplated by this Agreement (including any Transfer Taxes), or (iv) on Buyer as a transferee or successor of Seller.

(77) “Seller Transaction Expenses” means (i) all costs, fees and expenses incurred or accrued by Seller or any Beneficial Owner in connection with any efforts to sell Seller, the Business or the Assets (including the preparation and dissemination of any offering or marketing materials), and the preparation, negotiation, execution and delivery of this Agreement and the consummation of the Transaction, in each case, including any amounts payable to financial, tax, accounting and legal advisors, brokers or consultants, (ii) any obligations to pay any current or former directors, Employees or consultants of Seller any compensation, commission or other benefit arising or resulting from, triggered by or otherwise in connection with the execution of this Agreement or the transactions contemplated by this Agreement (including any stay or retention bonuses or payments, sale bonuses or payments, change of control bonuses or payments, severance payments, retention bonuses or payments or similar bonuses or payments paid, owing, payable, arising from, triggered by or otherwise in connection with the transactions contemplated by this Agreement), in cash case, together with any Taxes relating thereto or arising therefrom, and (iii) any Transfer Taxes for which Seller are responsible pursuant to Section 10.3 (whether or not any of the foregoing is actually invoiced, assessed or billed to Seller or any Beneficial Owner prior to or at the Closing).

(78) “Software” means all (i) collectively programs, applications, systems and code, including software implementations of algorithms, models and methodologies, and source code and object code, (ii) Internet and intranet websites, databases and compilations, including data and collections of data, whether machine-readable or otherwise, (iii) development and design tools, library functions and compilers, (iv) technology supporting websites, and the contents and audiovisual displays of websites, and (v) documentation, other works of authorship and media, including user manuals and training materials, relating to or embodying any of the foregoing or on which any of the foregoing is recorded.

(79) “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of such Person or entity or a combination thereof. For purposes of this Agreement, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of the limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director, managing member, or general partner of such limited liability company, partnership, association or other business entity.

(80) “Tangible Personal Property” has the meaning set forth in Section 1.1(a).

(81) “Tax” means any multi-national, Federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, entertainment, amusement, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, ad valorem, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, composite, or other tax, of any kind whatsoever, including any interest, penalties or additions to Tax, any penalties resulting from any failure to file or timely file a Tax Return, or additional amounts in respect of the foregoing; the foregoing shall include any transferee or secondary liability for a Tax and any liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto).

(82) “Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information and any other composite returns) filed or required to be filed in connection with the determination, assessment or collection of any Tax of any party or the administration of any laws, regulations or administrative requirements relating to any Tax.

(83) “Tracking Data” shall mean, in addition to all information defined or described by the Seller as “personal information,” “personally identifiable information,” “PII,” or using any similar term in any Seller privacy policy or other public-facing statement: (i) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or customer or account number, biometric identifiers, or any other piece of information that reasonably allows for the identification or location of, or contact with, a natural person (and for greater certainty includes all such information with respect to employees); (ii) any other information defined as “personal data”, “personally identifiable information”, “individually identifiable health information,” “protected health information,” or “personal information” under any Law; and (iii) any information that is associated, directly or indirectly (by, for example, records linked via unique keys), with any of the foregoing.

(84) “Transaction Document” means any agreement, document, certificate or instrument delivered pursuant to or in connection with this Agreement or the transactions contemplated hereby.

(85) “WARN Act” means the United States Worker Adjustment and Retraining Notification Act and the rules and regulations promulgated thereunder, and similar state or local Laws.

(86) “Written Approval” has the meaning set forth in Section 5.14(b).

(b) The definitions of the terms in the table below can be found on the pages listed opposite such definition in the following table:

Applicable Date	39	Balance Sheet	17
Governmental Program Agreement	42	Beneficial Owner	5
Net Working Capital Calculation	13	Beneficial Owners	5
Recall	41	Bill of Sale	8
AAA	87	Board Recommendation	54
Agreement	5	Business	5
Allocation Notice	15	Business IP Agreements	28
Alternative Transaction	51	Buyer	5, 22
Anti-Kickback Statute	41	Buyer Indemnified Parties	58
Arbitrator	88	Buyer Indemnified Party	58
Assets	8	Cap	63
Assigned Permits	7	Certified Purchase Price	13
Assumed Contracts	6	Claim Notice	62
Assumed Liabilities	9	Closing	12

Closing Date	12
Closing Statement	13
Confidential Information	67
Defense Counsel	60
Defense Notice	60
Dispute	87
Dispute Notice	14
Dispute Notification Period	14
DPA	39
Employee Benefit Plan	33
Employee Benefit Plans	33
Employee List	34
Employment Practices	36
Engagement Letter	47
Estimated Closing Statement	13
Estimated Indebtedness	13
Estimated Net Working Capital	13
Estimated Purchase Price	13
Estimated Seller Transaction Expenses	13
Exchange Act	46
Excluded Assets	8
Excluded Contracts	8
Excluded Liabilities	10
Export Permits	39
FCPA	39
Final Allocation Statement	15
Final Determination	64
Final Indebtedness	13
Final Net Working Capital	13
Final Purchase Price	13
Final Seller Transaction Expenses	13
Financial Statements	17
Harmful Code	24
Indemnified Party	60
Indemnifying Party	60
Independent Accounting Firm	14
Inventory	6
Knowledge of Seller	88
Leased Real Property	36

Liens	5
Losses	58
Objection	62
Parent	5
Parent Common Stock	11
Parent SEC Documents	46
Parties	5
Party	5
Payables	9
Payoff Letters	65
Payor Agreement	43
Personnel Records	9
Proceedings	29
Proposed Allocation Statement	14
Purchase Price	11
R&W Policy	54
Real Property Lease	36
Receivables	6
Records	7
Registered Intellectual Property	20
Registration Rights Agreement	12
Regulatory Filings	7
Rules	87
Sarbanes-Oxley Act	46
Seller	5, 22
Seller Disclosure Schedule	15
Seller Equityholder Approval	54
Seller Indemnified Parties	59
Seller Indemnified Party	59
Standards Organizations	22
Stock Amount	11
Straddle Period	70
Tangible Personal Property	6
Term	67
Third Party Claim	60
Transfer Taxes	70
Worker	36
Written Consent	54

Section 11.3 Entire Agreement; Amendment. This Agreement, including the Exhibits and Schedules hereto, the Transactions Documents, the NDA and the instruments and agreements executed in connection herewith and therewith contain all of the terms, conditions and representations and warranties agreed upon by the Parties relating to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the Parties, oral or written, respecting such subject matter, including any letter of intent. Upon the occurrence of the Closing, the NDA will be of no further force or effect and all confidentiality obligations of the parties will be governed by this Agreement. No amendment or modification of, or relating to, this Agreement will be effective against a Party unless such Party has executed such amendment or modification.

Section 11.4 Counterparts; Deliveries. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement, the Transaction Documents and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission (including .pdf, ..tif, .gif, .jpeg or similar attachment to electronic mail files), shall be treated in all manner and respects and for all purposes as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party shall raise the use of a facsimile machine or other electronic transmission to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or other electronic transmission as a defense to the formation or enforceability of a contract and each such Party forever waives any such defense.

Section 11.5 Third Parties. This Agreement shall inure exclusively to the benefit of and be binding upon the Parties and their respective successors, permitted assigns, executors and legal representatives and any Person entitled to indemnification under Article 8, each of whom is an expressly intended third party beneficiary under this Agreement. Except as contemplated in the preceding sentence, nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties or their respective successors and permitted assigns and any Person entitled to indemnification under Article 8, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 11.6 Waiver. No failure of any Party to exercise any right or remedy given to such Party under this Agreement or otherwise available to such Party or to insist upon strict compliance by any other Party with his, her or its obligations hereunder, and no custom or practice of the Parties in variance with the terms hereof, shall constitute a waiver of any Party’s right to demand exact compliance with the terms hereof, unless such waiver is set forth in writing and executed by such Party. Any such written waiver shall be limited to those items specifically waived therein and shall not be deemed to waive any future breaches or violations or other non-specified breaches or violations unless, and to the extent, expressly set forth therein. No waiver by Buyer of any rights, remedies or obligations under this Agreement or any Transaction Document shall be effective without the prior consent of Buyer.

Section 11.7 Governing Law. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the internal laws of the State of Delaware, without giving effect to provisions thereof regarding conflict of laws.

Section 11.8 Assignments. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but will not be assignable or delegable by any Party without the prior written consent of the other Parties; provided, however, that nothing in this Agreement shall or is intended to limit the ability of Buyer, whether before or after the Closing, to assign its rights or delegate its responsibilities, liabilities and obligations under this Agreement and the related agreements, in whole or in part, without the consent of Seller to (a) any Affiliate of Buyer, (b) any buyer of all or substantially all of the assets or equity securities of Buyer or (c) any lender to Buyer as security for borrowings.

Section 11.9 Headings. The subject headings of Articles and Sections of this Agreement are included for purposes of convenience of reference only and shall not affect the construction or interpretation of any of its provisions.

Section 11.10 Jurisdiction of Courts. Subject to Section 11.11, any Proceeding initiated over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby shall be initiated exclusively in any federal or state court located within the county of Wilmington, State of Delaware, and the Parties further agree that venue for all such matters shall lie exclusively in those courts. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection that they may now or hereafter have, including any claim of forum non conveniens, to venue in the courts located in Wilmington, Delaware. The Parties agree that a judgment in any such dispute may be enforced in other jurisdictions by Proceedings on the judgment or in any other manner provided by Law.

Section 11.11 Arbitration.

(a) If the Parties should have a dispute (a “Dispute“) involving money damages arising out of or relating to this Agreement or any Transaction Document to which Seller or a Beneficial Owner is a party, or the Parties’ respective rights and duties hereunder or thereunder (other than a Dispute arising in connection with the calculation of Net Working Capital, which shall be resolved in accordance with Section 1.8(e), respectively), then the Parties will resolve such dispute in the following manner: (i) any Party may at any time deliver to the others a written dispute notice setting forth a brief description of the Dispute for which such notice initiates the dispute resolution mechanism contemplated hereby; (ii) during the 30-day period following the delivery of such notice, appropriate representatives of the various Parties will meet and seek to resolve the Dispute through negotiation; provided that any settlement negotiations will not be discoverable by or communicated to the Arbitrator (as defined below), (iii) if representatives of the Parties are unable to resolve the Dispute through negotiation, then within 15 days after the 30-day period described above, the Parties will refer the issue (to the exclusion of a court of law) to final and binding arbitration in accordance with the procedures set forth in Section 11.11(b).

(b) Any arbitration pursuant to this agreement shall presided over by one arbitrator in Delaware, in accordance with the then existing commercial arbitration rules (the “Rules”) of the American Arbitration Association (“AAA”), and judgment upon the award rendered by the Arbitrator may be entered in any court having jurisdiction thereof; provided, however, that the Law applicable to any controversy shall be the Law of the State of Delaware regardless of principles of conflicts of Laws. In any arbitration pursuant to this Agreement, (i) discovery shall be allowed and, unless the Parties agree otherwise, the scope of and procedures for discovery shall be governed by the federal rules of civil procedure and (ii) the award or decision shall be rendered by a single arbitrator, who is a licensed attorney in the State of Delaware and experienced in Delaware law and handling disputes of the type presented in the Dispute and who shall be appointed by mutual agreement of the Buyer and the Seller; provided that if the Dispute relates primarily to accounting issues the arbitrator should be a licensed certified public accountant experienced in handling disputes of the type presented in the Dispute and who shall be appointed by mutual agreement of the Buyer and the Seller. In the event of failure of the Buyer and the Seller to agree within 30 days after the commencement of the arbitration proceeding upon the appointment of the single arbitrator, the single arbitrator shall be appointed by the AAA in accordance with the Rules and the provisions hereof. The arbitrator chosen is referred to as the “Arbitrator.” Upon the completion of the selection of the Arbitrator, an award or decision shall be rendered within no more than 60 days after the date of such selection. The award or decision will be a reasoned award or decision setting forth the Arbitrator’s reasoning in reaching its determinations. The expenses of any litigation, including the Arbitrator and the arbitration and the reasonable out-of-pocket fees and expenses of the other Party, including fees of attorneys and experts, shall be paid by the non-prevailing Party, as determined by the Arbitrator.

(c) Notwithstanding the foregoing, the request by any Party for preliminary or permanent injunctive relief, whether prohibitive or mandatory, shall not be subject to arbitration and may be adjudicated only by the courts set forth in Section 11.10; provided, however that any action for declaratory judgment regarding this Agreement or any Transaction Document shall be subject to arbitration pursuant to this Section 11.11.

Section 11.12 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES AND COVENANTS THAT NEITHER IT NOR ANY OF ITS AFFILIATES SHALL ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, ACTION, CLAIM, CAUSE OF ACTION, SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS OR THE SUBJECT MATTER OF SUCH AGREEMENTS OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY ACKNOWLEDGES THAT THIS SECTION 11.12 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH SUCH PARTIES ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND THE TRANSACTION DOCUMENTS AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.12 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Section 11.13 Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

Section 11.14 Knowledge. Where any representation or warranty contained in this Agreement is expressly qualified by reference “to the Knowledge of Seller,” “to Seller’s Knowledge” or words of similar import, it refers to the actual awareness of [***] after due inquiry.

Section 11.15 Interpretive Matters. Unless the context otherwise requires, (a) all references to Articles, Sections, Exhibits or Disclosure Schedules are to Articles, Sections, Exhibits or Disclosure Schedules in this Agreement, (b) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, (c) words in the singular or plural include the singular and plural, and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter, (d) all references to “$” or “dollars” shall mean United States dollars, (e) whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation”, (f) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not simply mean “if”, (g) the term “or” is not exclusive and (h) the terms “made available,” “supplied,” “provided” or “delivered” to Buyer and terms of similar import shall mean that the information referred to has been made available to the Buyer, including through Seller’s online data room, at, on or prior to the date hereof. No specific representation or warranty contained in this Agreement or any Transaction Document shall limit the generality or applicability of a more general representation or warranty contained in this Agreement or any Transaction Document.

Section 11.16 Invalid Provisions. Subject to Section 10.1(g), if any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

Section 11.17 Beneficial Owner Signature Page. Buyer represents and warrants that Beneficial Owners holding at least eighty percent (80%) of the outstanding equity interests of the Seller as of the date hereof have executed this Agreement on the date hereof. The Seller shall obtain all the signatures of all of the Beneficial Owners to the Beneficial Owner Signature Page attached hereto prior to the Closing (including by power of attorney or proxy).

Section 11.18 Beneficial Owner Representative.

(a) Appointment and Duties. Effective as of the Closing, the Beneficial Owner Representative is hereby appointed, authorized and empowered by Seller and the Beneficial Owners to act as the agent of, and attorney-in-fact for, and on behalf of the Beneficial Owners in connection with, and to facilitate the consummation of the transactions contemplated by, this Agreement, and in connection with the activities to be performed on behalf of the Beneficial Owners collectively, and each of them individually, in connection with this Agreement and the Transaction Documents, for the purposes and with the powers and authority hereinafter set forth in this Section 11.18, which shall include the full power and authority:

(i) to take such actions and to execute and deliver such amendments, modifications, waivers and consents in connection with this Agreement and the consummation of the transactions contemplated hereby as the Beneficial Owner Representative may deem necessary or desirable to give effect to the intentions of this Agreement;

(ii) as the Beneficial Owner Representative, to enforce and protect the rights and interests of the Beneficial Owners and to enforce and protect the rights and interests of the Beneficial Owner Representative arising out of or under or in any manner relating to this Agreement and, in connection therewith, to (1) resolve all questions, disputes, conflicts and controversies concerning claims by the Buyer Indemnified Parties pursuant to this Agreement; (2) employ such agents, consultants and professionals, to delegate authority to its agents, to take such actions and to execute such documents on behalf of the Beneficial Owners in connection with this Agreement as the Beneficial Owner Representative deems to be in the best interest of the Beneficial Owners; (3) assert or institute any claim, action, proceeding or investigation; (4) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by Buyer, or any other Person, against the Seller, the Beneficial Owner Representative, the Beneficial Owners and/or the Escrow Amount; (5) receive process on behalf of any or all Beneficial Owners in any such claim, action, proceeding or investigation; (6) compromise or settle on such terms as the Beneficial Owner Representative shall determine to be appropriate; (7) give receipts, releases and discharges on behalf of any or all Beneficial Owners with respect to any such claim, action, proceeding or investigation; (8) file any proofs, debts, claims and petitions as the Beneficial Owner Representative may deem advisable or necessary; (9) settle or compromise any claims asserted under this Agreement; (10) assume, on behalf of any or all Beneficial Owners, the defense of any claim that is the basis of any claim asserted under this Agreement; and (11) file and prosecute appeals from any decision, judgment or award rendered in any of the foregoing claims, actions, proceedings or investigations;

(iii) to enforce payment from the Escrow Amount and of any other amounts payable to Beneficial Owners, in each case on behalf of Beneficial Owners, in the name of the Beneficial Owner Representative;

(iv) to authorize and cause to be paid out of the Escrow Amount the full amount of any claims by Buyer Indemnified Parties and also any other amounts to be paid out of the Escrow Amount pursuant to this Agreement;

(v) to waive or refrain from enforcing any right of any Beneficial Owner and/or of the Beneficial Owner Representative arising out of or under or in any manner relating to this Agreement; and

(vi) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Beneficial Owner Representative, in its sole and absolute direction, may consider necessary or proper or convenient in connection with or to carry out the activities described in subsections (i) through (vi) above and the transactions contemplated by this Agreement.

Notwithstanding anything to the contrary contained herein, the Parties acknowledge and agree that (x) the Beneficial Owner Representative may not enter into or grant any amendments or modifications described in subsection (a) above or waivers or consents described in subsection (b) above unless such amendments, modifications, waivers or consents shall affect each Beneficial Owner similarly and to the same relative extent as the other Beneficial Owners (other than on the basis of the Beneficial Owners’ respective pro rata shares); (y) any such amendment, modification, waiver or consent that does not affect any Beneficial Owner similarly and to the same relative extent as it affects other Beneficial Owners must be executed by such Beneficial Owner to be binding on such Beneficial Owner; and (z) except for Losses recoverable from the Escrow Amount, the Beneficial Owner Representative shall not have any power or authority, and shall not serve as agent or attorney-in-fact, on behalf of any Beneficial Owner with respect to any Losses indemnifiable by the Beneficial Owners pursuant to Article VIII to the extent each such Beneficial Owner may have liability with respect to such Losses in excess of his, her, or its pro rata share of the Escrow Amount.

The Beneficial Owner Representative has only the duties expressly stated in this Agreement and the Escrow Agreement, and shall have no other duty, express or implied. The Beneficial Owner Representative is not, nor shall the Beneficial Owner Representative be deemed, a fiduciary of the Beneficial Owners in any capacity or for any purpose.

(b) Authorization; Reliance. By virtue of their execution of this Agreement, each of the Beneficial Owners shall be deemed to have appointed Shareholder Representative Services LLC as the Beneficial Owner Representative hereunder. Shareholder Representative Services LLC hereby agrees to act as the Beneficial Owner Representative pursuant to the terms of this Agreement and an engagement agreement entered into on or before the Closing by and among Seller, the Beneficial Owners and the Beneficial Owner Representative (the “Representative Engagement Agreement”). The Beneficial Owner Representative shall be entitled to (i) rely, and shall be fully protected in relying, upon any statements furnished to it by any Beneficial Owner, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Beneficial Owner or other party.

(c) No Liability; Indemnification of the Beneficial Owner Representative. The Beneficial Owners have entered into the Representative Engagement Agreement with the Beneficial Owner Representative, in which certain of the Beneficial Owners agree to provide direction to the Beneficial Owner Representative in connection with its services under this Agreement and the Transaction Documents (such Beneficial Owners, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). Neither the Beneficial Owner Representative nor its stockholders, directors, officers, contractors, agents and employees nor any member of the Advisory Group, in such Advisory Group member’s capacity as such (collectively, the “Beneficial Owner Representative Group”), shall have any responsibility or liability for any representation, warranty or covenant of Seller; provided, however, that notwithstanding anything in this Agreement to the contrary, nothing herein shall affect the responsibilities or liabilities of any member of the Beneficial Owner Representative Group in their capacities as Beneficial Owners. The Beneficial Owner Representative and Advisory Group shall not be liable for any act done or omitted to be done as Beneficial Owner Representative or the Advisory Group, as applicable, in connection with this Agreement and the Transaction Documents or the acceptance or administration of the Beneficial Owner Representative’s responsibilities in connection with this Agreement, the Escrow Agreement, any Beneficial Owner Representative

engagement agreement or other Transaction Document, except to the extent resulting from the Beneficial Owner Representative’s or Advisory Group’s, as applicable, fraud, bad faith, gross negligence or willful misconduct. The Beneficial Owner Representative Group shall, in no case or event, be liable to any Beneficial Owner for any punitive, incidental or consequential damages. Without limiting the generality of the foregoing, the Beneficial Owner Representative Group shall not be liable for forgeries or false impersonations by any other person. The Beneficial Owners shall indemnify and defend the Beneficial Owner Representative and hold it harmless against any loss, liability, claim, damages, fee, cost, judgment, fine, amount paid in settlement or expense incurred without fraud, gross negligence, willful misconduct or bad faith on the part of such Beneficial Owner Representative and arising out of or in connection with this Agreement or the Transaction Documents, or the acceptance or administration of its duties in connection herewith, including expenses of any legal counsel or other skilled professionals retained by the Beneficial Owner Representative and costs incurred in connection with seeking recovery from insurers (“Beneficial Owner Representative Losses”). Beneficial Owner Representative Losses may be recovered by the Beneficial Owner Representative from (i) the funds in the Expense Fund and (ii) any other funds that become payable to the Seller or Beneficial Owners under this Agreement at such time as such amounts would otherwise be distributable to the Seller or Beneficial Owners; provided, that while the Beneficial Owner Representative may be paid from the aforementioned sources of funds, this does not relieve the Seller or Beneficial Owners from their obligation to promptly pay such Beneficial Owner Representative Losses as they are suffered or incurred. The Seller and Beneficial Owners acknowledge that the Beneficial Owner Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement and the Transaction Documents or the transactions contemplated hereby or thereby. Furthermore, the Beneficial Owner Representative shall not be required to take any action unless the Beneficial Owner Representative has been provided with funds which, in its determination, are sufficient to protect the Beneficial Owner Representative against the costs, expenses and liabilities which may be incurred by the Beneficial Owner Representative in performing such actions. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Seller or Beneficial Owners set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Beneficial Owner Representative hereunder. This Section 11.18(c) shall survive the Closing, the resignation or removal of the Beneficial Owner Representative or the termination of this Agreement.

(d) Access to Information. The Beneficial Owner Representative shall have the same access to information about the Business and the Assets and the reasonable assistance of Buyer’s officers, directors and employees as Seller for purposes of performing its duties and exercising its rights hereunder, provided that, any information received by the Beneficial Owner Representative in performing its duties and exercising rights hereunder shall constitute confidential information of Buyer and the Beneficial Owner Representative hereby agrees to be bound by Section 10.1(c) with respect to any such information as if it were Seller. Notwithstanding anything herein to the contrary, following Closing, the Beneficial Owner Representative shall be permitted to: (i) after the public announcement of the transactions contemplated hereby, announce that it has been engaged to serve as the Beneficial Owner Representative in connection herewith as long as such announcement does not disclose any of the other terms hereof; and (ii) disclose information as required by law or to advisors and representatives of the Beneficial Owner Representative and to the Seller and Beneficial Owners, in each case who have a need to know such information, provided that such persons are subject to confidentiality obligations with respect thereto.

(e) Resignation; Vacancies. The Beneficial Owner Representative may resign or such agency may be changed by the Seller from time to time upon not less than ten (10) days prior written notice to Buyer and the Beneficial Owner Representative may be removed by the Seller. Furthermore, a vacancy in the position of the Beneficial Owner Representative may be filled by the Seller. The immunities and rights to indemnification shall survive the resignation or removal of the Beneficial Owner Representative or any member of the Advisory Group and the Closing and/or any termination of this Agreement and the Escrow Agreement.

(f) Survival. The powers, immunities and rights to indemnification granted to the Beneficial Owner Representative Group hereunder: (i) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any Beneficial Owner and shall be binding on any successor thereto, and (ii) shall survive the delivery of an assignment by any Beneficial Owner of the whole or any fraction of his, her or its interest in the Escrow Amount. All actions taken by the Beneficial Owner Representative under this Agreement or the Escrow Agreement shall be binding upon each Beneficial Owner and such Beneficial Owner’s successors as if expressly confirmed and ratified in writing by such Beneficial Owner, and all defenses which may be available to any Beneficial Owner to contest, negate or disaffirm the action of the Beneficial Owner Representative taken in good faith under this Agreement or the Transaction Documents are waived.

(g) Expense Fund. Upon the Closing, the Seller will wire US$300,000 (the “Expense Fund”) to the Beneficial Owner Representative, which will be used for any expenses incurred by the Beneficial Owner Representative. Neither the Seller nor the Beneficial Owners will receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Beneficial Owner Representative any ownership right that they may otherwise have had in any such interest or earnings. The Beneficial Owner Representative will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Beneficial Owner Representative’s responsibilities, the Beneficial Owner Representative will deliver any remaining balance of the Expense Fund to the Payments Administrator for further distribution to the Beneficial Owners. For tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by the Beneficial Owners at the time of Closing.

Section 11.19 Beneficial Owner Waiver. With respect to the several transactions contemplated by this Agreement, each Beneficial Owner hereby waives all of the notice requirements set forth in the Seller’s organizational documents including the Seller LLC Agreement, in each case, as in effect as of the date hereof, or any agreements or other documents between the Seller and such Beneficial Owner, and any notice to which such Beneficial Owner may be entitled pursuant to the Limited Liability Company Act of the State of Delaware (“Delaware Law”), and/or any other state corporate law that may apply or purport to apply. Each Beneficial Owner, on such Beneficial Owner’s own behalf and on behalf of such Beneficial Owner’s Affiliates, hereby waives any and all appraisal or dissenters’ rights with respect to the Shares, including appraisal or dissenters’ rights under Delaware Law.

Section 11.20 Beneficial Owner Release.

(a) Each Beneficial Owner, on behalf of such Beneficial Owner and, to the greatest extent permissible by applicable Law, each of the Beneficial Owner’s agents, trustees, beneficiaries, Affiliates, heirs, successors, legal representatives and assigns to the extent any such Person asserts Claims of, or on behalf of, the Beneficial Owner, hereby unconditionally and irrevocably and forever releases and discharges the Seller, each other Beneficial Owner, Buyer, Parent and their respective successors and assigns, and their respective present and former directors, officers, stockholders, employees, Affiliates, agents and other representatives (collectively, the “Released Parties”), of and from, and hereby unconditionally and irrevocably waives, any and all claims, damages, actions and causes of action, obligations and liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract or in tort, at Law or in equity, that such Beneficial Owner ever had, now has or ever may have or claim to have against or with respect to any of the Released Parties, resulting from, arising out of or relating to the amount or form of the consideration to be received by the Beneficial Owner by Seller or the Payments Administrator in connection with this Agreement (without limiting any rights or remedies therein or herein) or any other matter, circumstance, event, action, inaction, omission, cause or thing whatsoever relating to the Seller (including arising out of or relating to the Beneficial Owner’s status as a member of the Seller), in each case arising at any time at or prior to the Closing (collectively, “Claims”); provided, however, that this release does not extend to (i) any Claim to enforce the terms of, or any breach of, this Agreement, the Transaction Documents or any document or agreement delivered hereunder or thereunder or any of the provisions set forth herein or therein, (ii) any Claim by such Beneficial Owner, if such Beneficial Owner is an employee of the Seller, with respect to claims for salary, wages, expense reimbursement, or benefits owed to the Beneficial Owner by the Seller in the Beneficial Owner’s capacity as an employee of or service provider to the Seller, (iii) any rights to payments pursuant to this Agreement or pursuant to the Payments Administration Agreement, (iv) any Claim by the Beneficial Owner or the Beneficial Owner’s board designee, if the Beneficial Owner or the Beneficial Owner’s board designee is or was an officer or director of the Seller, with respect to any rights available to the Beneficial Owner or such board designee in the Beneficial Owner’s or such designee’s capacity as an officer or director of the Seller under the indemnification provisions contained in the Seller’s organizational documents in any indemnification agreement between the Seller and such officer or director, (v) any Claim under any insurance policy maintained by the Seller, or any successor for the benefit of the Beneficial Owner or the Beneficial Owner’s board designee, (vi) any Claim under employee health and welfare plans, consistent with the terms of coverage and entitlement to continuation coverage benefits or any other similar benefits required to be provided by Law, (vii) if such Beneficial Owner is an institutional or venture capital investor, any Claim arising from rights or obligations under any commercial agreements entered into in the ordinary course of business between the Seller and any portfolio company or limited partner of such Beneficial Owner, or (viii) any Claim of the Beneficial Owner that cannot be released by Law (including Fraud) (collectively, the “Retained Claims”).

(b) Each Beneficial Owner hereby unequivocally, unconditionally and irrevocably agrees not to, directly or indirectly, initiate proceedings with respect to, institute, assert or threaten to assert any Claim, other than Retained Claims, against or with respect to any of the Released Parties, and this Agreement shall constitute a complete defense to any Claim, other than Retained Claims.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

BUYER:

RB BUYER CO, LLC

By:	/s/ Jennifer Ernst
Name:	Jennifer Ernst
Its:	Manager

PARENT (for the limited purpose of Section 1.5(c), ARTICLE 4, Section 5.4 and Section 5.6):

TIVIC HEALTH SYSTEMS, INC.

By:	/s/ Jennifer Ernst
Name:	Jennifer Ernst
Its:	Chief Executive Officer

SELLER:

RELIEFBAND TECHNOLOGIES, LLC

By:	/s/ Richard Ransom
Name:	Richard Ransom
Its:	Chief Executive Officer

BENEFICIAL OWNER REPRESENTATIVE:

SHAREHOLDER REPRESENTATIVE SERVICES LLC

By:	/s/ Corey Quinlan
Name:	Corey Quinlan
Its:	Director

[Signature Page to Asset Purchase Agreement]

BENEFICIAL OWNER SIGNATURE PAGE

Reference is made to that certain Asset Purchase Agreement, dated ___________, 2022 (the “Agreement”), among RB Buyer Co, LLC, a Delaware limited liability company, Reliefband Technologies, LLC, a Delaware limited liability company, Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as Beneficial Owner Representative, the Beneficial Owners listed on Exhibit A to the Agreement and, for the limited purposes of Section 1.5(c) and ARTICLE 4, Section 5.4 and Section 5.6, Tivic Health Systems, Inc., a Delaware corporation. The undersigned acknowledges receipt of the Agreement and that the undersigned has read and understands the Agreement. Capitalized terms used, but not defined, in this Beneficial Owner Signature Page have the meanings ascribed to them in the Agreement.

The undersigned, Beneficial Owner, hereby (i) joins the Agreement as a “Beneficial Owner” under the Agreement (as the same shall be amended from time to time), (ii) authorizes this signature page to be attached as a counterpart of such Agreement, and (iii) agrees to be bound by, and shall be entitled to the benefits of, such Agreement.

Date:

Print Name Above

Sign Above

If signer is an entity, specify name and title of authorized signer below:

Name:
Title:

EXHIBIT A

LIST OF BENEFICIAL OWNERS

[attached]

EXHIBIT B

BILL OF SALE

[attached]

EXHIBIT C

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”), dated as of ___________ ___, 2022, by and between TIVIC HEALTH SYSTEMS, INC., a Delaware corporation (“Parent”), and _________________ (“Recipient”). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed thereto in the Purchase Agreement (as defined below).

RECITALS

WHEREAS, this Agreement is being executed and delivered pursuant to Section 1.5(c) of that certain Asset Purchase Agreement, dated October 7, 2022, entered into by and among RB Buyer Co, LLC, a Delaware limited liability company (“Buyer”), Reliefband Technologies, LLC (the “Seller”), the Beneficial Owner Representative, the Beneficial Owners named therein, and Parent (as amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”) pursuant to which, at the election of the Buyer and Parent, at Closing, Buyer may reduce the Estimated Purchase Price by an amount not to exceed $1,500,000 (the “Stock Amount”), and upon such election by the Buyer, the Parent has agreed, upon the terms and subject to the conditions of the Purchase Agreement, to sell to the Seller or its designee (including, if applicable, Recipient) such number of shares of Parent’s restricted common stock (“Parent Common Stock”) equal to the quotient obtained by dividing (x) the Stock Amount divided by (y) the Average Price, with any fraction of a share of Parent Common Stock being rounded down to the next whole share.

WHEREAS, to induce the parties to enter the Purchase Agreement, the Parent has agreed to provide certain registration rights, as set forth in this Agreement, under the Securities Act of 1933, as amended, and the rules and regulations thereunder, or any similar successor statute (collectively, the “Securities Act”), and applicable state securities laws with respect to the Parent Common Stock issued to Recipient.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

AGREEMENT

1.	REGISTRATION RIGHTS.

1.1 Definitions. For purposes of Agreement:

“Registrable Securities” means: (a) all shares of the Parent Common Stock issued to Recipient pursuant to the Purchase Agreement and (b) any securities issued or then issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to, in exchange for or in replacement of the foregoing shares of Parent Common Stock described in clause (a); provided, however, that any such Registrable Securities shall cease to be Registrable Securities (and Parent shall not be required to maintain the effectiveness of any, or file another, Registration Statement hereunder with respect thereto) when (i) a Registration Statement with respect to the sale of such Registrable Securities is declared effective by the SEC under the

Securities Act, and all of such Registrable Securities have been sold, transferred, disposed of or exchanged by the Recipient in accordance with such effective Registration Statement, (ii) such Registrable Securities have ceased to be outstanding, (iii) such Registrable Securities may be sold without registration under Rule 144 or any successor provisions or rule promulgated under the Securities Act, or (iv) such Registrable Securities have been sold to, or through, a broker, dealer or underwriter or pursuant to Rule 144 in a public distribution or other public securities transaction and are no longer held by such Recipient.

“Registrable Securities then Outstanding” will mean the number of shares of Parent Common Stock which are Registrable Securities and are then issued and outstanding.

“Registration Statement” means any registration statement, including the prospectus, amendments and supplements to any such registration statement or prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in any such registration statement, filed by Parent under the Securities Act for purposes of registering any of Parent’s securities (including, but not limited to, registration statements relating to secondary offerings of securities of Parent, but excluding registration statements on Form S-4 or Form S-8 (each as promulgated under the Securities Act) or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with Parent’s stock option or any of its other employee benefit plans).

“SEC” means the United States Securities and Exchange Commission.

1.2 Piggyback Registrations.

(a) Piggyback Registrations. Parent will notify the Recipient in writing at least three (3) Business Days prior to filing any Registration Statement and will afford Recipient an opportunity to include in such Registration Statement all or any part of the Registrable Securities then held by Recipient. Recipient, if it desires to include in any such Registration Statement all or any part of the Registrable Securities held by Recipient, will, within two (2) days following the receipt of the above-described notice from Parent, so notify Parent in writing, and in such notice will inform Parent of the number of Registrable Securities that Recipient wishes to include in such Registration Statement. Except as otherwise set forth in this Agreement, if Recipient decides not to include all of its Registrable Securities in such Registration Statement filed by Parent, Recipient will cease to have the right to include any Registrable Securities in any subsequent Registration Statement(s) as may be filed by Parent with respect to offerings of its securities.

(b) Underwriting. If a Registration Statement under which Parent gives notice under this Section 1.2 is for an underwritten offering, then Parent will so advise the Recipient. In such event, the right of the Recipient’s Registrable Securities to be included in a registration pursuant to this Section 1.2 will be conditioned upon Recipient’s participation in such underwriting and the inclusion of Recipient’s Registrable Securities in the underwriting to the extent provided herein. If the Recipient proposes to include any Registrable Securities in said underwritten Registration Statement, the Recipient will enter into an underwriting agreement in customary form with the managing underwriter or underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Agreement, if the managing underwriter(s)

determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares (including Registrable Securities) from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting will be allocated, first, to Parent, and second, to each of the holders requesting inclusion of their Registrable Securities in such Registration Statement on a pro rata basis based on the total number of Registrable Securities then held by each such holder. If the Recipient disapproves of the terms of any such underwriting, Recipient may elect to withdraw therefrom by written notice to Parent and the underwriter, delivered at least three (3) Business Days prior to the effective date of the Registration Statement. Any Registrable Securities excluded or withdrawn from such underwriting will be excluded and withdrawn from the registration.

(c) Expenses. All expenses incurred in connection with a registration pursuant to this Section 1.2 (excluding underwriters’ and brokers’ discounts and commissions), including, without limitation all federal and “blue sky” registration and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for Parent will be borne by Parent. All expenses relating to the sale of Registrable Securities shall be borne and paid by the Recipient pro rata on the basis of the number of Registrable Securities registered on behalf of the Recipient.

1.3 Obligations of Parent. Whenever required to effect the registration of any Registrable Securities under this Agreement, Parent will, within a reasonable time after its receipt of notice from the Recipient of its election to include its Registrable Securities in a Registration Statement:

(a) Prepare and file with the SEC the Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective, and, upon the request of the Recipient, keep such Registration Statement effective, within ninety (90) days of filing the Registration Statement;

(b) Prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection with such Registration Statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement;

(c) Furnish to the Recipient such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities that are included in such registration;

(d) Use its commercially reasonable efforts to register and qualify the securities covered by such Registration Statement under such other securities or Blue Sky laws of such jurisdictions as will be reasonably requested by the Recipient, provided Parent will not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering (it being understood and agreed, as a condition to Parent’s obligations under this clause (e), Recipient will also enter into and perform its obligations under such an agreement); and

(f) Notify Recipient if it has Registrable Securities covered by such Registration Statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

1.4 Furnish Information. It will be a condition precedent to the obligations of Parent to take any action pursuant to Section 1.2 hereof that the Recipient will furnish to Parent such information regarding the Recipient, the Registrable Securities held by Recipient, and the intended method of disposition of such Registrable Securities, as will be required to timely effect the registration of the Registrable Securities.

1.5 Delay of Registration. The Recipient will have no right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.6 Indemnification. In the event any Registrable Securities are included in a Registration Statement under Section 1.2 hereof:

(a) By Parent. To the extent permitted by law, Parent will indemnify and hold harmless the Recipient, any underwriter (as defined in the Securities Act) for the Recipient and each person, if any, who controls such underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (“Exchange Act”), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):

(i) Any untrue statement or alleged untrue statement of a material fact contained in such Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

(ii) The omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

(iii) Any violation or alleged violation by Parent of the Securities Act, the Exchange Act, any federal or state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any federal or state securities law in connection with the offering covered by such Registration Statement.

Parent will reimburse each of the Recipient, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, the indemnity obligations contained in this Subsection 1.6(a) will not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of Parent (which consent will not be unreasonably withheld), nor will Parent be liable in any such case for any such loss, claim, damage, liability or action to the extent it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by Recipient, underwriter or controlling person of such underwriter.

(b) By Recipient. To the extent permitted by applicable law, the Recipient will indemnify and hold harmless Parent, each of its directors, each of its officers who have signed the Registration Statement, each person, if any, who controls Parent within the meaning of the Securities Act, any underwriter and any other holder selling securities under such Registration Statement or any of such other holder’s partners, directors or officers or any person who controls such holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which Parent or any such director, officer, controlling person, underwriter or other such holder, partner or director, officer or controlling person of such other holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) such Violation occurs in reliance upon and in conformity with written information furnished by the Recipient expressly for use in connection with such registration; and the Recipient will reimburse any legal or other expenses reasonably incurred by Parent or any such director, officer, controlling person, underwriter or other holder, partner, officer, director or controlling person of such other holder in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, the indemnity obligations contained in this Subsection 1.6(b) will not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Recipient, which consent will not be unreasonably withheld.

(c) Notice. Promptly after receipt by an indemnified party under this Section 1.6 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.6, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party will have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, an indemnified party will have the right to retain its own counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, will relieve such indemnifying party of any liability to the indemnified party under this Section 1.6, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability it may have to any indemnified party otherwise than under this Section 1.6.

(d) Defect Eliminated in Final Prospectus. The foregoing indemnity agreements of Parent and holders are subject to the condition that, insofar as they relate to any Violation made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the Registration Statement in question becomes effective or the amended prospectus filed with the SEC pursuant to SEC Rule 424(b) (“Final Prospectus”), such indemnity agreement will not inure to the benefit of any person if a copy of the Final Prospectus (i) was furnished to the indemnified party and (ii) was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act.

(e) Contribution. In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any holder exercising rights under this Agreement, or any controlling person of any such holder, makes a claim for indemnification pursuant to this Section 1.6 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact this Section 1.6 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any such selling holder or any such controlling person in circumstances for which indemnification is provided under this Section 1.6; then, and in each such case, Parent and such holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so such holder is responsible for the portion represented by the percentage that the public offering price of its Registrable Securities offered by and sold under the Registration Statement bears to the public offering price of all securities offered by and sold under such Registration Statement, and Parent and other selling holders are responsible for the remaining portion; provided, however, in any such case, (A) no such holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such holder pursuant to such Registration Statement and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(f) Survival. The obligations of Parent and Recipient under this Section 1.6 will survive the completion of any offering of Registrable Securities in a Registration Statement, and otherwise.

1.7 Rule 144. With a view to making available the benefits of Rule 144, Parent agrees to:

(a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date of this Agreement until such time that the Recipient no longer holds Registrable Securities;

(b) Use reasonable efforts to file with the SEC in a timely manner all reports and other documents required of Parent under the Securities Act and the Exchange Act for so long as Parent remains subject to such requirements and the filing of such reports and until such time that the Recipient no longer holds Registrable Securities;

(c) As long as the Recipient owns any Registrable Securities, to furnish to Recipient promptly upon request a (i) written statement by Parent that it has complied with the reporting and disclosure requirements of Rule 144, and of the Securities Act and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of Parent and such other reports and documents so filed by Parent with the SEC, and (iii) such other information as may be reasonably requested to permit the Recipient to sell such Registrable Securities pursuant to Rule 144 without registration; provided, however, that any documents publicly filed or furnished with the SEC pursuant to the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”) shall be deemed to have been furnished or delivered to the Recipient pursuant to this Section 1.7(c); and

(d) take such additional action as is reasonably requested by the Recipient to enable Recipient to resell the Registrable Securities pursuant to Rule 144, including, without limitation, delivering all such legal opinions, consents, certificates, resolutions and instructions to Parent’s transfer agent as may be requested from time to time by the Recipient and otherwise fully cooperate with the Recipient and Recipient’s broker to effect such sale of securities pursuant to Rule 144.

1.8 Termination of Parent’s Obligations . Parent will have no obligations pursuant to this Agreement upon such shares of Parent Common Stock held by Recipient cease to be Registrable Securities as defined herein.

2.	ASSIGNMENT AND AMENDMENT.

2.1 Assignment . The Recipient shall not assign any of its rights under this Agreement without the prior written consent of Parent.

2.2 Amendment of Registration Rights . Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Parent and the Recipient (and/or any of its permitted successors or assigns holding shares of Registrable Securities representing a majority of all Registrable Securities). Any amendment or waiver effected in accordance with this Section 2.2 will be binding upon the Recipient, each permitted successor or assignee of the Recipient and Parent. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

3.	GENERAL PROVISIONS.

3.1 Notices . Any notice, request or other communication required or permitted hereunder will be in writing and will be deemed to have been duly given if personally delivered, deposited in the U.S. mail by registered or certified mail, return receipt requested, postage prepaid or electronic-mail when receipt is electronically confirmed (a) if to the Recipient, as set forth below the Recipient’s signature on the signature page of this Agreement, and (b) if to Parent, to the address set forth below:

Tivic Health Systems, Inc.

5821 Industrial Blvd., Suite 100

Hayward, California 94545

Attention: Jennifer Ernst

Email: [***]

With a copy (which shall not constitute notice to):

Procopio, Cory, Hargreaves & Savitch LLP

Five Palo Alto Square

3000 El Camino Real, Suite 400

Palo Alto, California 94306

Attn: Roger C. Rappoport, Esq.

Email: [***]

Any party hereto (and such party’s permitted assigns) may by notice so given change its address for future notices hereunder. Notice will be deemed conclusively given when personally delivered or when deposited in the mail in the manner set forth above.

3.2 Entire Agreement . This Agreement, together with all the exhibits hereto, the Purchase Agreement, the schedules and exhibits attached thereto, and the instruments referenced herein and therein (collectively the “Transaction Documents”) constitute and contain the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein.

3.3 Governing Law . This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation, and performance of this Agreement, shall be governed by the internal laws of the State of Delaware, without giving effect to provisions thereof regarding conflict of laws. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE PARENT COMMON STOCK OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, THE PARENT COMMON STOCK, OR THE SUBJECT MATTER HEREOF OR THEREOF, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

3.4 Severability . If any provision of this Agreement is determined to be prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

3.5 Third Parties . Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

3.6 Successors and Assigns . Subject to the provisions of Section 2.1, the provisions of this Agreement will inure to the benefit of, and will be binding upon, the successors and permitted assigns of the parties hereto.

3.7 Captions . The captions to sections and subsections of this Agreement have been inserted for identification and reference purposes only and will not be used to construe or interpret this Agreement.

3.8 Counterparts . This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Executed counterparts of this Agreement may be delivered by delivery of a scanned counterpart in portable document format (PDF) by e-mail. The signatures in the facsimile or PDF data file will be deemed to have the same force and effect as if the manually signed counterpart had been delivered to the other party in person.

3.9 Costs and Attorneys’ Fees . In the event any action, suit or other proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party will recover all of such party’s costs and attorneys’ fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom.

3.10 Adjustments for Stock Splits and Certain Other Changes . Wherever in this Agreement there is a reference to a specific number of shares of Parent Common Stock, then, upon the occurrence of any subdivision, combination or stock dividend of such Parent Common Stock, the specific number of shares so referenced in this Agreement will automatically be proportionally adjusted to reflect the effect on the outstanding shares of such Parent Common Stock by such subdivision, combination or stock dividend, so that the rights, privileges, duties, and obligations under this Agreement shall continue with respect to the Parent Common Stock as so adjusted.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement as of the date and year first above written.

PARENT

Tivic Health Systems, Inc.,
a Delaware corporation

By:
Jennifer Ernst, Chief Executive Officer

RECIPIENT

Signed:
Printed Name:
Address:

EXHIBIT D

NET WORKING CAPITAL CALCULATION EXAMPLE

[attached]

EXHIBIT E

EMPLOYEE RESTRICTIONS AND PROPRIETARY INFORMATION AGREEMENT

[attached]

EXHIBIT F

ASSIGNMENT AND ASSUMPTION AGREEMENT

[attached]

EXHIBIT G

TRADEMARK ASSIGNMENT AGREEMENT

[attached]

EXHIBIT H

PATENT ASSIGNMENT AGREEMENT

[attached]

EXHIBIT I

DOMAIN NAME, WEB SITE, AND SOCIAL MEDIA ASSIGNMENT AGREEMENT

[attached]

EXHIBIT J

ESCROW AGREEMENT

[attached]

EXHIBIT K

TRANSITION ASSISTANCE AGREEMENT

This Transition Assistance Agreement (“Agreement”) is entered into effective as of ______________, 2022 (the “Effective Date”), by and between RB Buyer Co, LLC, a Delaware limited liability company (“Buyer”) and Reliefband Technologies, LLC a Delaware limited liability company (“Seller”). The Seller and Buyer are from time to time referred to in this Agreement separately as a “Party” and collectively as the “Parties”. Capitalized terms used in this Agreement and not otherwise defined herein have the meanings ascribed to them in the Asset Purchase Agreement by and among the Seller, the Buyer and certain other parties dated October 7, 2022 (the “Purchase Agreement”).

RECITALS

A. On October 7, 2022, Seller, Buyer, the Beneficial Owners, and Parent entered into the Purchase Agreement, pursuant to which Seller agreed to sell to Buyer, and Buyer agreed to purchase from Seller, the Assets based on the terms and conditions provided therein.

B. On the date hereof, Buyer and Seller are consummating the transactions contemplated by the Purchase Agreement.

C. Prior to the date hereof, certain functions of the Business have been supported by services provided or arranged by Seller and certain of its Affiliates, and Buyer has the need for certain services as described on Exhibit A hereto to be performed for the benefit of the Buyer from time to time to continue the ordinary course of such Business (as more fully described in Section 1.1(a) below, collectively, the “Services”).

D. Seller is able and willing to provide the Services to Buyer, and Buyer desires to engage Seller on an arm’s-length basis as an independent contractor to provide the Services in accordance with the terms set forth in this Agreement.

AGREEMENT

For and in consideration of the mutual promises, representations and covenants contained in this Agreement and in the Purchase Agreement, the Parties agree as follows:

ARTICLE I

RETENTION OF SELLER

Section 1.1 Performance of Services.

(a) Buyer hereby engages and retains Seller to perform the Services and Seller hereby accepts and agrees to provide such Services to Buyer, in each case upon the terms and subject to the conditions set forth in this Agreement (including Exhibit A). All Services to be provided by Seller hereunder shall be performed at the request and under the direction of Buyer and for the duration provided in Exhibit A. Seller will provide, or cause to be provided, the Services beginning as of the Effective Date and, with respect to each itemized Service, until the earlier of (i) the date as of which Buyer requests such Service to be terminated pursuant to Section 4.2, (ii) the date provided for the termination of such Service in Exhibit A or (iii) when such Service has been fully performed by Seller as mutually agreed by the Parties (the period from the Effective

Date until the last Service is terminated or fully performed, the “Service Period”); provided, however, that Buyer may request Seller to extend the Service Period for a specific Service to the extent it determines it is reasonably necessary to do so long as Buyer notifies Seller of its determination to extend such Service Period at least 30 days prior to the expiration of the then scheduled termination of the Service Period and Seller agrees to so extend the Service Period. Such notice of extension shall also state the duration of extension of the applicable Service Period. The term “Services” as used in this Agreement does not include any services which are not set forth on Exhibit A (as may be amended in accordance with the terms of this Agreement) or otherwise provided by Seller to Buyer prior to the Closing, unless the Parties otherwise agree in writing. The scope, quality and quantity of the Services, and the amount and quality of the resources to be allocated by Seller to perform the Services, will be generally consistent with the scope, quality and quantity of the Services performed by Seller on its own behalf, or on behalf of its Affiliates, and the amount and quality of the resources dedicated to perform such Services, in the ordinary course prior to and as of the date of the Purchase Agreement. Without limiting the foregoing, Seller will provide that the time commitment by the applicable personnel to perform such Services following the Closing will be generally consistent with the time commitment of such personnel to provide such Services prior to and as of the date of the Purchase Agreement. In the event that the quantity of any particular Service becomes significantly greater on a sustained basis, Seller may (upon Buyer’s written consent not to be unreasonably withheld) engage third parties to provide all or a portion of such Service to Buyer and shall pass onto Buyer such cost.

(b) Seller shall determine the corporate facilities, personnel and resources to be used in rendering the Services and, except as specifically provided in Exhibit A, the individuals who will render such Services; provided, however, that unless otherwise agreed by the Parties, Seller will use commercially reasonable efforts to use corporate facilities, personnel and resources that are consistent with the manner in which the Services were performed prior to and as of the date of the Purchase Agreement. Seller shall maintain at its expense all Permits required for it to provide the Services.

(c) Seller will use commercially reasonable efforts to make the Services available with substantially the same degree of care as it employs in making similar services available for its own operations, and in any event using at least the same degree of care as it employed in providing the Services prior to and as of the date of the Purchase Agreement. Notwithstanding anything to the contrary herein, if Seller commits a material error with respect to, or incorrectly performs, fails to substantially perform or causes an unreasonable delay in the performance of any of the Services, then, at Buyer’s request, Seller will use its commercially reasonable efforts to promptly correct such error or re-perform or perform such Services at no additional cost to Buyer. If Seller fails to correct such error or re-perform or perform such Services within ten days of receipt of Buyer’s written notice of material error, incorrect performance, failure to substantially perform or unreasonable delay in performance, Buyer may choose to have such Services performed by a third party mutually agreeable to the Parties, in which case Seller will cooperate with such other third party, including by providing, without unreasonable delay, relevant records and information as are reasonably required to perform such Services. The reasonable fees and expenses incurred by Buyer in engaging a third party to perform such Services will offset any amounts for the same Services claimed by Seller to be due pursuant to this Agreement.

(d) If Seller elects to engage a third party to perform intercompany services it provides to its Affiliates generally and such subcontracting or outsourcing would result in an itemized Service being completely provided by such third party, then Buyer agrees to cooperate in good faith with the reasonable request to reach arrangements with such third party subcontractor or service provider for the provision of such itemized Service by such third party directly; provided, however, that (i) Seller shall provide Buyer with not less than 10 days’ written notice of its intention to subcontract or outsource such Service and (ii) unless and until Buyer has directly negotiated the provision of any such Service with such third party subcontractor or service provider, Seller shall continue to cause such Service to be provided to Buyer pursuant to the terms of this Agreement; provided, further, that to the extent the fees to be charged by such third party exceed the Fees (as defined in Section 2.1) that would otherwise have been paid by Buyer for such Service, then Seller shall reimburse Buyer for the amount of any such excess fees. Seller may use third party contractors, subcontractors or other service providers (collectively, “Subcontractors”) under contract with Seller or its Affiliates to provide any part of the Services, provided that use of any Subcontractors will not release Seller from its obligations hereunder and Seller will be fully responsible, financially and otherwise, for the Services provided by each such Subcontractor to the same extent as if Seller had performed the Services itself.

(e) Nothing herein shall be deemed to restrict either Party or its Affiliates or its or their respective directors, officers, employees, agents, consultants and advisors (“Representatives”) from engaging in any business, or from contracting with other parties, including, without limitation, Affiliates of Seller, for similar or different services.

(f) Seller will assist Buyer in the transition of the Services to Buyer, one of Buyer’s Affiliates or another third party provider, provided, that each of the Parties acknowledges and agrees that neither Seller nor any of its Affiliates shall be responsible for any costs, expenses, losses or other consequences arising from the inability or failure on the part of Buyer or any of its Affiliates to provide the Services for itself or to arrange for replacement services to be provided by third parties, in either case, from and after the expiration of Seller’s obligations hereunder to provide such Services.

Section 1.2 Additional Services. Seller acknowledges that there may be additional services which have not been identified herein but which have been used by Seller with respect to the Business prior to the date hereof and that may be required or desired by Buyer in order for Buyer to continue to operate the Business in the manner conducted prior to and as of the date of the Purchase Agreement. Buyer will have the right to request that Seller provide such additional services to the extent such services are part of services that have been used by Seller with respect to the Business prior to and as of the date of the Purchase Agreement (“Additional Services”). Within ten Business Days of notice of Buyer’s request for Additional Services, Seller and Buyer will negotiate in good faith the terms of the provision of any such Additional Service, including the additional fees for such Additional Service and the duration of such Additional Service and shall document the provision of such Additional Service for the purpose of amending this Agreement and Exhibit A. Upon such amendment, any Additional Service will be deemed to be a Service and Exhibit A will be amended to incorporate such Additional Service.

Section 1.3 Third-Party Consents.

(a) The Parties acknowledge and agree that it may be necessary in connection with Seller providing the Services to obtain from third parties certain consents, permits, licenses, and or sublicenses (the “Service Consents”) in order for (i) Seller to use third-party applications, systems, networks, services and the like in the provision of certain Services and/or (ii) Buyer to receive certain Services. Seller shall bear all costs related to obtaining any Service Consents.

(b) Subject to Section 2.2, the Parties will cooperate to obtain the Service Consents; provided, however, that if the Service Consents cannot reasonably be obtained in a timely manner without commercially unreasonable effort or expense, the Parties will cooperate in good faith to arrange for mutually acceptable alternative methods of delivering any applicable Service.

(c) Buyer shall be responsible for obtaining any consents from third parties to use and access any software, hardware, databases, data or other third-party property or materials to be used by Buyer to replace any Services after the expiration of Seller’s obligations hereunder to provide such Services.

Section 1.4 Outside Services and Expenses. Except to the extent set forth in Exhibit A and for the Fees payable in accordance with this Agreement, each Party will bear all costs and expenses incurred by it in connection with the negotiation, preparation, execution and performance of this Agreement and the provision of Services.

Section 1.5 Disclaimer; Limited Liability; Indemnification.

(a) EXCEPT AS EXPRESSLY PROVIDED IN SECTION 1.1, (A) SELLER MAKES NO GUARANTEES OR WARRANTIES OF THE SERVICES TO BE PROVIDED HEREUNDER, (B) THE SERVICES WILL BE PROVIDED ON AN “AS IS” AND “WITH ALL FAULTS” BASIS AND (C) THERE ARE NO EXPRESS OR IMPLIED REPRESENTATIONS, WARRANTIES OR GUARANTEES, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE, RELATING TO THE SERVICES OR THE QUALITY OR RESULTS OF THE SERVICES TO BE PERFORMED UNDER THIS AGREEMENT, AND ALL SUCH WARRANTIES ARE EXPRESSLY DISCLAIMED. SELLER MAKES NO GUARANTEE OR WARRANTY OF THE CORRECTNESS, COMPLETENESS, CURRENTNESS, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY DATA PROVIDED TO BUYER.

(b) Each Party (the “Indemnifying Entity”) shall, to the fullest extent permitted by applicable Law, assume all liability for, and shall defend, indemnify and hold the other Party its Affiliates and its or their respective directors, officers, employees and other Representatives harmless from and against all Losses suffered, paid or incurred by any of them resulting from the gross negligence, willful misconduct or fraud by or on the part of the Indemnifying Party or its Affiliates or its or their respective Representatives arising from this Agreement.

(c) Notwithstanding the foregoing, no Party, nor their Affiliates nor any of their respective officers, directors, managers, members, partners, stockholders, employees, agents contractors or subcontracts shall be liable for any exemplary, special, indirect, punitive, incidental or consequential losses, damages or expenses, including business interruption or loss profits or data in connection with the provisions of the Services or arising out of this Agreement; the foregoing shall apply irrespective of whether the possibility of such damages, lost profits or losses are (i) the reasonably foreseeable result of the relevant breach of this Agreement or (ii) disclosed in advance.

Section 1.6 Systems Access. To the extent that a Party and/or its Affiliates will be given access to the computer system(s), infrastructure, databases, software, facilities or networks of the other Party or of any third-party provider (“Systems”), such access shall be limited to access reasonably required in connection with performance or receipt of the Services. Each Party shall cause its personnel and any personnel of its Affiliates with such access to comply with the system security policies, standards, procedures and requirements of the other Party or any third-party provider, as reasonably revised from time to time, with regard to the Systems or in any applicable license agreement or lease agreement in effect with regard to the Systems (the “Security Regulations”), and will not tamper with, compromise or circumvent any security or audit measures employed by the other Party or any third-party provider, as applicable; provided, in either case, that such Party has prior notice of the applicable Security Regulations or security or audit measures.

Section 1.7 Representatives. Each Party will designate an employee, officer, or authorized representative who maintains sufficient authority to contractually bind the respective Party, to be the primary point of operational contact with respect to the Services. Seller warrants that its designee will be empowered to cause the performance and delivery of the Services. Seller’s designee will have overall responsibility for coordinating on behalf of Seller the performance and delivery of the Services and for coordinating the performance of the Services with the designee of Buyer. Subject to the other provisions hereof, each Party will make commercially reasonable efforts to channel all communications to the other Party regarding the Services and this Agreement through their respective designee.

Section 1.8 Policies and Procedures. Buyer shall, in connection with receiving the Services from Seller, follow commercially reasonable practices relating to such Services as are reasonably necessary in order to enable Seller to perform such Services. To the extent that Seller does not already have the information and documentation, Buyer will make available, as reasonably requested by the Seller, sufficient resources and timely decisions, approvals and acceptances in order that the Seller may accomplish its obligations hereunder in a timely manner, to the extent that such resources are within Buyer’s control.

Section 1.9 Insurance. Seller shall maintain commercial liability insurance during the term of this Agreement on commercially reasonable and available terms, which insurance shall name Buyer, and any of its Affiliates, as may be requested by the Buyer, as additional insured. Seller shall provide customary certificates of insurance to Buyer on an annual basis to the extent requested in writing by Buyer.

ARTICLE II

COMPENSATION

Section 2.1 Compensation for Services. The fees to be paid for each Service (the “Fees”) shall be the reasonable, actual, supported costs of employees, consultants or third-party vendors working on the project or providing the contemplated services and exclusive of any mark-ups or overhead allocations (the “Actual Cost”)The Fees will constitute full payment by Buyer for the Services, including any and all amounts due to any Subcontractors, which will be the sole responsibility of Seller. During the Service Period, Seller will invoice Buyer for the Fees in arrears on a monthly basis, unless otherwise specified in Exhibit A, reasonably itemizing the basis for each invoice amount. Unless otherwise provided in Exhibit A, payment terms will be net 30 days from the date of invoice, and payments will be made in U.S. dollars. Within 30 days after the receipt of each such invoice, Buyer will remit payment of the full amount of each such invoice to the Seller.

Section 2.2 Audit. If Buyer wishes to perform an audit with respect to any Fees or Services (such audit to be performed at the sole cost and expense of Buyer), then Seller will cooperate in such audit, including by making available documents, information and personnel to the accounting firm appointed by Buyer for the purposes of such audit. If the results of the audit reveal a discrepancy between the Actual Cost for any Service and the amount invoiced for such Service for one or more period(s) of invoice, then Seller will reimburse to Buyer the difference between the amount invoiced and the Actual Cost of such Service, as revealed in the audit, and will reimburse Buyer for all reasonable costs, fees and out-of-pocket expenses related to the audit.

Section 2.3 Material Changes in Costs. The charges for Services set forth on Exhibit A are based on certain assumptions acknowledged and agreed to by the Parties regarding the underlying costs of providing the Services. If events occur that cause a material change in the underlying costs of providing the Services, the Parties hereby agree to negotiate in good faith in order to (a) provide for a proper refund to Buyer in cases where the Seller has already been paid and the charges have been overestimated, (b) provide for a proper supplemental payment in cases where the Seller has already been paid and the charges have been underestimated and (c) adjust the charges that Buyer will be required to pay going forward for the continued provision of the Services.

Section 2.4 Taxes. Each Party shall be responsible for (a) any real or personal property taxes on property it owns or leases, (b) franchise and similar taxes on its business, (c) the employment taxes of its employees and (d) taxes based on its net income. Except as provided in the immediately preceding sentence, Buyer shall be responsible for all taxes in connection with this Agreement, including any sales, use, excise, value added, services, consumption and other taxes assessed on the provision of Services by Seller, on the fees and expenses paid by Buyer pursuant to this Agreement, and on any goods or Services used or consumed in connection with the provision of Services under this Agreement. Seller shall be responsible for filing all tax returns with respect to the taxes specified in the preceding sentence and paying all such taxes on a timely basis, only except where the law imposes such obligations directly on Buyer, and Buyer shall promptly reimburse Seller for all taxes (but not interest or penalties) paid by it that are to be borne by Buyer pursuant to this Section 2.5.

ARTICLE III

CONFIDENTIALITY; OWNERSHIP OF DATA AND NO GRANT OF LICENSE

Section 3.1 Confidentiality.

(a) Each Party agrees that all proprietary, secret or confidential information (including the Buyer Data) concerning the other Party acquired in the course of the Services being provided or received, as applicable, hereunder shall only be used in accordance with this Agreement and only for the purposes of performing its obligations or exercising its rights under this Agreement and, except as expressly set forth in this Agreement or in any other written agreement or instrument between the Parties, will not be disclosed by the other Party, its agents or employees without the prior written consent of the first Party. Each Party shall hold and shall cause its Representatives to hold in strict confidence all such proprietary, secret or confidential information unless (i) such Party is compelled to disclose such information by judicial or administrative process or, in the opinion of its counsel, by other requirements of law or (ii) such information can be shown to have been (A) in the public domain through no fault of such Party or (B) lawfully acquired on a non-confidential basis from other sources.

(b) Notwithstanding the foregoing, such Party may disclose such information to its Representatives on a need to know basis so long as such persons are informed by such Party of the confidential nature of such information, are directed by such Party to treat such information confidentially in accordance with the terms of this Agreement and agree to do so. If such Party or any of its Representatives becomes legally compelled to disclose any documents or information subject to this Section 3.1, such Party will promptly notify the other Party so that the other Party may seek a protective order or other remedy or waive such Party’s compliance with this Section 3.1. If no such protective order or other remedy is obtained or waiver granted, such Party will furnish only that portion of the information that it is advised by legal counsel is legally required and will exercise its reasonable efforts to obtain adequate assurance that confidential treatment will be accorded such information. Such Party agrees to be responsible for any breach of this Section 3.1 by it and its Representatives.

(c) Each Party will use the same care and discretion as it uses to protect its own proprietary, secret or confidential information from undesired disclosure, publication and dissemination, and in any event reasonable care and discretion, to protect the proprietary, secret or confidential information of the other Party that is in its possession or under its control from disclosure, publication, and dissemination. Except as otherwise agreed upon in writing by the Parties, Seller shall not make use of any proprietary, secret or confidential information (including the Buyer Data (as defined below)) for its own benefit or for the benefit of any third party.

Section 3.2 Ownership of Data; No Grant of License. All records, data files (and the data contained therein, including personally identifiable data), input materials, reports and other materials received, computed, developed, processed or stored for or on behalf of Buyer by or at the direction of Seller (collectively the “Buyer Data”) pursuant to this Agreement following the Closing will be the exclusive property of Buyer. Neither Seller nor any of its Subsidiaries or Affiliates nor any of their respective Representatives will possess any interest, title, lien or right in connection therewith. Seller will not, and will cause its Subsidiaries, Affiliates and Representatives not to, sell, assign, lease, commercially exploit Buyer Data or otherwise use Buyer Data for any purpose other than in support of Seller’s obligations hereunder. Upon termination of any Service provided hereunder, Seller will, upon request of Buyer, promptly provide Buyer reasonable access to retained Buyer Data, whereupon such Buyer Data will be transferred to Buyer, deleted, or otherwise made available to Buyer as Buyer may request. Such access to, deletion, and/or transfer of Buyer Data will be provided by Seller to Buyer and its Representatives at no charge to Buyer. Nothing contained in this Section 3.2 shall reduce, terminate or otherwise affect Seller’s rights under the Purchase Agreement and other transactional documents related thereto.

Section 3.3 Data Protection. While carrying out its duties under this Agreement, Seller shall only use personal data received from Buyer (a) in such a manner as is necessary to carry out the Services, (b) in accordance with the instructions of Buyer, (c) in accordance with applicable Laws relating to the protection of information commonly known as “sensitive personal information,” “personally identifiable information,” “personal information,” “personal data” or similar terms, and (d) using appropriate technical and organizational measures to protect the security of personal data in accordance with applicable Laws and to prevent the unauthorized or unlawful processing of such personal data and/or the accidental loss or destruction of, or damage to, such personal data.  If Seller becomes aware of, or reasonably suspects, a breach of the security of personal data, Seller shall notify Buyer without undue delay and shall reasonably cooperate with Buyer with regard to such incident in order to assist Buyer in its investigation and response to the incident.

Section 3.4 No Grant of License. The Parties acknowledge that the other party is not by this Agreement granting any right or license whatsoever, by implication, estoppel, or otherwise, to the other party to utilize any information, know-how, proprietary data, trademarks, copyrights or patent rights that a Party may have or may secure in the future.

ARTICLE IV

MISCELLANEOUS

Section 4.1 Notices. All notices and other communications hereunder shall made in accordance with Section 11.1 of the Purchase Agreement.

Section 4.2 Term and Termination.

(a) The term of this Agreement shall commence as of the Effective Date. Subject to this Section 4.2, Seller will provide each Service until the end of the Service Period applicable to such Service.

(b) Unless otherwise set forth on Exhibit A, Buyer may terminate any one or more of the Services or, from time to time, any part thereof on at least 60 days’ written notice to Seller, which notice will set forth the Service or portion thereof to be terminated and the termination date. Buyer will not be liable for any fees or other liability arising from Seller’s performance of any such Service after the expiration of the Service Period or termination date of such Service. In addition, in the event of a material default hereunder by a Party, the non-defaulting Party may terminate its performance of or payment for, as the case may be, the specific Service to which such breach relates if such default remains uncured and is continuing for 30 days after receipt by the defaulting Party of such written notice of intent to terminate its performance or payment, as the case may be; provided, that the duties and obligations of the defaulting Party which have accrued prior to the termination of such Service will not be released or discharged by such termination. During the pendency of any dispute resolution process with respect to any such purported default, the Service in dispute will continue to be provided and paid for in accordance with this Agreement.

(c) Upon termination of this Agreement, all rights and obligations of each Party hereunder (other than as to any payments due hereunder), shall cease as of the effective date of such termination, and any amounts owed by either Party hereunder shall be paid in full. Notwithstanding the foregoing, Articles II, III and IV and Section 1.5 shall survive termination of this Agreement.

(d) If this Agreement or any Service is terminated, Seller will continue to provide Buyer with reasonable access to all relevant records and other information as is reasonably necessary or requested by Buyer.

Section 4.3 Dispute Resolution. Any dispute regarding this Agreement shall be resolved in accordance with Sections 11.10, 11.11 and 11.12 of the Purchase Agreement.

Section 4.4 Independent Contractor. Seller shall be an independent contractor and not an employee of, or partner or joint venturer with, Buyer. The Parties are not joint employers for any purpose, and Seller will have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of its employees and Representatives providing Services hereunder.

Section 4.5 Force Majeure. Seller shall not be in default of this Agreement or liable to Buyer for any delay or default in performance where arising from any act of God, including, but not limited to, fire, flood, storm, earthquake, war, pandemic, epidemic, armed conflict or economic dislocation resulting from embargoes, riots, and action of any civil or military authorities (including, priorities and allocations) (each, a “Force Majeure Event”). Upon the occurrence of a Force Majeure Event, Seller will provide written notice to Buyer of such circumstances and will use reasonable efforts to resume performance as quickly as possible. The Parties will promptly confer, in good faith, on what action may be taken to minimize the impact, on both Parties, of such Force Majeure Event. During the period of a Force Majeure Event that prevents or delays the provision of Services, Buyer shall be entitled to seek an alternative service provider with respect to any Services impacted by such Force Majeure Event and shall be relieved of the obligation to pay Seller any Fee relating to such Services throughout the duration of such Force Majeure Event.

Section 4.6 Entire Agreement. This Agreement and the Purchase Agreement constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both oral or written, with respect to such subject matter. In case of conflict between the terms and conditions of this Agreement and Exhibit A, the terms and conditions of Exhibit A will control and govern as it relates to the Services to which those terms and conditions apply. In the event of any inconsistency between the terms of this Agreement and the Purchase Agreement, the terms of the Purchase Agreement will control.

Section 4.7 Amendment; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by the Parties at any time. Any failure of Buyer, on the one hand, or Seller, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Seller (with respect to any failure by Buyer) or by Buyer (with respect to any failure by Seller), respectively, only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 4.8 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 4.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail, DocuSign or other means of electronic signature or transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 4.10 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 4.11 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. Subject to Section 11.11 of the Purchase Agreement, any Proceeding initiated over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby shall be initiated exclusively in any federal or state court located within the county of Wilmington, State of Delaware, and the Parties further agree that venue for all such matters shall lie exclusively in those courts. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection that they may now or hereafter have, including any claim of forum non conveniens, to venue in the courts located in Wilmington, Delaware. The Parties agree that a judgment in any such dispute may be enforced in other jurisdictions by Proceedings on the judgment or in any other manner provided by Law.

Section 4.12 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 4.13 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 4.14 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Transition Assistance Agreement has been duly executed and delivered by the below duly authorized officer of each Party as of the date first above written.

SELLER:

RELIEFBAND TECHNOLOGIES, LLC.
a Delaware limited liability company

By:

BUYER:

RB Buyer Co, LLC,
a Delaware limited liability company

By: